     As filed with the Securities and Exchange Commission on January 14, 2005.

Registration No. 333-120512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

PRE-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCERIS COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Florida	4822	59-2291344

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

Acceris Communications Inc.
9775 Business Park Avenue
San Diego, CA 92131
(858) 547-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Meenan
Chairman of the Board
Acceris Communications Inc.
9775 Business Park Avenue
San Diego, CA 92131
(858) 547-5700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Ralph V. DeMartino, Esq.
Dilworth Paxson LLP
1818 N Street N.W., Suite 400
Washington, DC 20036
(202) 452-0900
Facsimile: (202) 452-0930

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ].

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered(1)	Per Unit	Offering Price	Registration Fee(4)
Common Stock, $0.01 par value	5,681,818	$0.88 (2)	$5,000,000.00	$633.50
Common Stock, $0.01 par value	1,000,000	$1.20 (3)	$1,200,000.00	$152.04
Common Stock, $0.01 par value (4)	6,681,818	—	—	—
Totals				$785.54

(1)	This registration statement includes 5,681,818 shares of common stock (the Note Shares) issuable upon conversion of the Secured Convertible Term Note, subject to adjustment, and up to 1 million shares of common stock (the Warrant Shares) issuable upon exercise of the Common Stock Purchase Warrants, issued to and held by Laurus Master Fund Ltd. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Note and Warrants, together with such additional shares as may be issued because of interest payable in stock, future dividends, stock distributions, stock splits or similar capital adjustments.

(2)	Based on the conversion price of the Secured Convertible Term Note, pursuant to Rule 457(g) (1) under the Securities Act of 1933, as amended.

(3)	Based on the proposed maximum exercise price of the Common Stock Purchase Warrants pursuant to Rule 457(g)(1) under the Securities Act of 1933, as amended.

(4)	Represents the Note Shares and the Warrant Shares which may be resold by the holder thereof. Pursuant to Rule 457(f) (5) no additional fee is therefore payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

2

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

ACCERIS COMMUNICATIONS INC.

6,681,818 shares of Common Stock

     This prospectus relates to our prospective issuance of 5,681,818 shares of common stock, the Note Shares, upon conversion of principal and/or interest pursuant to a Secured Convertible Term Note, or Note, and up to one million shares, the Warrant Shares, issuable upon exercise of outstanding Common Stock Purchase Warrants or Warrants, and the resale of such shares by the Selling Holder.

     Our common stock is traded on the Over-The-Counter Bulletin Board (OTC-BB) under the symbol “ACRS.0B.” On January 3, 2005, the reported closing transaction price of our common stock was $0.60 per share. The address of our principal executive offices is 9775 Business Park Avenue, San Diego, CA 92131, and our telephone number is (858) 547-5700.

     Investing in our common stock involves a high degree of risk. You should consider carefully the “Risk Factors” beginning on page 2 of this prospectus before purchasing any common stock offered. In deciding whether to purchase shares of common stock offered or, if you are the holder of the Note or the Warrants, in deciding whether to convert the Note or exercise the Warrants, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any different information.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2005.

Acceris has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or the documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this prospectus does not mean that there have not been any changes in Acceris’ condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.

This prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this prospectus speak only as of their date, except where they specify that other dates apply. The information in this prospectus may not be complete and may be changed. Neither Acceris nor the Selling Holder may sell and the Selling Holder may not exercise the Common Stock Purchase Warrants or convert the Note until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to purchase or exercise these securities and it is not soliciting an offer to purchase or exercise these securities in any state where the purchase or exercise is not permitted.

SUMMARY

     This summary presents selected information from this prospectus. You should carefully read this entire prospectus and the documents to which the prospectus refers in order to understand this offering. See “How to Obtain Additional Information.” All amounts disclosed in $000’s, except for share and per share information, unless otherwise indicated.

Company Overview

     We are a broad-based communications company, servicing residential, small and medium-sized businesses and corporate accounts in the United States. We provide a range of products from local dial tone, domestic and international long-distance voice services to fully managed, integrated data and enhanced services. We are a US facilities-based carrier with points of presence in 30 major US cities. Our voice network features 11 voice switches and nationwide Feature Group D access. Our data network consists of 17 Nortel Passports that have recently been upgraded to support multi-protocol label switching. Finally, we have relationships with multiple tier I and tier II providers in the U.S. and abroad.

     We currently manage our Company through two business segments. Our Telecommunications segment offers a broad selection of voice and data telecommunications products and services to residential and commercial customers through a network of independent agents, primarily via multi-level marketing (“MLM”) and commercial agent programs. Our Technologies segment offers a proven network convergence solution for voice and data in Voice over Internet Protocol (“VoIP”) communications technology and holds two foundational patents in the VoIP space (U.S. Patent Nos. 6,243,373 and 6,438,124, together the “VoIP Patents”). We are pursuing efforts to license the technology supported by our patents to carriers and equipment manufacturers and suppliers in the Internet Protocol (“IP”) telephony market.

     The Company has been organized through the assembly, from 2001 to 2003, of bankrupt and financially distressed assets. Several reorganizations have occurred during this time and additional reorganizations may be required in the future as the Company deploys strategies to maximize operational efficiencies and to achieve an appropriate capital structure. These are considered necessary elements of the value creation strategy of the Company.

The Securities Offered

     This prospectus relates to the issuance and sale by the Company and the resale by the Selling Holder of up to:

• 5,681,818 shares of our common stock issuable to the Selling Holder upon conversion of principal and interest payable pursuant to the Secured Convertible Term Note; and

• 1,000,000 shares of our common stock issuable upon exercise of Common Stock Purchase Warrants held by the Selling Holder.

Risk Factors

     The purchase of Acceris’ common stock involves a high degree of risk. You should convert the Note or exercise your Warrants or purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors.” We have not authorized anyone to give you information or to make any representation other than those contained in this prospectus.

Use of Proceeds

     We expect to use any proceeds from the exercise of the Warrants primarily for working capital and general corporate purposes. The Company will not receive any of the proceeds from the sale of shares by the Selling Holder. See “Selling Holder.”

RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in our public filings before making an investment decision about our common stock. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following risks actually occurs, our business, operating results or financial condition could suffer, the market value of our common stock could decline and you could lose all or part of your investment.

Risks Related to our Business

The telecommunications business is in transition and we are considering our strategic alternatives

     The Company targets revenue growth by broadening our product offerings. In 2004 the addition of a local and long distance bundled offering targeted at consumer customers was expected to provide revenue expansion, while the Company continued its strategy of allowing attrition of lower revenue 10-10-xxx customers. The objective of this strategy was to allow the Company to increase the average monthly revenue per customer, resulting in a greater contribution per customer providing greater operating leverage of the business’s fixed cost base. The Company launched a local and long distance bundled offering early in 2004 and the product soon gained acceptance in five states: New Jersey, New York, Pennsylvania, Massachusetts and Florida. By mid-year 2004, regulatory uncertainty initially created by a court decision created a lack of clarity regarding the ongoing profitability/existence of UNE-P. Some felt that everything would soon settle and that things would continue as they existed prior to the court decision, while others felt that a new business model would exist but that uncertainty existed surrounding the economics of any such business model, while others felt that changes were occurring that would change telecommunications forever in the United States in a negative manner for companies like Acceris. Long distance carrier AT&T announced its decision to exit the local residential market. In response to these legal and regulatory developments, the Company made the decision to put its geographic expansion plans on hold, while continuing to market to existing states. Of the approximately 350,000 customers that the Company has, approximately 15,000 are affected by UNE-P. On the cost side of the business, we continued our integration initiatives and resized the organization for our revised revenue expectations. Additionally, we began to assess whether we should expand through strategic acquisitions to take advantage of economies of scale or whether we should attempt to divest some or all of our telecommunications operations. The expansion of operations through strategic acquisitions would require substantial additional capital which may not be available to us. The Company has hired a third party advisor to assist management in considering its strategic options.

We are dependent upon outside financing to meet our ongoing capital requirements.

     We have incurred substantial operating losses and negative cash flows from operations since inception and have a net capital deficiency and negative working capital. We have historically financed our operations through related party debt with our controlling stockholder, Counsel Corporation (“Counsel”), and through a revolving credit facility with an outside party. In 2003, we completed a debt restructuring pursuant to which approximately $40,700 of existing debt was converted into common equity. Given the significant amount of capital deficiency, we may need to complete further debt restructurings, which may have an adverse affect on all common stockholders. The credit facility with the asset based lender matures on June 30, 2005. The Company is seeking to locate a replacement credit facility. There is no certainty that we will be able to do so or that we can do so on favorable terms.

We may need to settle the convertible notes in cash

     Conversion of existing convertible notes is primarily at the option of the holders. Should the holders of the Company’s notes decide not to convert or should other conditions not be met regarding stock price, the Company may be required to deliver cash to settle amounts due in respect of interest, amortization payments and/or principal at various times in the future. The Company’s independent accountants have given the Company a going concern qualification in each of 2002 and 2003, and a similar reference is expected on the Company’s 2004 independent accountants’ reports. Additionally, the Keep Well from Counsel Corporation expires on June 30, 2005 and is not expected to be extended. Finally, the working capital credit facility provided by the asset based lender expires on June 30, 2005 and management is working to replace this credit facility on favorable terms. Should management’s plans to improve operations, replace the existing asset based lender or otherwise not occur on a timely basis or on favorable terms, sufficient cash flows may not be available to meet the obligations of the Company as they become due.

We are primarily dependent upon an ongoing commitment from Counsel to fund, through long-term intercompany advances or equity contributions, all of our capital investment, working capital or other operational cash requirements through June 30, 2005.

     While Counsel did convert approximately $40,700 of its debt into 13,428,492 shares of our common stock on November 30, 2003, thereby remaining our single largest stockholder, there remains significant debt to Counsel of approximately $50,000 as of December 31, 2004, which is partially subject to an accelerated maturity in certain circumstances, including but not limited to capital raise and the sale of the securities in other enterprises that we own. The remaining debt matures on January 31, 2006, and the commitment from Counsel to fund us terminates on June 30, 2005. We do not expect that Counsel will extend its commitment beyond June 30, 2005. Should Counsel be unable or unwilling to meet its commitment to provide us financial support as and if necessary, and in the event cash flow from operations is insufficient to cover the maturing debt as it becomes due, we would be required to restructure our debt with Counsel and/or further extend payments of principal or interest or find alternative funding to replace the related party debt and funding commitment. There can be no assurance that we will be able to do so. If we are not, we may have to evaluate opportunities to sell assets or obtain alternative financing with terms that are not favorable to us. Even if we were able to do so, such restructuring may be done on terms and conditions that are not favorable to us. See “Certain Relationships and Related Transactions.”

Our assets serve as collateral under several facilities. If we were to default on any of these loans, the secured lenders could foreclose on our assets. In that event, we would be unable to continue our operations as they are presently conducted.

     Our asset-based lender has first priority over all the assets and a pledge of shares of the Company’s common stock owned by the controlling shareholder of the Company. The asset-based facility provides the Company advances based on outstanding billings, subject to certain restrictions. This facility matures on June 30, 2005. The Company expects to replace this senior lender in 2005. There can be no certainty that we will be successful in our efforts. If we are not, we may have to evaluate opportunities to sell assets with terms that are not favorable to us. Even if we were able to do so, such restructuring may be done on terms and conditions that are not favorable to us.

     In October 2004 we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd. pursuant to the terms of a secured convertible term note in the principal amount of $5,000. The note is collateralized by a blanket security interest in our assets and a pledge of the stock of certain of our subsidiaries, and is subordinate to our asset-based lender. Our assets also secure approximately $16,000 of convertible debt as of December 31, 2004 to Counsel under the Senior Convertible Loan and Security Agreement entered into in March, 2001. The shares of one of our subsidiaries secure approximately $27,000 of debt to Counsel pursuant to various other loan agreements. All Counsel debt is subordinate in favor of our asset-based lender and Laurus Master Fund, Ltd. If we should default under the repayment provisions of the secured facilities, the secured lenders could seek to foreclose on our primary assets in an effort to seek repayment under the notes. If a secured lender was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

Our operations are dependent on leased telecommunications lines.

     We use other companies to provide data communications capacity via leased telecommunications lines and services to and from geographic areas that are not covered by our own network. MCI, Verizon, AT&T, Global Crossing, Qwest, Bell South, other regional and international companies provide significant portions of the leased telecommunications lines and services that we use. If any of these suppliers were unable or unwilling to provide or expand their current levels of service to us in the future, the services we offer our subscribers would be affected. Although leased telecommunications lines are available from several alternative suppliers, we might not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. Significant interruptions of our telecommunications services might occur in the future, and we might not be able to provide the level of service we currently offer. Changes in tariffs, regulations, or policies by any of our telecommunications providers might limit or eliminate our ability to continue to offer long-distance or local dial tone service on commercially reasonable or profitable terms.

We are dependent upon the services of others for billing, collection and network services.

     We utilize the services of certain competitive local exchange carriers (“CLECs”) to bill and collect from customers for a significant portion of our revenues. If the CLECs were unwilling or unable to provide such services in the future, we would be required to significantly enhance our billing and collection capabilities in a short amount of time and our collection experience could be adversely affected during this transition period. If the CLECs were unable to remit payments received from their customers relating to our billings, our operations and cash position could be adversely affected. Management believes we have strong business relationships with the CLECs.

     We depend on certain large telecommunications carriers to provide network services for significant portions of our telecommunications traffic. If these carriers were unwilling or unable to provide such services in the future, our ability to provide services to customers would be adversely affected and we might not be able to obtain similar services from alternative carriers on a timely basis. Management believes we have strong business relationships with our important carriers.

We are a growing company that must attract new subscribers and minimize the rate of customer attrition in an industry with larger and better capitalized competitors.

     We are a growing business that faces several challenges, especially when compared to larger companies in the same business, including:

•	a small management team

•	limited capital and financial resources

•	our small size

•	a small market share

     All these factors might make us unable to compete with larger, older, better capitalized businesses.

     In order to increase our subscribers, we must be able to replace terminating subscribers and attract new subscribers. However, the sales and marketing expenses and other subscriber costs associated with attracting new subscribers are substantial. Our ability to improve or maintain operating margins will depend on our ability to retain and attract new subscribers. While we continue to invest resources in the telecommunications infrastructure, customer support resources, sales and marketing expenses and subscriber acquisition costs, our future efforts might not improve subscriber retention or acquisition.

We may not be able to utilize income tax loss carry forwards.

     Restrictions in our ability to utilize income tax loss carry forwards have occurred in the past due to the application of certain changes in ownership tax rules in the United States. There is no certainty that the application of these rules may not reoccur, resulting in further restrictions on our income tax loss carry forwards existing at a particular time. Any such additional limitations could require us to pay income taxes in the future and record an income tax expense to the extent of such liability. We could be liable for income taxes on an overall basis while having unutilized tax loss carry forwards since these losses may be applicable to one jurisdiction and/or particular line of business while earnings may be applicable to a different jurisdiction and/or line of business. Additionally, income tax loss carry forwards may expire before we have the ability to utilize such losses in a particular jurisdiction and there is no certainty that current income tax rates will remain in effect at the time when we have the opportunity to utilize reported tax loss carry forwards.

Acquisition of companies, products or technologies may result in disruptions in business and diversion of management attention, adversely impacting our business, results of operations and financial condition, and making period to period comparisons difficult.

     Acquisitions of complementary companies, products or technologies which we have recently made, or which we may make in the future, will require the assimilation of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Acquisitions may therefore cause disruptions in operations and divert management’s attention from day to day operations, which could impair our relationships with current employees, customers and strategic partners. Although we currently have no understandings, commitments or agreements with respect to any additional acquisitions, any such acquisitions may be accompanied by the risks commonly encountered in such transactions. We may also have to, or choose to, incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for an acquisition could be substantially dilutive to our stockholders’ holdings. In addition, our profitability may suffer because of such acquisition-related costs or amortization costs for tangible and intangible assets. Our inability to address such risks or to fulfill expectations regarding revenues from acquired businesses, products and technologies could have a material adverse effect on our business, operating results and financial condition. We have completed several acquisitions over the past three years and may complete acquisitions in the future, which makes it difficult to compare our financial results on a period to period basis.

We must be able to develop and implement an expansion strategy and manage our growth.

     Our ability to develop and implement an expansion strategy, manage the same and respond to growth will be critical to our success. To accomplish our growth strategy, we will be required to invest additional capital and resources and expand our geographic markets. We cannot assure you that we will be successful in developing, implementing or managing any such growth strategies. If we are successful in our growth strategy, there will be additional demands on our customer support, marketing, administrative and other resources. There can be no assurance we will be able to manage expanding operations effectively or that we will be able to maintain or accelerate our rate of growth.

We face risks inherent in new product and service offerings as well as new markets.

     From time to time we introduce new products and services or expand our previous product and service offerings to our existing and target markets. For instance, in the fourth quarter of 2003 we announced the introduction of local exchange service under the terms of the Unbundled Network Element Platform authorized by the 1996 Act. Our prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing new lines of business in a rapidly changing industry. Although we believe we can successfully differentiate our product and service offerings from others in the marketplace, we must be able to compete against other companies who may already be established in the marketplace and have greater resources. There can be no assurance we will be successful in adding products or services or expanding into new markets or that our administrative, operational, infrastructure and financial resources and systems will be adequate to accommodate such offerings or expansion.

We are dependent upon the services of independent agents.

     Our market penetration primarily reflects the marketing, sales and customer service activities of our independent agents, who market our products and services on a commission basis. The use of these agents exposes us to significant risks, including the fact that we depend on the continued viability, loyalty and financial stability of our agents. Our future success depends in large part on our ability to recruit, maintain and motivate our agents. We are subject to competition in the recruiting of agents from other organizations that use agents to market their products and services, including those that market telecommunications services. Because of the number of factors that affect the recruiting, performance and viability of our agents and our relationship with our agents, we cannot predict when or to what extent we will be able to continue to recruit, maintain and motivate agents effectively, nor can we predict the difficulties or costs associated with terminating any of our agency relationships.

We are reliant on our billing solutions.

     We rely on three billing solutions to bill customers. If those technologies fail to operate as expected, there is a risk that revenue could be lost or that customers could be billed incorrectly. Our billing systems are dependent on data feeds from switch sites across the United States. Should those switches fail to capture or retain such data there is a risk that revenue could be lost or that customers could be billed incorrectly.

Our principal stockholder has voting control over us and certain of our executive officers are employees and stockholders of Counsel.

     As of the date of this prospectus, Counsel owns over 90% of our outstanding common stock. As a result, Counsel controls all matters requiring approval by the stockholders including the election of the Board of Directors and significant corporate transactions. Our Board of Directors establishes corporate policies and has the sole authority to nominate and elect our officers to carry out those policies. Our Chief Executive Officer, our President, Chief Financial Officer and Corporate Secretary are all employees of Counsel Corporation, and other than the Chief Executive Officer they do not have direct employment agreements with Acceris. Services in respect of Counsel staff working at Acceris are paid for pursuant to a management services agreement that exists between Counsel and Acceris. The control by Counsel could delay or prevent a change in control of Acceris, impede a merger, consolidation, takeover or other business combination involving us and discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. Other stockholders therefore will have limited participation in our affairs. The eight member board of directors has four members independent of Counsel, including the Chairman. The board established an independent committee of the board in 2004 to consider recommendations of the Company’s management for potential merger and acquisitions activities.

Our future performance relies on attracting and retaining key employees.

     We have certain employees that we consider to be key. Many of these employees are involved in executing the strategy that will impact our planned results. If these key employees cease to be employed with us, planned results could be delayed or might not materialize. We mitigate this risk through the use of employment contracts, the formalization of our strategy and business plans and by ensuring the existence of timely knowledge exchange and collaboration.

Our Board of Directors may issue additional shares of preferred stock without stockholder approval.

     Our Articles of Incorporation, as amended, authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share. The Board of Directors is authorized to determine the rights and preferences of any additional series or class of preferred stock. The Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which are senior to our shares of common stock or which could adversely affect the voting power or other rights of the existing holders of outstanding shares of preferred stock or common stock. The issuance of additional shares of preferred stock may also hamper or discourage an acquisition or change in control of Acceris.

We are subject to litigation.

     We are, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. Details of insignificant matters have not been disclosed in this document. Set out below are the significant litigation matters facing us at this time:

     On April 16, 2004, certain of our shareholders (the “Plaintiffs”) filed a putative derivative complaint in the Superior Court of the State of California in and for the County of San Diego, (the “Complaint”) against us, WorldxChange Corporation, Counsel Communications LLC, and Counsel Corporation as well as certain of our present and former officers and directors, some of whom also are or were directors and/or officers of the other corporate defendants (collectively, the “Defendants”). The Complaint alleges, inter alia, that the Defendants, in their respective roles as our controlling shareholder and directors and officers, committed breaches of the fiduciary duties of care, loyalty and good faith and were unjustly enriched, and that the individual Defendants committed waste of corporate assets, abuse of control and gross mismanagement. The Plaintiffs seek compensatory damages, restitution, disgorgement of allegedly unlawful profits, benefits and other compensation, attorneys’ fees and expenses in connection with the Complaint. The Company believes that these claims in their entirety are without merit and intends to vigorously defend this action. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

     Acceris and several of Acceris’ current and former executives and board members were named in a securities action filed in the Superior Court of the State of California in and for the County of San Diego on April 16, 2004, in which the plaintiffs made claims nearly identical to those set forth in the derivative suit above. We believe that these claims in their entirety are without merit and intend to vigorously defend this action. There is no assurance that this matter will be resolved in our favor and an unfavorable outcome of this matter could have a material adverse impact on our business, results of operations, financial position or liquidity.

     In connection with the Company’s efforts to enforce its patent rights, Acceris Communications Technologies Inc. filed a patent infringement lawsuit against ITXC Corp. (“ITXC”) in the United States District Court of the District of New Jersey on April 14, 2004. The complaint alleges that ITXC’s Voice over Internet Protocol (“VoIP”) services and systems infringe the Company’s U.S. Patent No. 6,243,373, entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System.” On May 7, 2004, ITXC filed a lawsuit against Acceris Communications Technologies Inc., and the Company, in the United States District Court for the District of New Jersey for infringement of five ITXC patents relating to VoIP technology, directed generally to the transmission of telephone calls over the

Internet and the completion of telephone calls by switching them off the Internet and onto a public switched telephone network. The Company believes that the allegations contained in ITXC’s complaint are, in their entirety, without merit and the Company intends to provide a vigorous defense to ITXC’s claims. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

We may be required to make cash payments to dissenting stockholders

     At our Adjourned Meeting of Stockholders held on December 30, 2003, our stockholders approved an amendment to our Articles of Incorporation, deleting Article VI thereof (regarding liquidations, reorganizations, mergers and the like). Stockholders who were entitled to vote at the meeting and advised us in writing, prior to the vote on the amendment, that they dissented and intended to demand payment for their shares if the amendment was effectuated, were entitled to exercise their appraisal rights and obtain payment in cash for their shares under Sections 607.1301 – 607.1333 of the Florida Business Corporation Act, provided their shares were not voted in favor of the amendment. In January 2004, appraisal notices in compliance with Florida corporate statutes were sent to all stockholders who had advised us of their intention to exercise their appraisal rights. The appraisal notices included our estimate of fair value of our shares, being $4.00 per share on a post-split basis. These stockholders had until February 29, 2004 to return their completed appraisal notices along with certificates for the shares for which they were exercising their appraisal rights. Approximately 33 stockholders holding approximately 74,000 shares of our stock returned completed appraisal notices by February 29, 2004. A stockholder of 20 shares notified us of his acceptance of our offer of $4.00 per share, while the stockholders of the remaining shares did not accept our offer. Subject to the qualification that we may not make any payment to a stockholder seeking appraisal rights if, at the time of payment, our total assets are less than our total liabilities, stockholders who accepted our offer to purchase their shares at the estimated fair value will be paid for their shares within 90 days of our receipt of a duly executed appraisal notice. If we should be required to make any payments to dissenting stockholders, Counsel will fund any such amounts through the purchase of shares of our common stock. Stockholders who did not accept our offer were required to indicate their own estimate of fair value, and if we do not agree with such estimates, the parties are required to go to court for an appraisal proceeding on an individual basis, in order to establish fair value for the shares in question. Because Acceris did not agree with the estimates submitted by most of the dissenting shareholders, Acceris has sought a judicial determination of the fair value of the common stock held by the dissenting stockholders. On June 24, 2004, Acceris filed suit against the dissenting shareholders seeking a declaratory judgment, appraisal and other relief in the Circuit Court for the 17th Judicial District in Broward County, Florida. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on our business, results of operations, financial position or liquidity.

We may be unable to maintain adequate insurance coverage.

     We participate under the Counsel Corporation director and officer insurance policy and maintain insurance that includes liability coverage to protect us from claims made against us. Recent events have made liability insurance more expensive while at the same time reducing the scope of coverage. Our ability to maintain adequate insurance coverage at a reasonable cost may be impacted by market conditions beyond our control.

We have not declared any dividends on our common stock to date and have no intention of doing so in the foreseeable future.

     The payment of cash dividends on our common stock rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, unencumbered cash, capital requirements and our financial condition, as well as other relevant factors. Payments of dividends on our outstanding shares of preferred stock must be paid prior to the payment of dividends on our common stock. We do not anticipate making any cash distributions on the common stock in the foreseeable future and investors in our common stock cannot rely on dividend income therefrom. Further, the terms of our operating subsidiary’s revolving line of credit restricts the distribution to or the declaration or payment of dividends. In addition, in connection with the issuance of the Note to the Selling Holder, the Company agreed that it would not, without Laurus consent, for so long as 25% of the initial $5,000 principal amount of the Note is outstanding, declare or pay any dividends, other than dividends to its parent, Counsel, or any of its wholly-owned subsidiaries without the prior written consent of the Selling Holder.

We may fail to adequately protect our proprietary technology and processes, which would allow competitors to take advantage of our development efforts.

     Included in the Company’s patent portfolio are United States patents No. 6,243,373 and No. 6,438,124. The value of these patents has yet to be determined. If we fail to obtain or maintain adequate protections, we may not be able to prevent third parties from using our proprietary rights. Any currently pending or future patent applications may not result in issued patents. In addition, any issued patents may not have priority over any patent applications of others or may not contain claims sufficiently broad to protect us against third parties with similar technologies, products or processes. We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We protect this information with reasonable security measures, including the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

Reports of our independent accountants have been qualified and make reference to the going concern risk.

     In each of their audit reports for the years ended December 31, 2003 and 2002, the independent registered public accounting firm has made reference to the uncertainty of our ability to continue as a going concern. The independent auditors’ report will contain a similar uncertainty about our ability to continue as a going concern for the year ended December 31, 2004. Before considering making an investment in us, you should carefully review the aforementioned accountants’ reports and the discussion contained in the Management Discussion and Analysis and Results of Operations section of this prospectus, in consultation with your financial and other advisors.

Our internal disclosure controls may not reduce to a relatively low level the risk that a material error in our financial statements may go undetected.

     Our Certifying Officers are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Acceris. Accordingly, the Certifying Officers designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to Acceris, including our consolidated subsidiaries, is made known to the Certifying Officers by others within those entities. We regularly evaluate the effectiveness of disclosure controls and procedures and report our conclusions about the effectiveness of the disclosure controls quarterly on our Form 10-Q and annually on our Form 10-K. In completing such reporting we disclose, as appropriate, any significant change in our internal control over financial reporting that occurred during our most recent fiscal period that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. This disclosure, based on our most recent evaluation of our disclosure controls and procedures, is made to our independent accountants and the audit committee of our Board of Directors (or persons performing the equivalent functions). All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information on a timely basis are reported in our public filings. Additionally, any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting is reported on such filings as applicable.

     Over the last two years, the Certifying Officers have reported four separate events of control deficiencies, constituting material weaknesses. Control deficiencies were last reported in the second quarter of 2004. Since that time, the Certifying Officers have reported that the disclosure controls and procedures are effective. We have undertaken specific measures to cure or mitigate the ineffective controls and procedures identified in our prior filings. Such measures include making significant systems, process and control changes and we have implemented new technologies to achieve an effective system of controls and procedures as of the quarter ended September 30, 2004 and through the date of this prospectus. The details of the four control deficiencies are detailed in the following filings:

•	Form 10-Q for the quarter ended September 30, 2002, as amended;

•	Form 10-K for the year ended December 31, 2002, as amended;

•	Form 10-Q for the quarter ended September 30, 2003, as amended;

•	Form 10-K for the year ended December 31, 2003, as amended; and

•	Form 10-Q for the quarter ended June 30, 2004.

     While management is responsible for ensuring an effective control environment and has taken steps to ensure that the internal control environment remains free of significant deficiencies and/or material weaknesses, the inherent nature of our business and rapidly changing environment may affect management’s ability to be successful with this initiative.

The Company is in the process of assessing the appropriate accounting for a newly issued convertible note

     The instrument which is the subject of this prospectus is a multi-element financial instrument in the form of a convertible note (the “Note” or “Instrument”) with detachable warrants and a series of derivative rights. The accounting for this Instrument is complex, requires detailed research and analysis. This Instrument also contains contingent elements which may remain unresolved for a number of future reporting periods due to their dependence upon future events. Management is assessing the accounting implications of this Instrument at this time, including its effect on existing instruments in place at the Company. At the filing of this document, management has not made a determination on the appropriate application of the accounting standards in the circumstance. This transaction occurred during the fourth quarter of 2004. Management will make a determination in conjunction with the reporting of its results for the year ended December 31, 2004. Users are encouraged to obtain expert investment and accounting advice when reaching a conclusion on the implications of this Instrument for the Company. This Note will invoke the anti-dilution provisions of existing instruments in place at the Company, the effect of which may ultimately lead to the granting of additional shares to the holders of those instruments.

Risks Related to our Industry

The telecommunications industry in which we operate is subject to government regulation.

     The telecommunications industry is subject to government regulation at federal, state and local levels. Any change in current government regulation regarding telecommunications pricing, system access, consumer protection or other relevant legislation could have a material impact on our results of operations. Most of our current operations are subject to regulation by the Federal Communications Commission under the Communications Act of 1934. In addition, certain of our operations are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment of changes in interpretation of, legislation affecting us could damage our operations and lower the price of our common stock. See the section below entitled “Government Regulation” for further discussion of the regulatory environment.

     The Telecommunications Act of 1996, among other things, allows the Regional Bell Operating Companies (“RBOC”) and others to enter the long-distance business. Entry of the RBOCs or other entities, such as electric utilities and cable television companies, into the long-distance business may have a negative impact on our business or our customers. We anticipate that some of these entrants will prove to be strong competitors because they are better capitalized, already have substantial customer bases, and enjoy cost advantages relating to local telecom lines and access charges. This could adversely impact the results of our operations, which could have a negative effect on the price of our common stock. In addition, the 1996 Act provides that state proceedings may in certain instances determine access charges we are required to pay to the local exchange carriers. If these proceedings occur, rates could increase which could lead to a loss of customers, weaker operating results and the lowering of the price of our common stock.

     Recent legislation in the United States (including the Sarbanes-Oxley Act of 2002) is increasing the scope and cost of work provided to us by our independent accountants and legal advisors. There is a risk that we will incur significant costs in the future to comply with legislative requirements or rules, pronouncements and guidelines by regulatory bodies, including the cost of restating previously reported financial results, thereby reducing profitability.

We must continue to have up to date technology and be attentive to general economic trends to compete in the communications services industry.

     The market for telecommunications services is extremely competitive. To be competitive and meet changing customer requirements, we must be attentive to rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions.

     We believe that our ability to compete successfully will depend upon a number of factors including, but not limited to:

•	the pricing policies of our competitors and suppliers;

•	the capacity, reliability, availability and security of our real-time network;

•	the public’s recognition of our name and products;

•	the timing of our introductions of new products and services;

•	our ease of access to and navigation of the Internet or other types of data communication networks;

•	our ability in the future to support existing and emerging industry standards;

•	our ability to balance network demand with the fixed expenses associated with network capacity; and

•	our ability to deal with trends toward increasing wireless and decreasing wire line usage;

     Many companies offer business communications services and compete with us at some level. These range from large telecommunications carriers such as AT&T, MCI/WorldCom and Sprint, to smaller, regional resellers of telephone line access. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that may directly compete with ours. These entities are far better capitalized than us and enjoy a significant market share in their industry segments. These entities also enjoy certain competitive advantages such as extensive nationwide networks, name recognition, operating histories and substantial advertising resources.

     Our technology related service revenues are derived from the licensing of our proprietary technology. New technologies may emerge that would make our product offering obsolete. This would require the pursuit of technological advances, which may require substantial time and expense and may not succeed in adapting our technology offering to new or alternate technologies. In addition, there may be other companies attempting to introduce products similar to those we offer or plan to offer for the transmission of information over the Internet. We might not be able to successfully compete with these market participants.

The telecommunications market is volatile.

     During the last several years, the telecommunications industry has been very volatile as a result of over capacity, which has led to price erosion and bankruptcies. If we cannot control subscriber and customer attrition through maintaining competitive services and pricing, revenue could decrease significantly. Likewise, by maintaining competitive pricing policies, the revenue per minute we earn may decrease significantly. Both scenarios could result in us not meeting growth and profitability targets.

Terrorist attacks or acts of war may seriously harm our business.

     Terrorist attacks or acts of war may cause damage or disruption to our operations, employees, facilities and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may have a material adverse effect on our business, results of operations, and financial condition. The potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties, which could also have a material adverse effect on our business, results of operations and financial condition in ways that management currently cannot predict.

Natural Disasters or massive failure of public and private services may seriously harm our business.

     Natural disasters and/or the massive failure of public and private services may cause damage or disruption to our operations, employees, facilities and our customers, which could significantly impact our revenues, costs and expenses, and financial condition. The tsunami in Asia and the blackout of power in the eastern United States are recent examples that have created displacement. These types of events may have a material adverse effect on our business, results of operations, and financial condition in ways that management currently cannot predict.

Risks Related to the Offering

There is a limited public trading market for our common stock; the market price of our common stock has been volatile and could experience substantial fluctuations.

     Our common stock is currently quoted on the OTC-BB and there is a limited public trading market for the common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of the common stock. In addition, the market price of our common stock has been, and may continue to be, volatile. Such price fluctuations may be affected by general market price movements or by reasons unrelated to our operating performance or prospects such as, among other things, announcements concerning us or our competitors, technological innovations, government regulations, and litigation concerning proprietary rights or other matters. In addition, in recent years, the stock market in general, and the market for telecommunications companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies and it may adversely affect the price of our common stock.

We may conduct future offerings of our common stock and preferred stock and pay debt obligations with our common and preferred stock which may diminish our investors’ pro rata ownership and depress our stock price.

     We reserve the right to make future offers and sales, either public or private, of our securities including shares of our preferred stock, common stock or securities convertible into common stock at prices differing from the price of the common stock offered herein. We have a significant amount of debt outstanding, including over $16,000 of convertible debt to Counsel as of December 31, 2004, convertible into over 3,200,000 shares of our common stock (subject to the effects of anti-dilution, including the effect of the Laurus convertible note) and the $5,000 secured convertible note held by the Selling Holder convertible into approximately 5,700,000 shares of common stock, including the impact of the exercise of 100% of the Warrants. There can be no assurance that we will be able to successfully complete any such future offerings. In the event that any such future sales of securities are effected or we use our common or preferred stock to pay principal or interest on our first debt obligations, an Investor’s pro rata ownership interest in us may be reduced to the extent of any such issuances and, to the extent that any such sales are effected at consideration which is less than that paid by the Investor, the Investor may experience dilution and a diminution in market price of the common stock.

Provisions in our Articles of Incorporation, as amended, could prevent or delay stockholders’ attempts to replace or remove current management.

     Our Articles of Incorporation, as amended, provide for staggered terms for the members of our Board of Directors. The Board of Directors is divided into three staggered classes, and each director serves a term of three years. At each annual stockholders’ meeting only those directors comprising one of the three classes will have completed their term and stand for re-election or replacement.

     The use of a staggered Board of Directors and the ability to issue “blank check” preferred stock are traditional anti-takeover measures. These provisions may be beneficial to our management and the Board of Directors in a hostile tender offer, and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of the Board of Directors.

We are subject to reporting requirements that are currently evolving and, once established, could substantially increase our operating expenses and divert our management’s attention from the operation of our business.

     We are subject to a variety of rules and regulations of federal and state governmental and other entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities have recently issued new requirements and regulations and are currently developing additional regulations and requirements in response to recent laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. As certain rules are not yet finalized, we do not know the level of resources we will have to commit in order to be in compliance. Our compliance with current and proposed rules is likely to require the commitment of significant financial and managerial resources. As a result, management’s attention might be diverted from other business concerns, which could negatively affect our business.

RECENT DEVELOPMENTS

     In October 2004, the Company entered into a Securities Purchase Agreement (the “Agreement”) for the sale by the Company to Laurus Master Funds, Ltd. (the “Selling Holder”), an independent third party, of a convertible term note (the “Note”) in the principal amount of $5,000 due October 14, 2007. The Note provides that the principal amount outstanding bears interest at the prime rate as published in the Wall Street Journal plus 3% (but not less than 7% per annum) decreasing by 2% (but not less than 0%) for every 25% increase in the Market Price (as defined therein) above the fixed conversion price following the effective date of the registration statement covering the Common Stock issuable upon conversion of the Note. Should the Company default under the agreement and fail to remedy the default on a timely basis, interest under the note will increase by 2% per month and the note may become immediately due inclusive of a 20% premium to the then outstanding principal. Interest is payable monthly in arrears, commencing November 1, 2004. Principal is payable at the rate of approximately $147 per month commencing January 1, 2005, in cash or registered common stock. Payment amounts will be converted into stock if (i) the average closing price for five trading days immediately preceding the repayment date is at least 100% of the Fixed Conversion Price, (ii) the amount of the conversion does not exceed 25% of the aggregate dollar trading volume for the 22-day trading period immediately preceding the repayment date, (iii) a registration statement is effective covering the issued shares and (iv) no Event of Default exists and is continuing. In the event the monthly payment must be paid in cash, then the Company shall pay 102% of the amount due in cash. The Company has the right to prepay the Note, in whole or in part, at any time by giving seven business days written notice and paying 120% of the outstanding principal amount of the Note. The holder may convert the Note, in whole or in part, into shares of Common Stock at any time upon one business day’s prior written notice. The Note is convertible into shares of the Company’s common stock at a fixed conversion price of $0.88 per share of common stock (105% of the average closing price for the 30 trading days prior to the issuance of the Note) not to exceed, however, 4.99% of the outstanding shares of common stock of the Company (including issuable shares from the exercise of the warrants, payments of interest, or any other shares owned).

     Pursuant to a Master Security Agreement, the Company granted a blanket lien on all its property and that of certain of its subsidiaries to secure repayment of the obligation and, pursuant to a Stock Pledge Agreement, Counsel Communications, LLC and Counsel Corporation (US) pledged the shares of the Company held by it as further security. In addition, Acceris Communications Technologies, Inc., Acceris Communications Corp., Counsel Corporation and Counsel Communications LLC and Counsel Corporation (US) jointly and severally guaranteed the obligations to the lender. The Company paid a closing fee of 3.9% of the aggregate principal amount of the Note or $195 and reimbursed the Selling Holder for its expenses in connection with the transaction in the aggregate amount of $31. So long as 25% of principal amount of the Note is outstanding, the Company agreed that it will not pay dividends on its common stock, among other things.

     In addition, the Company issued its Common Stock Purchase Warrant (the “Warrant”) to the Selling Holder, entitling the Selling Holder to purchase up to one million shares of common stock, subject to adjustment. The Warrant entitles the Selling Holder to purchase the stock at any time up to the earlier of (i) October 13, 2009 or (ii) the date on which the average closing price for any consecutive ten trading dates shall equal or exceed 15 times the Exercise Price. The Exercise Price shall equal $1.00 per share as to the first 250,000 shares, $1.08 per share for the next 250,000 shares and $1.20 per share for the remaining 500,000 shares, or 125%, 135% and 150% of the average closing price for ten trading days immediately prior to the date of the Warrant, respectively, not to exceed, however, 4.99% of the outstanding shares of common stock of the Company (including issuable shares from the conversion of the Note and any other shares owned). The Company agreed, pursuant to a registration rights agreement, to file, within 30 days, a registration statement under the Securities Act of 1933, as amended, to register the shares issuable upon conversion of the Note as well as those issuable pursuant to the Warrant.

     We also entered into a registration rights agreement with Laurus. Under this agreement, we are obligated to file a registration statement covering common stock that may be received upon conversion of the term note, as well as the common stock underlying the stock warrants within 30 days of closing. If the Registration Statement is not filed within the 30 day period, or declared effective within 120 days of the closing, we will pay a penalty of 1.5% of the offering proceeds per month in penalties until such default is cured, on a pro-rated daily basis.

     The Company targets revenue growth by broadening our product offerings. In 2004 the addition of a local and long distance bundled offering targeted at consumer customers was expected to provide revenue expansion, while the Company continued its strategy of allowing attrition of lower revenue 10-10-xxx customers. The objective of this strategy was to allow the Company to increase the average monthly revenue per customer, resulting in a greater contribution per customer providing greater operating leverage of the business’s fixed cost base. The Company launched a local and long distance bundled offering early in 2004 and the product soon gained acceptance in five states: New Jersey, New York, Pennsylvania, Massachusetts and Florida. By mid-year 2004, regulatory uncertainty initially created by a court decision created a lack of clarity regarding the ongoing profitability/existence of UNE-P. Some felt that everything would soon settle and that things would continue as they existed prior to the court decision, while others felt that a new business model would exist but that uncertainty existed surrounding the economics of any such business model, while others felt that changes were occurring that would change telecommunications forever in the United States in a negative manner for companies like Acceris. Long distance carrier AT&T announced its decision to exit the local residential market. In response to these legal and regulatory developments, the Company made the decision to put its geographic expansion plans on hold, while continuing to market to existing states. Of the approximately 350,000 customers that the Company has, approximately 15,000 are affected by UNE-P. On the cost side of the business, we continued our integration initiatives and resized the organization for our revised revenue expectations. Additionally, we began to assess whether we should expand through strategic acquisitions to take advantage of economies of scale or whether we should attempt to divest some or all of our telecommunications operations. The expansion of operations through strategic acquisitions would require substantial additional capital which may not be available to us. The Company has hired a third party advisor to assist management in considering its strategic options.

     The Company’s working capital credit facility with its asset based lender matures on June 30, 2005. Management is in discussions with several institutions to replace the existing asset based lender. There is no assurance that management will be able to replace the current asset based lender on a timely basis or that the current asset based lender can be replaced on favorable terms. The Company has experienced a contraction in its borrowing base with its asset based lender throughout 2004 because of the attrition of 10-10-xxx customers and its entry into the local-long distance business, an area not covered by its existing loan agreement. Additionally, the Company has continued to increase its direct billed customer revenue as a percentage of total revenue, instead of utilizing the services of local exchange carriers. Direct billings provide a lower level of borrowings to the Company compared to equivalent dollar sales made through the local exchange carrier. As management continues to grow its direct billing component of billings and as the Company continues to attract additional local and long distance bundled customers with its current asset based lender it expects that borrowings available to the Company under this existing facility will decline. In December 2003, the loan balance was approximately $12,000 under this credit facility with no additional borrowings being available. In December 2004, the loan balance was approximately $5,000 with no additional borrowings being available.

     The maturity date of Counsel Corporation’s debt was recently extended to January 31, 2006. Additionally, Counsel Corporation’s Keep Well agreement, wherein Counsel has committed to fund the cash flow requirements of Acceris, expires on June 30, 2005. We do not expect that Counsel will extend this arrangement at this time. Additionally, Counsel and Acceris entered into a management services agreement in respect of 2004 and 2005. The Company expects the cost of these services to be $280 in 2004. Under the imputed method, the Company recorded an expense related to conferral of a benefit in 2003 of $130. No conferral of benefit will be recorded in 2004 due to the existence of a market value contract between the parties.

     The Company allowed its option to acquire a portion of the residual interest in its VoIP patent portfolio to expire in the fourth quarter of 2004. Additionally, the Company resolved network disputes with several carriers in the fourth quarter relating to services provided which will result in a reduction in network expense in the fourth quarter.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial information was derived from the audited and unaudited consolidated financial statements and notes thereto. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. All amounts below are in thousands, except share and per share amounts.

						Nine Months Ended Sept 30,
	1999	2000	2001	2002	2003	2004
				(as restated)	(as restated)	(unaudited)
Statement of Operations Data :
Revenues:
Telecommunications services	$—	$—	$50,289	$85,252	$133,765	$88,532
Marketing services	3,673	464	—	—	—	—
Technology licensing and development	2,507	8,972	5,697	2,837	2,164	540
Other	—	400	—	—	—	—

Net sales	6,180	9,836	55,986	88,089	135,929	89,072
Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation below)	—	—	35,546	50,936	86,006	47,461
Marketing services costs	5,400	456	—	—	—	—
Selling, general, administrative and other	10,148	14,683	30,790	33,015	57,264	42,828
Provision for doubtful accounts	—	—	2,861	5,999	5,438	3,908
Research and development	2,636	4,220	2,332	1,399	—	225
Depreciation and amortization	5,482	3,991	6,409	4,270	7,125	4,877

Total operating expenses	23,666	23,350	77,938	95,619	155,833	99,299

Operating loss	(17,486)	(13,514)	(21,952)	(7,530)	(19,904)	(10,227)
Other expense, net	(4,856)	(1,639)	(4,023)	(7,800)	(12,053)	(6,168)

Loss from continuing operations	(22,342)	(15,153)	(25,975)	(15,330)	(31,957)	(16,395)
Income (loss) from discontinued operations	(2,317)	(10,599)	(18,522)	(12,508)	529	104

Net loss	$(24,659)	$(25,752)	$(44,497)	$(27,838)	$(31,428)	$(16,291)

Loss from continuing operations applicable to common stockholders	$(31,269)	$(16,800)	$(10,759)	$(15,330)	$(31,957)	$(16,291)

Net income (loss) per common share — basic and diluted:
Loss from continuing operations	$(29.21)	$(12.60)	$(2.17)	$(2.63)	$(4.56)	$(0.85)
Income (loss) from discontinued operations	(2.16)	(7.95)	(3.73)	(2.15)	0.08	0.01

Net loss per common share	$(31.37)	$(20.55)	$(5.90)	$(4.78)	$(4.48)	$(0.84)

Balance Sheet Data:
Working capital deficit	$(1,319)	$(30,061)	$(40,812)	$(17,244)	$(26,576)	$(22,092)
Furniture, fixtures, equipment and software, net	7,019	10,983	21,024	11,479	8,483	5,285
Intangible assets, net	6,551	3,939	1,331	2,747	4,417	3,422
Total assets	21,658	21,657	46,780	41,446	39,054	27,614
Total current liabilities	8,976	35,960	64,117	40,852	50,887	39,171
Total long-term obligations:
Related party	—	—	8,133	53,231	28,717	45,946
Third party	9,659	2,802	11,528	5,179	2,403	687
Stockholders’ deficit	(11,050)	(28,839)	(36,998)	(57,816)	(42,953)	(58,190)

Significant Acquisitions and Dispositions

     On April 17, 2001, the Company acquired WebToTel and its subsidiaries (including Nexbell) in a stock for stock transaction. However, as WebToTel (which was a subsidiary of Counsel) and Acceris were under common control as of March 1, 2001 (the date Counsel obtained its ownership in Acceris), the Company has accounted for the acquisition using the pooling-of-interests method of accounting as of March 1, 2001. Accordingly, the financial results of WebToTel and its subsidiaries (including Nexbell which was sold in December 2001) are included herein subsequent to March 1, 2001.

      On June 4, 2001, Acceris purchased certain assets of WorldxChange Communications, Inc. (“WorldxChange”), a debtor in a bankruptcy proceeding. WorldxChange was a facilities-based telecommunications carrier that provided international and domestic long-distance service to residential and commercial customers. WorldxChange’s operations are part of the Retail segment.

     On December 6, 2002, Acceris entered into an agreement, which closed on May 1, 2003, to sell substantially all of the assets of I-Link Communications, Inc. (“ILC”). The sale included the physical assets required to operate Acceris’ nationwide network using its patented Voice over Internet Protocol technology (constituting the core business of ILC) and a license in perpetuity to use Acceris’ proprietary software platform. Additionally, Acceris sold its customer base that was serviced by ILC. Pursuant to Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, operating results of ILC have been reclassified in the years from 1999 to 2002 to discontinued operations.

      On December 10, 2002, Acceris completed the purchase of the Enterprise and Agent business of RSL.COM USA, Inc. (“RSL”). The acquisition included the Enterprise business assets used by RSL to provide long-distance voice and data services, including frame relay, to small and medium size businesses and the Agent business assets used to provide long-distance and other voice services to small businesses and the consumer/residential market, together with the existing customer base of the Enterprise and Agent business. The Agent business is included in the Retail segment while the Enterprise business is included in the Enterprise segment.

     On July 28, 2003, the Company completed the purchase of all of the outstanding stock of Transpoint. The acquisition provided the Company with further penetration into the commercial agent channel, as well as a larger residential customer base.

Business Reorganizations

     During 2003, we continued to consolidate functions across Acceris. We are focused on streamlining our internal processes, eliminating duplicate efforts of staff serving similar roles in multiple locations, and making the integration of additional companies into our operations more cost effective and less risky. Upon the acquisition of RSL.COM USA, Inc. and disposition of the I-Link Communications, Inc. business in December 2002, we were organized into three operating segments, Retail, Enterprise and Technologies, which primarily distinguished themselves by the product offerings available. In the first quarter of 2004, we changed the structure of our internal organization and the method upon which we evaluate our performance, and management began to evaluate our business as two divisions consisting of Telecommunications and Technologies. In August 2004, the Company implemented a resizing of the organization targeted at reducing its operating costs. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities.

     The Company has been organized through the assembly, from 2001 to 2003, of bankrupt and financially distressed assets. Reorganizations have occurred to maximize the operational efficiencies and to improve the capital structure of the Company, and will continue to be a necessary element of the value creation strategy as the Company continues to optimize its operations and capital structure.

2003 Reverse Stock Split

     On November 26, 2003, Acceris stockholders approved a 1-for-20 reverse stock split. Accordingly, the earnings per share for years prior to 2003 have been restated to reflect the reverse split. All references to share numbers reflect the reverse stock split unless otherwise noted. In connection with the reverse stock split, the par value of the Company’s common stock changed from $0.007 to $0.01.

Adoption of Significant Accounting Pronouncements

     In 2003, Acceris adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002 (“SFAS 145”). SFAS 145 requires the modification of the Company’s 2001 financial statement to reclassify the previously reported gain on debt extinguishment from extraordinary item to discontinued operations.

     In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires the classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 on July 1, 2003 and the adoption did not have any effect on the Company’s financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003 and did not have any effect on the Company’s financial position or results of operations.

     In December 2003, the Securities and Exchange Commissions (“SEC”) issued Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), which supersedes portions of SAB 101. The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of the FASB’s Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). While the wording of SAB 104 changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company’s financial position or results of operations.

Significant Risks and Material Uncertainties

     There are significant risks and material uncertainties that exist in Acceris’ business model and environment that may cause the data reflected herein to not be indicative of the Company’s future financial condition. These risks and uncertainties include, but are not limited to, those presented in this document.

USE OF PROCEEDS

     We will receive a maximum of $1,120 from the exercise of the 1,000,000 Warrants held by the Selling Holder assuming all of the Warrants are exercised at their current exercise price per share. We will receive no proceeds from the sale by the Selling Holder of any of the shares of common stock issued upon exercise of the Warrants or upon conversion of the Note. The maximum amount that may be received on the exercise of the Warrants may be reduced due to the ability of the holder to utilize a cashless exercise for up to 50% of the Warrants.

     We expect to use any proceeds received for various corporate purposes, including working capital, generally depending, however, on our needs for capital at the time any of the Warrants are exercised.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information

     This report contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, as amended, and information relating to Acceris that are based on management’s exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Restatement

     The consolidated financial statements of the Company have been restated in each reporting period from the fourth quarter of 2002 through to the first quarter of 2004 to record additional deemed interest expense for beneficial conversion features (“BCF”) embedded in certain of the Company’s indebtedness as required by Emerging Issues Task Force Issue No. 00-27 (“EITF 00-27”) as more fully outlined in Note 3 to the Company’s audited financial statements included elsewhere in this prospectus.

     On September 20, 2004, management of the Company concluded that the accounting principles as set forth in EITF 00-27, regarding BCF, had not been properly applied in current and prior periods to its convertible debentures issued under a March 2001 loan agreement for which the Company had previously determined BCF of $1,100. The initial determination of the BCF in 2001 at the respective issue dates of such debt was correct. However, adjustments to the conversion price and the number of conversion shares were made under the debentures’ anti-dilution provisions. The various anti-dilution events and their respective impacts on the number of shares and the conversion price were disclosed in the Company’s previous public filings. However, the principles under EITF 00-27 also require a redetermination of the BCF at each date an anti-dilution event occurred. This redetermination was not completed in prior reporting periods. Additionally, the accumulation of unpaid interest costs which are required by the debt terms to be added to principal and which are payable at maturity on these same convertible debentures has been deemed to be interest paid in kind (“PIK”); such interest also contains a conversion feature, and the payment of such interest in the form of PIK interest is non-discretionary requiring the determination of BCF in the PIK interest. This determination was not made by the Company in its prior reportings.

     The Company’s management concluded that a restatement was required and brought these matters for consideration before the Audit Committee and the full Board of Directors of the Company. Having considered the circumstances underlying the accounting errors and their effects upon the Company’s prior filings, and having discussed these matters with the Company’s management, the Audit Committee concluded that the previously issued financial statements should not be relied upon and approved and authorized the Company’s management to amend certain previously filed public reports to reflect deemed interest expense from such BCF.

     Although the error affects 2001, 2002 and 2003, the $23 cumulative effect on earnings through the third quarter of 2002 was recorded in the fourth quarter of 2002 as a charge to interest expense. Therefore, the correction is an increase in deemed interest expense and net loss, in all reporting periods from the fourth quarter of 2002 through the first quarter of 2004, and a reduction in reported liabilities and stockholders’ deficit in all reporting periods from the fourth quarter of 2002 through the first quarter of 2004. The effect of these errors is detailed, by reporting period, below. The restatement had no effect on loss from discontinued operations or net loss per share from discontinued operations. Such amended filings were completed on October 26, 2004.

     Effect of the restatements on the consolidated statements of operations

     (per share information reported on a post 20:1 stock consolidation basis for all periods shown. Stock consolidation enacted in the fourth quarter of 2003).

	Three months	Three months	Three months	Three months	Three months	Three months
	ended	ended	ended	ended	ended	ended
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss) as previously reported on Form 10-K or 10-Q	$(11,117)	$(14,895)	$(3,713)	$(3,257)	$(4,456)	$594
Correction of EITF 00-27 errors	(301)	(902)	(1,089)	(1,337)	(1,779)	(1,801)

Net loss as currently reported on revised Form 10-K or 10-Q	$(11,418)	$(15,797)	$(4,802)	$(4,594)	$(6,235)	$(1,207)

Net income (loss) per share as previously reported on Form 10-K or 10-Q	$(1.92)	$(2.55)	$(0.64)	$(0.56)	$(0.44)	$0.03

Net loss per share as currently reported on revised Form 10-K or 10-Q	$(1.96)	$(2.71)	$(0.82)	$(0.79)	$(0.59)	$(0.06)

	As at	As at	As at	As at	As at	As at
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Notes payable to a related party:
As previously reported on Form 10-K or 10-Q	$30,058	$30,496	$30,985	$33,483	$35,073	41,060
Correction of EITF 00-27 errors	(6,109)	(5,364)	(4,437)	(3,265)	(6,356)	(4,834)

As currently reported on revised Form 10-K or 10-Q	$23,949	$25,132	$26,548	$30,218	$28,717	36,226

Additional paid-in capital:
As previously reported on Form 10-K or 10-Q	$129,553	$129,553	$129,618	$129,618	$171,115	171,192
Correction of EITF 00-27 errors	6,410	6,567	6,729	6,894	11,764	12,043

As currently reported on revised Form 10-K or 10-Q	$135,963	$136,120	$136,347	$136,512	$182,879	183,235

Accumulated deficit
As previously reported on Form 10-K or 10-Q	$(194,301)	$(209,196)	$(212,909)	$(216,166)	$(220,622)	(220,028)
Correction of EITF 00-27 errors	(301)	(1,203)	(2,292)	(3,629)	(5,408)	(7,209)

As currently reported on revised Form 10-K or 10-Q	$(194,602)	$(210,399)	$(215,201)	$(219,795)	$(226,030)	(227,237)

Stockholders’ equity (deficit):
As previously reported on Form 10-K or 10-Q	$(63,925)	$(78,820)	$(82,468)	$(85,725)	$(49,309)	(47,292)
Correction of EITF 00-27 errors	6,109	5,364	4,437	3,265	6,356	4,834

As currently reported on revised Form 10-K or 10-Q	$(57,816)	$(73,456)	$(78,031)	$(82,460)	$(42,953)	(42,458)

Overview and Recent Developments

     We are a broad-based communications company, servicing residential, small and medium-sized businesses and corporate accounts in the United States. We provide a range of products from local dial tone, domestic and international long-distance voice services to fully managed, integrated data and enhanced services. We are a US facilities-based carrier with points of presence in 30 major US cities. Our voice network features 11 voice switches and nationwide Feature Group D access. Our data network consists of 17 Nortel Passports that have recently been upgraded to support multi-protocol label switching. Finally, we have relationships with multiple tier I and tier II providers in the U.S. and abroad.

     We currently manage our Company through two business segments. Our Telecommunications segment offers a broad selection of voice and data telecommunications products and services to residential and commercial customers through a network of independent agents, primarily via multi-level marketing (“MLM”) and commercial agent programs. Our Technologies segment offers a proven network convergence solution for voice and data in Voice over Internet Protocol (“VoIP”) communications technology and holds two foundational patents in the VoIP space (U.S. Patent Nos. 6,243,373 and 6,438,124, together the “VoIP Patents”). We are pursuing efforts to license the technology supported by our patents to carriers and equipment manufacturers and suppliers in IP telephony market. Revenue in this segment declined to $540 in 2004 from $2,164 in 2003.

     The Company targets revenue growth by broadening our product offerings. In 2004 the addition of a local and long distance bundled offering targeted at consumer customers was expected to provide revenue expansion, while the Company continued its strategy of allowing attrition of lower revenue 10-10-xxx customers. The objective of this strategy was to allow the Company to increase the average monthly revenue per customer, resulting in a greater contribution per customer providing greater operating leverage of the business’s fixed cost base. The Company launched a local and long distance bundled offering early in 2004 and the product soon gained acceptance in five states: New Jersey, New York, Pennsylvania, Massachusetts and Florida. By mid-year 2004, regulatory uncertainty initially created by a court decision created a lack of clarity regarding the ongoing profitability/existence of UNE-P. Some felt that everything would soon settle and that things would continue as they existed prior to the court decision, while others felt that a new business model would exist but that uncertainty existed surrounding the economics of any such business model, while others felt that changes were occurring that would change telecommunications forever in the United States in a negative manner for companies like Acceris. Long distance carrier AT&T announced its decision to exit the local residential market. In response to these legal and regulatory developments, the Company made the decision to put its UNE-P geographic expansion plans on hold, while continuing to market UNE-P to existing states. Of the approximately 350,000 customers that the Company has, approximately 15,000 are affected by UNE-P. On the cost side of the business, we continued our integration initiatives and resized the organization for our revised revenue expectations. Additionally, we began to assess whether we should expand through strategic acquisitions to take advantage of economies of scale or whether we should attempt to divest some or all of our telecommunications operations. The expansion of operations through strategic acquisitions would require substantial additional capital which may not be available to us. The Company has hired a third party advisor to assist management in considering its strategic options.

     The Company’s working capital credit facility with its asset based lender matures on June 30, 2005. Management is in discussions with several institutions to replace the existing asset based lender. There is no assurance that management will be able to replace the current asset based lender on a timely basis or that the current asset based lender can be replaced on favorable terms. The Company has experienced a contraction in its borrowing base with its asset based lender throughout 2004 because of the attrition of 10-10-xxx customers and its entry into the local-long distance business, an area not covered by its existing loan agreement. Additionally, the Company has continued to increase its direct billed customer revenue as a percentage of total revenue, instead of utilizing the services of local exchange carriers. Direct billings provide a lower level of borrowings to the Company compared to equivalent dollar sales made through the local exchange carrier. As management continues to grow its direct billing component of billings and as the Company continues to attract additional local and long distance bundled customers with its current asset based lender it expects that borrowings available to the Company under this existing facility will decline. In December 2003, the loan balance was approximately $12,000 under this credit facility with no additional borrowings being available. In December 2004, the loan balance was approximately $5,000 with no additional borrowings being available.

     The maturity date of Counsel Corporation’s debt was recently extended to January 31, 2006. Additionally, Counsel Corporation’s Keep Well agreement, wherein Counsel has committed to fund the cash flow requirements of Acceris, expires on June 30, 2005. We do not expect that Counsel will extend this arrangement at this time. Additionally, Counsel and Acceris entered into a management services agreement in respect of 2004 and 2005. The Company expects the cost of these services to be $280 in 2004. Under the imputed method, the Company recorded an expense related to conferral of a benefit in 2003 of $130. No conferral of benefit will be recorded in 2004 due to the existence of a market value contract between the parties.

     The Company has allowed its option to acquire a portion of the residual interest in its VoIP patent portfolio to expire in the fourth quarter of 2004. Additionally, the Company resolved network disputes with several carriers in the fourth quarter relating to services provided that will result in the reduction of network expense in the fourth quarter of 2004.

     Acceris has been built through the acquisition of predecessor businesses, which have been and are continuing to be integrated, consolidated and reorganized, in order to maximize operational efficiencies and to achieve an appropriate capital structure to ensure the long term sustainability of the Company. These predecessor businesses are organized into two segments: Telecommunications and Technologies. Telecommunications has been assembled through the acquisition of certain assets of WorldxChange Communications, Inc. (“WorldxChange”) in 2001 and certain assets of RSL.COM USA, Inc. (“RSL”) in 2002. Added to this was the acquisition of the assets of Transpoint Communications, LLC and the membership interest of Local Telecom Holdings, Inc., (collectively, “Transpoint”), which closed in 2003.

     Our development and transition is articulated below:

     Telecommunications:

     WorldxChange was a facilities-based telecommunications carrier providing international and domestic long-distance service to retail customers. At the time we purchased the business, WorldxChange consisted primarily of a dial-around product that allowed a customer to make a call from any phone by dialing a 10-10-XXX prefix. Since the acquisition, we have commenced offering a 1+ product (1+ products are those with which a customer directly dials a long-distance number from their telephone by dialing 1-area code-phone number) and have also begun to offer local communications products to our residential and small business customers. The local dial tone service is being provided under the terms of the Unbundled Network Element Platform authorized by the Telecommunications Act of 1996 and was available in New York and New Jersey in the first quarter of 2004, and has since expanded to Pennsylvania, Massachusetts and Florida. Historically, WorldxChange marketed its services through consumer mass marketing techniques, including direct mail and direct response television and radio. In 2002, we revamped our channel strategy by de-emphasizing the direct mail channel and devoting our efforts to pursuing more profitable methods of attracting and retaining customers. We now use commercial agents as well as a network of independent commission agents recruited through an MLM program to attract and retain new customers. In 2004 we launched the Acceris Communications Inc. Platinum Agent Program which awards warrants to certain of our agents based on performance criteria as a means to attract and incentivize existing and new independent agents. In December 2002, we completed the purchase of certain assets of RSL from a bankruptcy proceeding. The purchase included the assets used by RSL to provide long-distance voice and data services, including frame relay, to their commercial customers and the assets used to provide long-distance and other voice services to small businesses and the consumer/residential market, which they referred to as their Agent business.

     In July 2003, we completed the purchase of Transpoint. The purchase of Transpoint provided us with further penetration into the commercial agent channel and a larger commercial customer base.

     Our Telecommunications segment offers a broad range of voice and data products and services to residential, small office/home office and small-medium sized enterprises, and corporate accounts through a network of MLM agents, commercial agents, affinity groups and outbound telemarketing. Our customers are serviced through direct sales and support teams who offer fully managed and fully integrated voice and data solutions.

     We have capitalized upon a unique synthesis of marketing and network capabilities. Through the strength of our agent network we are adding new customers each month, many of them with a strong international usage component. Due to our favorable cost structure and network optimization, we offer competitive rates to selected international regions. We continue to experience customer attrition particularly with our 10-10-XXX customer base which we have not marketed directly since 2002. We have also seen the average revenue per user decline. The Company’s domestic telephone network continues to operate at well below available capacity leading to cost inefficiencies. We attribute this to increased cellular penetration and deregulation in various countries which have lower rates per month in those markets. This is most evident in India in 2004. Additionally, regulatory uncertainty exists in the domestic telephone markets due to recent court decisions. Future regulatory changes may penalize or benefit the current operations of the business.

     We differentiate ourselves to our residential customers by offering attractively priced bundles of international minutes, both on a stand alone basis and as part of a local dial tone + long-distance package to preferred destinations, and by specialized customer service, which includes in-language customer support. By using this targeted strategy, we have acquired a substantial number of ethnic users whose monthly spending on telecommunications services is generally higher than that of the average retail customer. These subscribers also tend to exhibit higher brand loyalty, resulting in lower customer turnover (“churn”) than average retail consumers for our type of products.

     Our proprietary technology enables us to offer unbundled value-added services such as voicemail, unified messaging and on-the-fly conferencing at a low cost, creating another competitive advantage when targeting retail customers. These features distinguish us from mass-market providers that typically offer higher priced, “one-size-fits-all” national and international rate plans.

     Our direct sales force focuses on multi-location customers with limited information technology resources. By taking a consultative approach to network solutions and providing in-depth analysis of our customers’ business needs and operating environments, we are able to design and deliver competitively priced and customized voice and data solutions. Our commercial customers also benefit from our relationships with multiple providers, which ensures superior service with respect to network redundancy, cost and supplier risk. We are able to offer strong customer service due to easy access to information and to our engineering, technical and administrative staffs.

     Our voice network features 11 voice switches and nationwide Feature Group D access, which enables low cost call origination. Our data network consists of 17 Nortel Passports that have recently been upgraded to support multi-protocol label switching. Finally, we have relationships with multiple tier I and tier II providers in the U.S. and abroad.

     Technologies:

     In 1994, we began operating as an Internet service provider and quickly identified that the emerging IP environment was a promising basis for enhanced service delivery. We soon turned to designing and building an IP telecommunications platform consisting of our proprietary software, hardware and leased telecommunications lines. The goal was to create a platform with the quality and reliability necessary for voice transmission.

     In 1997, we started offering enhanced services over a mixed IP-and-circuit-switched network platform. These services offered a blend of traditional and enhanced communication services and combined the inherent cost advantages of the IP-based network with the reliability of the existing public switched telephone network (“PSTN”). Our suite of services included a one number “follow me” service, long-distance calling, unified messaging, conference calling, message broadcasting and web-based interface to manage messages and maintain personal account settings.

     In August 1997, we acquired MiBridge Inc. (“Mibridge”), a communications technology company engaged in the design, development, integration and marketing of a range of software telecommunications products that support multimedia communications over the PSTN, LANs and IP networks. Historically, MiBridge concentrated its development efforts on compression systems such as Voice over Internet Protocol (“VoIP”). As part of Acceris, MiBridge continued to develop patent-pending technologies combining sophisticated compression capabilities with IP telephony technology. The acquisition of MiBridge permitted us to accelerate the development and deployment of IP technology across our network platform.

     In 1998, we first deployed our real-time IP communications network platform. With this new platform, all core operating functions such as switching, routing, and media control, became software-driven. This new platform represented the first nationwide, commercially viable VoIP platform of its kind. Following the launch of our software-defined VoIP platform in 1998, we continued to refine and enhance the platform to make it even more efficient and capable for our partners and customers.

     In February 2000, we transitioned our direct-sales marketing program to Big Planet, whereupon they became one of our wholesale customers. The transition of the network marketing sales channel to Big Planet allowed us to focus on the expansion of our VoIP platform and the development and deployment of new enhanced services and products, while at the same time maintaining existing channels for retail sales.

     In April 2001, we acquired WebToTel and Nexbell, both previously subsidiaries of Counsel, in a stock-for-stock transaction. We sold Nexbell to a third party in December 2001 (see Notes 9 and 13 to the Consolidated Financial Statements included in Item 15 hereof).

     On December 6, 2002, we entered into a definitive purchase and sale agreement to sell substantially all of the assets and customer base of I-Link Communications, Inc. (“ILC”) to Buyers United, Inc., which closed on May 1, 2003. The sale included the physical assets required to operate our nationwide network using our patented VoIP technology (constituting the core business of the ILC business) and a fully paid non-exclusive perpetual license to our proprietary software-based network convergence solution for voice and data. The sale of the ILC business removed essentially all operations that did not pertain to our proprietary software-based convergence solution for voice and data. This sale marked the final stage of the transformation of our Technologies operations into a business based principally on the licensing of our proprietary software.

     The Company owns a number of patents, including United States patents No. 6,243,373 and No. 6,438,124. The Company utilizes the technology supported by the two named patents in providing our proprietary software solutions. We believe that we hold the foundational patents for VoIP in our VoIP Patents. To date, we have licensed portions of that technology to third parties on a non-exclusive basis. In addition, we also have several patent applications pending before the United States Patent and Trademark Office and other such authorities internationally.

     Today, our Technologies segment offers a proven network convergence solution for the deployment of IP-based voice and data services over a single network. We have over nine years of experience developing VoIP technologies. Our proprietary soft-switch solution enables existing telecom service providers to reduce telecommunications costs and permits new communications service providers to enter the enhanced communications market with limited capital investment. In addition, we own patents and utilize the technology supported by those patents in providing our proprietary software solutions. We are pursuing opportunities to leverage our patents through a focused licensing strategy that targets carriers, equipment vendors and customers who are deploying IP for phone-to-phone communication. Revenue in this segment declined to $540 in 2004 from $2,164 in 2003.

Liquidity and Capital Resources

     The Company has incurred substantial operating losses and negative cash flows from operations since inception. At September 30, 2004 the Company had a stockholders’ deficit of $58,190 ($42,953 – December 31, 2003), negative working capital of $22,092 ($26,576 – December 31, 2003), amounts due to its controlling shareholder of $45,946 ($28,717 – December 31, 2003) and $7,265 ($12,127 – December 31, 2003) are owing under its revolving credit facility (included in working capital). There are no additional borrowings available under the revolving credit facility at September 30, 2004.

     The related party debt is owed to the Company’s controlling shareholder, Counsel Corporation (collectively with all its subsidiaries “Counsel”) and is due at January 31, 2006, subject to certain contingent acceleration clauses linked to the raising of capital. The Company has a funding commitment from Counsel to fund, through long-term intercompany advances or equity contributions, all capital investment, working capital or other operational cash requirements (the “Keep Well”) through June 30, 2005. During the first nine months of 2004, Counsel advanced the Company $11,702 under the Keep Well, and converted $3,084 of accrued interest into principal. In October 2004, Counsel agreed to subordinate all of its debt in the Company in favor of both the third party revolving credit facility and the newly issued third party convertible term note (discussed below). Under the subordination agreements, Counsel further agreed to guarantee the Company’s revolving credit facility and convertible term note and to pledge all of its shares owned in the Company as security for the related debts.

     The revolving credit facility is provided by an asset based lender. The asset based lender is secured by a first lien on all of the assets of Acceris. Borrowings under the facility are based on various advance rates of the accounts receivable base subject to certain reductions and covenants. Amounts available under the asset based facility are subject to change based upon the level of receivables and other related factors, such as the aging of accounts, customer concentrations, etc. The facility matures on June 30, 2005. The Company is looking to replace the existing facility prior to maturity.

     In August 2004, the Company implemented a resizing of the organization targeted at reducing its operating costs. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities. Management has recorded approximately $400 in expenses related to the August 2004 restructuring, of which $326 was paid in the third quarter of 2004, recorded in selling, general and administration expense.

     In October 2004, the Company entered into a Securities Purchase Agreement (the “Agreement”) for the sale by the Company of a convertible term note (the “Note”) in the principal amount of $5,000 due October 14, 2007. The Note provides that the principal amount outstanding bears interest at the prime rate as published in the Wall Street Journal plus 3% (but not less than 7% per annum) decreasing by 2% (but not less than 0%) for every 25% increase in the Market Price (as defined therein) above the fixed conversion price following the effective date of the registration statement covering the Common Stock issuable upon conversion of the Note. Should the Company default under the agreement and fail to remedy the default on a timely basis, interest under the note will increase by 2% per month and the note may become immediately due inclusive of a 20% premium to the then outstanding principal. Interest is payable monthly in arrears, commencing November 1, 2004. Principal is payable at the rate of approximately $147 per month commencing January 1, 2005, in cash or registered common stock. Payment amounts will be converted into stock if (i) the average closing price for five trading days immediately preceding the repayment date is at least 100% of the Fixed Conversion Price, (ii) the amount of the conversion does not exceed 25% of the aggregate dollar trading volume for the 22-day trading period immediately preceding the repayment date, (iii) a registration statement is effective covering the issued shares and (iv) no Event of Default exists and is continuing. In the event the monthly payment must be paid in cash, then the Company shall pay 102% of the amount due in cash. The Company has the right to prepay the Note, in whole or in part, at any time by giving seven business days written notice and paying 120% of the outstanding principal amount of the Note. The holder may convert the Note, in whole or in part, into shares of Common Stock at any time upon one business day’s prior written notice. The Note is convertible into shares of the Company’s common stock at a fixed conversion price of $0.88 per share of common stock (105% of the average closing price for the 30 trading days prior to the issuance of the Note) not to exceed, however, 4.99% of the outstanding shares of common stock, of the Company (including issuable shares from the exercise of the warrants, payments of interest, or any other shares owned).

     The Company did not generate net cash flow from operating activities in 2004. During 2004, the Company was funded primarily by increases in related party debt, by the proceeds from the sale of its shares of Buyers United Inc. and by the October financing noted above. Additional funds will be required by the Company to operate the business throughout 2005. Such funds are expected to be derived from proceeds from additional third party fund raises which may take the form of debt, equity or a hybrid instrument, or from the proceeds on the sale of assets or from advances under the Keep Well. Use of funds from such arrangements may include such uses as funding operations, improving working capital, repaying obligations of the business and funding future merger and acquisition activities. There can be no assurance that the Company’s capital raising efforts will be successful or can occur on favorable terms to existing security or debt holders.

     There continues to be no assurance that the Company will be able to improve its cash flow from operations in 2005, obtain additional third party financing, extend, repay or refinance its debt with Counsel, its asset based lender or the holder of the October 2004 Note on favorable terms. The Company does not expect to receive an extension of its funding commitment from Counsel under the Keep Well or its asset based lender beyond their respective maturity dates. Management is undertaking initiatives to address the maturing debt situation and the negative cash flows at the Company. There can be no certainty that management will be successful with its initiatives. This circumstance raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and liquidation of liabilities that may result from this uncertainty.

Cash Position

     Cash and cash equivalents as of September 30, 2004 were $1,348 compared to $2,033 at December 31, 2003 ($3,620 – 2002).

Cash flows from operating activities - 2004 year to date September 30th

     Our working capital deficit decreased to $22,092 as of September 30, 2004, from $26,576 as of December 31, 2003. The decrease in our working capital deficit is primarily related to the decrease in our revolving credit facility of $4,862 due to payments made to our asset based lender during the first nine months of the year, and the decrease in our unearned revenue of $4,708 since December 31, 2003 due principally to the recognition of revenue as cash receipts associated with our non-recurring network service offering became unencumbered. This was partially offset by a decrease in our accounts receivable of $3,658 during the first nine months of 2004.

     Cash used by operating activities during the nine months ended September 30, 2004 was $7,222 as compared to $2,295 during the same period in 2003. The net increase in cash used in 2004 was primarily due to a $13,711 change in unearned revenue offset by a $8,902 decrease in net loss to $16,291 for the first nine months of 2004 from a net loss of $25,193 for the same period in 2003.

Cash flow from operating activities — 2003

     Our working capital deficit increased to $26,576 as of December 31, 2003, from $17,244 as of December 31, 2002. The increase in our working capital deficit is primarily related to (1) the $4,720 increase in our deferred revenues from December 31, 2002 to 2003 due to our network service offering, (2) the increase to our asset-backed credit facility of $3,041 from December 31, 2002 to 2003 due to new borrowings in 2003, (3) the increase in accounts payable of $3,165 from December 31, 2002 to 2003 and (4) partially offset by the increase in our current assets of $2,058 due to the reclassification of our investment in the preferred stock of Buyers United, Inc. (“BUI”) from long term to current as of December 31, 2003.

     Cash used by operating activities during 2003 was $8,315 as compared to $4,871 during 2002. The net increase in cash used in 2003 was primarily due to the increase in 2003 of $5,944 in our accounts receivable resulting from the acquisition of RSL.COM USA, Inc. (“RSL”) at the end of 2002 and Transpoint in 2003 compared to an increase in 2002 of $1,269, the existence of an impairment of long-lived assets in 2002 of $3,609, the receipt in 2003 of $1,100 in stock as consideration for one of our technology licenses and offset by an increase in deferred revenue of $4,720 in 2003 compared to a decrease of $1,643 in 2002. The change in deferred revenue is related to our network service offering which we ceased in July 2003. Cash used in operating activities during 2001 was $29,283. The decrease from 2001 to 2002 is primarily due to a decrease in our net loss which resulted from improved operating performance by our Retail segment in 2002 as compared to 2001 and continued downsizing of Acceris’ network and development operations.

Cash flows from investing activities - 2004 year to date September 30th

     Net cash provided by investing activities during the nine months ended September 30, 2004 was $2,911 as compared to net cash used of $1,327 for the same period in 2003. In the first nine months of 2004, net cash provided by investing activities relates to $3,581 in proceeds received from the sale of common stock in BUI received as consideration for the sale of the I-Link Communications, Inc. operations in May 2003, offset by the purchase of equipment in the amount of $670.

Cash utilized in investing activities — 2003

     Net cash used in investing activities in 2003 was $1,827 as compared to net cash used of $9,233 in 2002 and $15,410 in 2001. In 2003, cash used by investing activities relates to the purchase of equipment in the amount of $2,036 and a payment of $100 for the purchase of US Patent No. 6,243,373. This was offset by cash received from the sale of assets in the amount of $160. The decrease from 2002 to 2003 relates primarily to the purchase of RSL in 2002 for approximately $8,276. The purchase of Transpoint in 2003 was accomplished by converting trade payables due to Acceris (which were paid over time by Acceris on behalf of Transpoint) into equity of Transpoint in accordance with the purchase agreement. The payment of trade payables by Acceris on behalf of Transpoint has been accounted for in cash flows from operating activities in 2002 and 2003 and amounted to approximately $2,882 paid from the period July 2002 through July 2003. Also in 2002, we acquired $1,649 in furniture, fixtures, equipment and software as we expanded our operations and continued to improve our network in order to reduce its overall operating cost, offset by proceeds of $692 on the sale of a building.

     In 2001, cash used by investing activities was primarily due to the $13,447 purchase of WorldxChange Communications, Inc. assets and the purchase of approximately $1,963 of furniture, fixtures, equipment and software.

Cash flows from financing activities - 2004 year to date September 30th

     Financing activities provided net cash of $3,626 during the nine months ended September 30, 2004 as compared to $3,678 for the same period in 2003. The decrease from 2003 to 2004 is due primarily to repayment of $4,862 on our revolving credit facility during the first nine months of 2004, as opposed to receipt of $4,832 during the same period in 2003, repayment of a note payable of $1,104 in the second quarter of 2004 as final settlement of the acquisition of certain assets of RSL, scheduled lease and note payable payments of $2,104, offset by the receipt of $11,702 in funding from Counsel in the first three quarters of 2004, compared to receiving $650 from Counsel during the same period in 2003.

Cash provided by financing activities — 2003

     Financing activities provided net cash of $8,555 in 2003 as compared to cash provided of $13,061 in 2002 and $47,200 in 2001. The decrease from 2002 to 2003 primarily relates to the fact that in 2003 we received $7,896 in funding from Counsel, which included cash to fund ongoing operations and continue the reorganization of the business, while in 2002 we received $16,823 in funding from Counsel (offset by principal repayments of $3,000 during 2002). The cash received from Counsel in 2002 was primarily for the purchase of certain assets of RSL and to fund operations.

     In 2001, Counsel provided advances of $43,920 (offset by principal repayments of $2,500) to fund the purchase of WorldxChange Communications, Inc. and general operating costs. Additionally, we made net borrowings from our revolving line of credit of $6,996.

     Contractual Obligations

     We have various commitments in addition to our debt. The following table summarizes our contractual obligations at December 31, 2003:

		Payment due by period
		Less than 1			More than
Contractual Obligations	Total	year	1-3 years	3-5 years	5 years
Long term debt obligations	$43,263	$13,381	$29,474	$349	$59
Capital lease obligations	$4,346	$2,715	$1,631	$—	$—
Operating leases for office space and equipment	$7,047	$2,373	$3,263	$1,115	$296
Purchase commitments for telecommunications services (1)	$—	$—	$—	$—	$—

(1)	From time to time, Acceris has various agreements with national carriers to lease local access spans and to purchase carrier services. The agreements include minimum usage commitments with termination penalties up to 100% of the remaining commitment. At December 31, 2003 all of our minimum usage commitments have been met.

Consolidated Results of Operations

     We have provided consolidated and segmented reporting on an annual and rolling quarter basis as we believe that this is an appropriate way to review the financial results of the business. The following consolidated discussion and analysis should be read in conjunction with results by segment below.

     Key selected financial data for the three and nine months ended September 30, 2004 and 2003 are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
		(as restated)		(as restated)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Telecommunications services	$27,390	$35,002	$88,532	$101,364
Technology licensing and development	—	1,049	540	2,099

Total revenues	27,390	36,051	89,072	103,463

Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation expense on telecommunications network assets of $1,222 and $1,012 for the three months ended September 30, 2004 and 2003, respectively, and $3,861 and $3,098 for the nine months ended September 30, 2004 and 2003, respectively, included in depreciation and amortization below)	15,349	20,073	47,461	67,141
Selling, general and administrative	13,992	13,981	42,828	42,822
Provision for doubtful accounts	941	1,466	3,908	3,772
Research and development	119	—	225	—
Depreciation and amortization	1,520	1,993	4,877	5,577

Total operating costs and expenses	31,921	37,513	99,299	119,312

Operating loss	(4,531)	(1,462)	(10,227)	(15,849)

Other income (expense):
Interest expense	(2,562)	(3,398)	(8,583)	(9,707)
Interest and other income	226	53	2,415`	56

Total other income (expense)	(2,336)	(3,345)	(6,168)	(9,651)

Loss from continuing operations	(6,867)	(4,807)	(16,395)	(25,500)
Gain from discontinued operations (net of $0 tax)	—	213	104	307

Net loss	$(6,867)	$(4,594)	$(16,291)	$(25,193)

Three-Month Period Ended September 30, 2004 Compared to Three-Month Period Ended September 30, 2003

     In order to more fully understand the comparison of the results of continuing operations for the three months ended September 30, 2004 as compared to the same period in 2003, it is important to note the following significant changes in our operations that occurred:

•	In November 2002, we began to sell a network service offering obtained from a new supplier. The sale of that product ceased in late July 2003. Revenue from this offering is recognized using the unencumbered cash method. In the third quarter of 2004, $161 was recognized in revenue compared to $3,079 in the same quarter of 2003. Expenses associated with this offering were recorded when incurred. In the third quarter of 2004 the Company recorded a cost of $nil in telecommunications network costs compared to incurring a cost of $807 during the same period in 2003. The cessation of this product offering did not qualify as discontinued operations under generally accepted accounting principles.

•	In January 2004, the Company commenced offering local dial tone services via the Unbundled Network Element Platform. The Company now offers these services in five states and the Company had approximately 24,000 local customers, at the end of September 2004.

•	In August 2004, the Company implemented a resizing of the organization targeted at reducing its operating costs. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities. Management has recorded approximately $400 in expenses related to the August 2004 restructuring, of which $326 was paid in the third quarter of 2004, recorded in selling, general and administration expense.

Revenues

     Telecommunications services revenue decreased $4,694 to $27,229 in the third quarter of 2004 as compared to $31,923 during the same period in 2003 (excluding revenues from our network service offering of $161 and $3,079, respectively). The primary reasons for the decrease related to:

•	Our 10-10-XXX customer base is 125,000 at September 30, 2004 representing a 39.5% decline from September 2003. The customer attrition is a result of our decision to not directly market 10-10-XXX services since 2002. We have also seen the dial around monthly average revenue per user (“ARPU”) decline from $22.07 to $19.15, in the same period. We attribute this to increased cellular penetration and deregulation in various countries which have lower rates per month in those markets and due to greater competition from 1+ and local bundled offerings.

•	The 1+ customer base is 164,000, representing a 2.5% decline in subscribers from September 2003. ARPU declined 4.2% from $24.17 to $23.15 in the same period. Management attributes the decline in customer base to our decision to lead our sales offering with a local bundle versus a 1+ offering. ARPU has declined primarily due to continued price compression in the long distance business, and as a result of the continued migration of people to greater cellular usage.

•	Our enterprise customer base was 238 (2003 – 236) customers at the end of September 2004. Our top ten customers account for 19.5% of all direct sales billings. Included in the third quarter of 2004 is $1,400 of direct sales revenue from one customer who has subsequently moved to another carrier.

•	Our local bundled customers increased to 24,000 as at September 30, 2004, while ARPU was $37.62. The Company commenced offering a local bundle in five states (NY, NJ, FL, PA, and MA) during 2004 under the Unbundled Network Element Platform. Local bundled customers are expected to have a longer life and higher ARPU than the Company’s existing 10-10-XXX and 1+ customers.

•	See supplemental, statistical and financial data disclosed herein.

     Technology licensing and related services revenue was $nil in the third quarter of 2004 as compared to $1,049 in the third quarter of 2003. The revenue in 2003 relates to two contracts. The first contract was with AccessLine and was entered into in the first quarter of 2003 for which acceptance was obtained in the second quarter. The contract involved both technology licensing and provision of services. We recognized $449 in revenue from this contract in the third quarter of 2003. The second contract was entered into with a Japanese company in the third quarter of 2003 when delivery, acceptance and payment were all completed resulting in the recognition of $600 during the third quarter of 2003.

Operating costs and expenses

     Telecommunications network expense was $15,349 in the three months ended September 30, 2004 as compared to $19,266 during the same period in 2003 (excluding costs associated with our network service offering of $nil and $807, respectively).

     Telecommunications services margins (telecommunications services revenues less telecommunications network expenses) continue to fluctuate significantly from period to period, and are expected to continue to fluctuate significantly for the foreseeable future. Predicting whether margins will increase or decline is difficult to estimate with certainty. Factors that have affected and continue to affect margins include:

•	Differences in attributes associated with the various long-distance programs in place at the Company. The effectiveness of each offering can change margins significantly from period to period. Some factors that affect the effectiveness of any program include the ongoing deregulation of phone services in various countries where customer traffic terminates, actions and reactions by competitors to market pricing, the trend toward bundled service offerings and the increasing level of wireline to cellular connections. In addition, changes in customer traffic patterns also increase and decrease our margins.

•	Our frame relay network and voice network. Each network has a significant fixed cost element and a minor variable per minute cost of traffic carried element; significant fluctuations in the number of minutes carried from month to month can significantly affect the margin percentage from period to period. Management has reduced the fixed network monthly costs by approximately $84 per month by September 2004.

•	Changes in contribution rates to the Universal Service Fund (“USF”) and other regulatory changes associated with the fund. Such changes include increases and decreases in contribution rates, changes in the method of determining assessments, changes in the definition of assessable revenue, and the limitation that USF contributions collected from customers can no longer exceed contributions.

     Our selling, general, administrative and other (“S,G&A”) expense was $13,992 in the three months ended September 30, 2004 as compared to $13,981 during the same period of 2003. The significant changes in S,G&A expense are as follows:

•	Compensation expense decreased from approximately $5,700 in the three months ended September 30, 2003 to approximately $5,500 in the three months ended September 30, 2004.

•	Residual third party commissions decreased from approximately $3,800 in the three months ended September 30, 2003 to approximately $2,300 in the three months ended September 30, 2004. The decrease was a direct result of lower revenues in 2004.

•	Telemarketing costs increased from approximately $100 in the three months ended September 30, 2003 to approximately $600 in the three months ended September 30, 2004. The Company incurred higher telemarketing costs relating to our entry into the local dial tone business throughout 2004.

•	Billings and collections expenses decreased from approximately $2,400 in the three months ended September 30, 2003 to approximately $1,600 in the three months ended September 30, 2004, due to a reduction of revenue.

•	Marketing and advertising expenses increased from approximately $200 in the three months ended September 30, 2003 to approximately $300 in the three months ended September 30, 2004.

•	Accounting and tax expenses increased from approximately $300 in the three months ended September 30, 2003 to approximately $600 in the three months ended September 30, 2004, primarily related to costs related to completing a restatement of accounts.

•	Legal and regulatory expenses increased from approximately $200 in the three months ended September 30, 2003 to approximately $1,100 in the three months ended September 30, 2004. In 2004, management have incurred additional legal costs relating to the legal proceedings relating to various litigation matters including the direct and derivative actions, and its patent enforcement strategy.

•	Facilities expenses remained consistent at $1,300 in the three months ended September 30, 2003 and September 30, 2004, respectively.

•	Restructuring costs, related to an August 2004 restructuring, of approximately $400, of which $326 was paid in the three months ended September 30, 2004, compared to none in 2003. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities.

•	Included in three months ended September 30, 2003 are Integration expenses of approximately $200 compared to none in 2004 relating to the 2002 acquisition of certain assets of the estate of RSL.

     The provision for doubtful accounts was $941 in the three months ended September 30, 2004 as compared to $1,466 for the same period of 2003. The provision for doubtful accounts as a percent of revenue, excluding revenue from our network service offering, was approximately 3.4% for the three months ended September 30, 2004, versus approximately 4.2% for the three months ended September 30, 2003. Management has been taking steps to bring the bad debt provision more into line with the Company’s historical averages by tightening the credit granting process.

     The Company’s research and development program incurred costs of $119 in the third quarter of 2004. This program is expected to allow the Company to provide enhanced telecommunication services to its customer base in the near term. The Company did not carry out any research and development work in 2003.

     Depreciation and amortization was $1,520 in the three months ended September 30, 2004 compared to $1,993 during the same period of 2003.

Other income (expense)

     Interest expense totaled $2,562 in the third quarter of 2004, of which $1,855 is pursuant to related party debt, compared to the third quarter of 2003, when $3,066 of the interest expense of $3,398 was pursuant to related party debt. Included in the interest expense for the third quarter of 2004 is BCF of $688, compared to $1,393 for the same period in 2003. Third party interest is lower in the third quarter of 2004 compared to the same period in 2003, due to lower average outstanding balance on the asset based facility partially offset by an increase in interest expense on regulatory amounts owing.

     Interest and other income was $226 for the third quarter of 2004 compared to $53 during the third quarter of 2003. During the third quarter of 2004, $204 of other income relates to the estate of WorldxChange Telecommunication, Inc.’s (“Estate”) agreement to offset an unrecorded receivable of the Company against a legal obligation to the Estate relating to the 2001 acquisition of the WorldxChange Communications, Inc. (“WorldxChange”) business from bankruptcy.

Discontinued Operations

     In the third quarter of 2004, there was no gain or loss from discontinued operations recorded, compared to the $213 gain reported in the third quarter of 2003 related to the sale of the I-Link Communications, Inc. business.

Segment Profitability

     For the quarter ended September 30, 2004, our Telecommunications segment realized an operating segment loss of $3,745, while our Technologies segment recorded an operating segment loss of $336. We anticipate that through revenue growth and continued control of expenses, both segments will report operating income by the end of 2005. The measures of operating segment loss discussed above exclude $2,786 of net expenses that are not allocated to a specific segment. These consist primarily of selling, general and administrative costs, as well as $2,509 of interest expense, net of a $204 gain on discharge of obligation.

     Nine-Month Period Ended September 30, 2004 Compared to Nine-Month Period Ended September 30, 2003

     In order to more fully understand the comparison of the results of continuing operations for the nine months ended September 30, 2004 as compared to the same period in 2003, it is important to note the following significant changes in our operations that occurred:

•	In July 2003, we completed the acquisition of Transpoint. The operations of Transpoint have been included in the statement of operations for the nine months ended September 30, 2004. However, there were no such operations in the same period of 2003.

•	In November 2002, we began to sell a network service offering obtained from a new supplier. The sale of that product ceased in late July 2003. Revenue from this offering is recognized using the unencumbered cash method. In the first nine months of 2004, $6,714 was recognized in revenue compared to $7,221 in the same period of 2003. Expenses associated with this offering were recorded when incurred. In the first nine month of 2004 the Company recorded a recovery of $203 in telecommunications network costs compared to incurring a cost of $9,177 during the same period in 2003. The cessation of this product offering does not qualify as discontinued operations under generally accepted accounting principles.

•	In January 2004, the Company commenced offering local dial tone services via the Unbundled Network Element-Platform. By September 30, 2004 services were being offered in five states and the Company had approximately local 24,000 local customers.

•	In August 2004, the Company implemented a resizing of the organization targeted at reducing its operating costs. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities. Management has recorded approximately $400 in expenses related to the August 2004 restructuring, of which $326 was paid in the third quarter of 2004, recorded in selling, general and administration expense.

Revenues

     Telecommunications services revenue decreased $12,325 to $81,818 in the nine month period ended September 30, 2004 as compared to $94,143 in the same period during 2003 (excluding revenues from our network service offering). The primary reasons for the decrease related to:

•	Our 10-10-XXX customer base is 125,000 at September 30, 2004 representing a 39.5% decline from September 2003. The customer attrition is a result of our decision to not directly market 10-10-XXX services since 2002. We have also seen the dial around monthly average revenue per user (“ARPU”) decline from $22.07 to $19.15, in the same period. We attribute this to increased cellular penetration and deregulation in various countries which have lower rates per month in those markets and due to greater competition from 1+ and local bundled offerings.

•	The 1+ customer base is 164,000, representing a 2.5% decline in subscribers from September 2003. ARPU declined 4.2% from $24.17 to $23.15 in the same period. Management attributes the decline in customer base to our decision to lead our sales offering with a local bundle versus a 1+ offering. ARPU has declined primarily due to continued price compression in the long distance business, and as a result of the continued migration of people to greater cellular usage.

•	Our enterprise customer base was 238 customers at the end of September 2004. Our top ten customers account for 19.5% of all direct sales billings. Included in the nine months ended September 30, 2004 is $2,800 of direct sales revenue from one customer who has subsequently moved to another carrier.

•	Our local bundled customers increased to 24,000 as at September 30, 2004, while ARPU was $37.62. The Company commenced offering a local bundle in five states (NY, NJ, FL, PA, and MA) during 2004 under the Unbundled Network Element-Platform. Local bundled customers are expected to have a longer life and higher ARPU than the Company’s existing 10-10-XXX and 1+ customers.

•	See supplemental, statistical and financial data disclosed herein.

     Technology licensing and related services revenue was $540 in the first nine months of 2004 as compared to $2,099 in the same period of 2003. In the first nine months of 2003, the Company recorded revenue from two contracts: the AccessLine contract and a contract with a Japanese company. The revenue in 2004 relates to a contract that was entered into with a Japanese company in the third quarter of 2003. Under the terms of the contract, we earned $540 based on the receipt of funds related to the delivery of product in 2003. The Company has no continuing obligation related to this contract. Technology licensing revenues are project-based and, as such, these revenues will vary from period to period based on timing and size of technology licensing projects and payments.

Operating costs and expenses

     Telecommunications network expense was $47,664 in the nine months ended September 30, 2004 as compared to $57,964 during the same period in 2003 (excluding costs associated with our network service offering of ($203) and $9,177, respectively).

     Telecommunications services margins (telecommunications services revenues less telecommunications network expenses) continue to fluctuate significantly from period to period, and are expected to continue to fluctuate significantly for the foreseeable future. Predicting whether margins will increase or decline is difficult to estimate with certainty. Factors that have affected and continue to affect margins include:

•	Differences in attributes associated with the various long-distance programs in place at the Company. The effectiveness of each offering can change margins significantly from period to period. Some factors that affect the effectiveness of any program include the ongoing deregulation of phone services in various countries where customer traffic terminates, actions and reactions by competitors to market pricing, the trend toward bundled service offerings and the increasing level of wireline to cellular connections. In addition, changes in customer traffic patterns also increase and decrease our margins.

•	Our frame relay network and voice network. Each network has a significant fixed cost element and a minor variable per minute cost of traffic carried element; significant fluctuations in the number of minutes carried from month to month can significantly affect the margin percentage from period to period. Management has reduced the fixed network monthly costs by approximately $84 per month by September 2004.

•	Changes in contribution rates to the Universal Service Fund (“USF”) and other regulatory changes associated with the fund. Such changes include increases and decreases in contribution rates, changes in the method of determining assessments, changes in the definition of assessable revenue, and the limitation that USF contributions collected from customers can no longer exceed contributions.

     Our selling, general, administrative and other expense was $42,828 in the nine months ended September 30, 2004 as compared to $42,822 during the same period of 2003. The significant changes in S,G&A expense are as follows:

•	Compensation expense decreased from approximately $20,800 in the nine months ended September 30, 2003 to approximately $19,100 in the nine months ended September 30, 2004.

•	Residual third party commissions decreased from approximately $8,700 in the nine months ended September 30, 2003 to approximately $6,700 in the nine months ended September 30, 2004. The decrease was a direct result of lower revenues in 2004.

•	Telemarketing costs increased from approximately $500 in the nine months ended September 30, 2003 to approximately $1,600 in the nine months ended September 30, 2004. The Company incurred higher telemarketing costs relating to our entry into the local dial tone business throughout 2004.

•	Billings and collections expenses decreased from approximately $5,600 in the nine months ended September 30, 2003 to approximately $5,000 in the nine months ended September 30, 2004, relating to reduction in revenue in the respective periods.

•	Marketing and advertising expenses increased from approximately $600 in the nine months ended September 30, 2003 to approximately $900 in the nine months ended September 30, 2004.

•	Accounting and tax expenses increased from approximately $1,000 in the nine months ended September 30, 2003 to approximately $1,500 in the nine months ended September 30, 2004.

•	Legal and regulatory expenses increased from approximately $600 in the nine months ended September 30, 2003 to approximately $2,700 in the nine months ended September 30, 2004. In 2004, management have incurred additional legal costs relating to the legal proceedings relating to various litigation matters including the direct and derivative actions, and its patent enforcement strategy.

•	Facilities expenses increased from approximately $3,500 in the nine months ended September 30, 2003 to approximately $3,900 in the nine months ended September 30, 2004. The increase in facilities expense is due to the opening of the New Jersey office in early 2004.

•	Restructuring costs, related to an August 2004 restructuring, of approximately $400, of which $326 was paid in the nine months ended September 30, 2004, compared to none in 2003. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities.

•	Included in nine months ended September 30, 2003 are integration expenses of approximately $700 compared to none in 2004, relating to the 2002 acquisition of certain assets of the estate of RSL.

     The provision for doubtful accounts was $3,908 in the nine months ended September 30, 2004 as compared to $3,772 for the same period of 2003. The provision for doubtful accounts as a percent of revenue, excluding revenue from our network service offering, was approximately 4.4% for the nine months ended September 30, 2004, versus approximately 3.7% for the nine months ended September 30, 2003. Management is taking steps to bring the bad debt provision more into line with the Company’s historical averages by tightening the credit granting process.

     The Company commenced a research and development program incurring costs of $225 in the first nine months of 2004. This program is expected to allow the Company to provide enhanced telecommunication services to its customer base in the near term. The Company did not carry out any research and development work in 2003.

     Depreciation and amortization was $4,877 in the nine months ended September 30, 2004 compared to $5,577 during the same period of 2003.

Other income (expense)

     Interest expense totaled $8,583 in the nine months ended September 30, 2004, of which $6,384 is pursuant to related party debt, compared to the same period in 2003, when $8,632 of the interest expense of $9,707 was pursuant to related party debt. Included in the interest expense for the nine months ended September 30, 2004 is BCF of $3,240, compared to $2,589 for the same period in 2003. Third party interest is lower in the first nine months of 2004 compared to the same period in 2003, due to lower average outstanding balance on the asset based facility partially offset by an increase in interest expense on regulatory amounts owing.

     Interest and other income increased $2,359 to $2,415 for the nine months ended September 30, 2004 from $56 during the same period of 2003. The increase is primarily due to a gain of $767 related to the discharge of certain obligations associated with our former participation with a consortium of owners in an indefeasible right of usage, a gain of $1,376 from our sale of shares of Buyers United, Inc. common stock in the first six months of 2004 and $204 gain in third quarter 2004 on the estate of WorldxChange Telecommunications, Inc.’s (“Estate”) agreement to offset an unrecorded receivable of the Company against a legal obligation to the Estate relating to the 2001 acquisition of the WorldxChange Communications, Inc. (“WorldxChange”) business from bankruptcy.

Discontinued Operations

     In the first nine months of 2004, we recorded a gain from discontinued operations of $104 related to the sale of our I-Link Communications, Inc. (“ILC”) operations to Buyers United, Inc. (“BUI”) entered into in December 2002. The sale closed on May 1, 2003. Contingent shares (10,714) of BUI stock were earned during the three months ended March 31, 2004, with a value of $104. In the first nine months of 2003, we recorded a gain from discontinued operations of $307 related to the sale of the ILC business.

Segment Profitability

     For the nine months ended September 30, 2004, our Telecommunications segment realized an operating segment loss of $8,536, while our Technologies segment recorded an operating segment loss of $744. We anticipate that through revenue growth and continued control of expenses, both segments will report operating income by the end of 2005. The measures of operating segment income and loss discussed above exclude $7,115 of net income and expenses that are not allocated to a specific segment. These consist primarily of selling, general and administrative costs, as well as $8,282 of interest expense, net of a $1,376 gain on the sale of our holdings in BUI common stock and a gain of $971 recognized on the discharge of an obligation.

     Key selected financial data for the three years ended December 31, 2003, 2002 and 2001 are as follows:

				Percent Change
	2003	2002	2001	2003 vs 2002	2002 vs 2001
	(as restated)	(as restated)		(as restated)	(as restated)
Revenues:
Telecommunications services	$133,765	$85,252	$50,289	57%	70%
Technology licensing and development	2,164	2,837	5,697	(24)	(50)

Total revenues	135,929	88,089	55,986	54	57

Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation shown below)	86,006	50,936	35,546	69	43
Selling, general, administrative and other	57,264	33,015	30,790	73	7
Provision for doubtful accounts	5,438	5,999	2,861	(9)	110
Research and development	—	1,399	2,332	*	(40)
Depreciation and amortization	7,125	4,270	6,409	67	(33)

Total operating costs and expenses	155,833	95,619	77,938	63	23

Operating loss	(19,904)	(7,530)	(21,952)	164	(66)
Other income (expense):
Interest expense	(13,269)	(8,195)	(4,693)	62	75
Interest and other income	1,216	395	81	208	388
Gain on sale of subsidiary	—	—	589	*	*

Total other income (expense)	(12,053)	(7,800)	(4,023)	55	94

Loss from continuing operations	(31,957)	(15,330)	(25,975)	108	(41)
Loss from discontinued operations, net of $0 tax	529	(12,508)	(18,522)	(104)	(32)

Net loss	$(31,428)	$(27,838)	$(44,497)	13	(37)

2003 Compared to 2002

     When considering the review of the results of continuing operations for 2003 compared to 2002, it is important to note the following significant changes in our operations that occurred in 2003 and 2002. Namely:

1.	In July 2003, we acquired Transpoint. The operations of Transpoint from July 28, 2003 to December 31, 2003 have been included in the statement of operations for 2003. However, there were no such operations in 2002.

2.	On December 10, 2002, we purchased the assets of RSL.COM USA, Inc. (“RSL”), including the assumption of certain liabilities. The RSL operations from January 1, 2003 to December 31, 2003 have been included in the statement of operations for the entire fiscal year. In 2002, the operations of RSL were included for the period December 10, 2002 to December 31, 2002.

3.	On December 6, 2002, we entered into an agreement to sell substantially all of the assets and customer base of I-Link Communications, Inc. (“ILC”). The sale closed on May 1, 2003. As a result of the agreement, the operational results related to ILC have been reclassified as discontinued operations in the current and prior years and accordingly are not included in the following analysis of continuing operations for 2003 or 2002.

4.	In November 2002, we began to sell a network service offering provided by a new supplier. The sale of that service offering ceased in late July 2003. While this product has been discontinued, revenue is recognized as cash receipts become unencumbered.

Revenues

     The increase in Telecommunications services revenue to $133,765 in 2003 from $85,252 in 2002 is primarily related to the following events:

(1)	In December 2002, we acquired certain assets of RSL from a bankruptcy proceeding. The acquisition has been accounted for under the purchase method of accounting and accordingly, revenue subsequent to the acquisition has been included in our revenue. There is a full year of RSL revenue included in 2003, versus less than one month in 2002. The operations of RSL provided approximately $15,300 in Telecommunications revenues in 2003, compared to approximately $2,500 for December 2002. Additionally, the operations of Transpoint which began in July provided approximately $2,055 in Telecommunications revenue during 2003, which was not present in 2002.

(2)	We have continued to experience a decline in revenue from 10-10-XXX dial around services and from a related direct mail program launched in 2001 and curtailed in early 2002. In 2003, revenues from our dial around product were approximately $54,900 versus approximately $66,800 in 2002.

(3)	We have experienced growth in our revenue from customers acquiring 1+ services through our growing commercial, ethnic and multi-level marketing (“MLM”) channels on which we began to focus in early 2002. Revenues from our 1+ product were approximately $44,400 in 2003 versus approximately $15,791 in 2002.

(4)	We launched a network service offering in 2002, which we curtailed in July 2003. We recognized revenues of approximately $7,629 in 2003 as cash receipts became unencumbered, compared to recognizing no revenues in 2002. At December 31, 2003, $4,621 in cash receipts remain encumbered and are accounted for as deferred revenues on our balance sheet.

(5)	Although we continued to experience price erosion in 2003 in a very competitive long-distance market, our customer and traffic growth is outpacing this compression. The increase in number of subscribers from 279,532 at December 31, 2002 to 354,248 at December 31, 2003, coupled with the increase in traffic per user has driven the remainder of our increase in revenue, year-over-year. In 2003, we recognized approximately $97,756 of domestic and international long distance revenues (including monthly recurring charges and Universal Service Fund (“USF”) fees) on approximately 907,000,000 minutes, resulting in a blended rate of approximately $0.11 per minute. In 2002, we recognized approximately $82,466 of domestic and international long distance revenues on approximately 680,480,000 minutes, resulting in a blended rate of approximately $0.12 per minute.

     Technology licensing and development revenues decreased $673 to $2,164 in 2003 from $2,837 in 2002. The decrease was related to having revenue from two contracts outstanding in 2003 compared to three in 2002. Technology licensing revenues are project-based and, as such, these revenues will vary from year to year based on the timing and size of the projects and related payments.

Operating costs and expenses

     The changes in operating costs and expenses are primarily related to the following:

(1)	Telecommunications network expense – The $35,070 increase relates primarily to the inclusion of a full year of the operations of the RSL assets in 2003 as opposed to less than one month in 2002. In 2003, the operations of RSL’s Enterprise business incurred approximately $15,279 in telecommunications network expense versus approximately $1,190 in December of 2002. The inclusion of a full year of activity for the Agent business of RSL, resulted in an increase of approximately $8,734. Additionally, we recognized an increase of approximately $7,112 in telecommunications network expense associated with our network service offering in 2003 over 2002.

(2)	Selling, general, administrative and other (“SG&A”) – The $24,249 increase relates primarily to the inclusion of a full year of the operations of RSL in 2003 as opposed to less than one month in 2002. In 2003, the operations of RSL’s Enterprise business incurred approximately $10,378 in SG&A versus approximately $810 in December of 2002. The inclusion of a full year of activity for the Agent business of RSL combined with our existing Retail segment resulted in an increase in SG&A from 2002 to 2003 of approximately $13,471.

(3)	Provision for doubtful accounts –The $561 decrease is primarily due to lower bad debt experience levels for our direct billed customers because of Company’s implementation of a dedicated collection team in 2003. The provision for doubtful accounts as a percentage of total revenue was 4.0% in 2003 compared to 6.8% in 2002. This percentage decrease was also due to the revenue from our network service offering being recognized on an unencumbered cash receipts method, which was $7,629 in 2003 and none in 2002. Additionally, in 2003 we recognized $25,615, versus $1,547 in 2002 in revenues from our Enterprise segment. The revenues for our Enterprise segment have a significantly lower bad debt experience than our Retail revenues.

(4)	Depreciation and amortization – The increase relates primarily to tangible and intangible assets acquired pursuant to the RSL and Transpoint acquisitions. Depreciation and amortization on the assets purchased from RSL was approximately $1,800 for all of 2003, which was present for less than one month in 2002. Additionally, the intangible assets associated with the Transpoint purchase incurred additional amortization of approximately $245 during 2003, which was not present in 2002. The remainder of the increase is associated with depreciation on the purchase of new furniture, fixtures, equipment and software during the year.

(5)	Research and development costs (“R&D”) – We ceased our R&D activities in 2002. We resumed investing in R&D in the second quarter of 2004.

Other income (expense)

     The changes in other income (expense) are primarily related to the following:

(1)	Interest expense — The $5,074 increase in interest expense primarily relates to interest on amounts owed to Counsel and on amounts owed on our asset-based facility. The increase year over year relates primarily to higher average outstanding loan amounts to both Counsel and our asset-based lender. The balance of our revolving credit facility was $12,127 and $9,086 at December 31, 2003 and 2002, respectively. This facility had an average interest rate of 6% during both years. The increased average loan balance created additional interest expense year-over-year of approximately $154. Counsel advanced us an additional $7,896 during 2003, which created additional interest expense from 2002 to 2003 of approximately $69.

(2)	In November 2003, $40,673 of Counsel debt was converted into equity. The Counsel debt carried an interest rate of 10%, therefore the conversion led to approximately $4,000 in annual interest savings. Such savings were reduced by increases in debt.

(3)	Other income — The $821 increase to other income is primarily related to the discharge of obligations from two settlement agreements completed during 2003 with network carriers, which totaled $1,141. In 2002, other income represents approximately $200 in income recorded when we were informed that we had funds on deposit with vendors that we had not known previously existed

     2002 Compared to 2001

     When considering the results of continuing operations for 2002 compared to 2001, it is important to note the following significant changes in our operations that occurred in 2002 and 2001, namely:

(1)	On June 4, 2001, we completed the purchase of WorldxChange Communications, Inc. (“WorldxChange”), which offered a dial-around telecommunications product. We did not offer a comparable product prior to June 4, 2001.

(2)	On December 10, 2002, we purchased the assets of RSL.COM USA, Inc. (“RSL”), including the assumption of certain liabilities. RSL offers voice services to residential and small business customers through an indirect sales channel. RSL also offers voice and data solutions to small and medium size enterprise customers through a direct sales channel. The RSL operations from December 11, 2002 to December 31, 2002 have been included in the statement of operations for 2002.

(3)	On December 6, 2002, we entered into an agreement to sell substantially all of the assets and customer base of I-Link Communications, Inc. (“ILC”). The sale closed in the second quarter of 2003. As a result of the agreement, the operational results related to ILC have been reclassified as discontinued operations in 2002 and 2001 and accordingly are not included in the following analysis of continuing operations.

Revenues

     The increase in Telecommunications services revenue of $34,963 to $85,252 in 2002 from $50,289 in 2001 was primarily related to the following events:

(1)	In June 2001, we acquired the long-distance operations of WorldxChange from bankruptcy. The purchase was accounted for under the purchase method of accounting. Accordingly, revenue in 2001 was limited to revenue from the date of acquisition in June 2001 through the end of 2001 (approximately seven months) compared to twelve months of operations in 2002. The revenues from WorldxChange accounted for approximately $82,752 in 2002 and all of the Telecommunications revenues in 2001.

(2)	In December 2002, we acquired the assets of the Agent and the Enterprise Direct business of RSL from bankruptcy. The acquisition was accounted for under the purchase method of accounting and accordingly, revenue of approximately $2,500 was recognized subsequent to the acquisition, which was not present in 2001.

     The primary reason for the decrease of $2,860 in revenues for the Technology segment to $2,837 in 2002 from $5,697 in 2001 was due to the reduction in revenue recorded relating to a two-year licensing agreement which ended in May 2002. In 2002, we recorded revenue of approximately $1,667 on this contract, compared to approximately $5,000 in 2001.

Operating costs and expenses

     The changes in operating costs and expenses are primarily related to the following:

(1)	Telecommunications network expense – The $15,390 increase related primarily to the inclusion of a full year of the operations of WorldxChange in 2002 as opposed to only seven months in 2001. On an annualized basis, telecommunications network expense decreased from 2001 to 2002. The decrease on an annualized basis correlated with a 14% increase in telecommunications services revenue margin (telecommunications services revenue less telecommunications network expense) in 2002 over 2001, primarily relating to improved network efficiency derived from reductions in operating costs and efficiencies relating to more scaled utilization of our network. Further, in 2002, we expensed approximately $2,000 of network service offering costs for which no revenue was recognized. This expense was not present in 2001.

(2)	Selling, general and administrative expense – The $2,225 increase related primarily to the inclusion of a full year of the operations of WorldxChange in 2002 compared to only seven months in 2001. This increase included $7,124 from our Retail segment and $777 from our Enterprise segment. The overall increase was partially offset by a decrease of $5,676 in advertising costs associated with the curtailment of a direct advertising program in the first quarter of 2002 that commenced in 2001.

(3)	Provision for doubtful accounts – The $3,138 increase related primarily to the inclusion of a full year of operations of WorldxChange in 2002 compared to only seven months in 2001. Additionally, in

2002, we experienced a shift in channels resulting in more direct billing of customers, which incurs a larger percentage of uncollectible accounts.

(4)	Depreciation and amortization – The $2,139 decline in depreciation and amortization was related to the decrease in amortization on our intangible assets of $2,350, as certain intangible assets associated with the purchase of WorldxChange became fully amortized. This decrease was partially offset by a full year of depreciation and amortization on the acquired tangible assets of WorldxChange and the acquired tangible and intangible assets of RSL.

(5)	R&D – Over the past several years we have consolidated our research operations and curtailed research and development activities in order to concentrate our financial resources on sales and marketing of existing products. With the sale of the I-Link Communications, Inc. business in December 2002, we stopped our research and development activities, as evidenced by no expenses being incurred in 2003. R&D activity was resumed commencing in the second quarter of 2004.

Other income (expense)

     Overall the $3,777 increase in expense was directly related to interest expense on our increased debt from loans from Counsel (necessary to fund our continued cash operating requirements and acquisitions) of approximately $3,052, interest expense on our revolving credit facility which originated in December 2001 of approximately $447 and the inclusion of interest from WorldxChange capital leases for twelve months in 2002 as compared to seven months in 2001.

     Other income in 2002 was primarily related to WorldxChange, who in the fourth quarter was informed that it had funds on deposit with certain carriers that it had not previously known existed. Upon verification of such deposits, we recorded the asset and recognized other income of approximately $200. We did not have similar transactions in 2001. The other changes from year to year relate to various items which do not recur from year to year and a decrease in interest earned in 2002 compared to 2001 which corresponds to the decrease in average cash balances on hand during the respective years and the reduction in interest rates during the same periods.

     In December 2001, we sold our subsidiary Nexbell to an unrelated party. The sale was a sale of Nexbell’s stock and accordingly the assets and liabilities of Nexbell were assumed by the purchaser with no further financial obligation on our part. At the time of the sale, the liabilities exceeded the assets of Nexbell and accordingly, we have recorded a gain on sale of subsidiary in the amount of approximately $589 (the amount by which the liabilities of Nexbell exceeded its assets).

Quarterly Analysis – 2003 Compared to 2002

     Management believes that the most appropriate way to analyze Acceris is to examine the changes in the business quarter over quarter. Accordingly, we have presented the consolidated and segmented viewpoint on this basis.

	2002				2003				Full Year
	(unaudited)				(unaudited)				(audited)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2001	2002	2003
				(as restated)	(as restated)	(as restated)	(as restated)	(as restated)		(as restated)	(as restated)
Revenues:
Retail	$22,811	$20,984	$19,835	$20,075	$23,272	$25,106	$26,069	$26,074	$50,289	$83,705	$100,521
Enterprise	—	—	—	1,547	7,095	6,747	5,854	5,919	—	1,547	25,615
Network service offering	—	—	—	—	—	4,142	3,079	408	—	—	7,629
Technologies	1,581	888	321	47	—	1,050	1,049	65	5,697	2,837	2,164

Total revenues	24,392	21,872	20,156	21,669	30,367	37,045	36,051	32,466	55,986	88,089	135,929
Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation shown below)	13,272	12,237	11,197	12,235	19,543	19,154	19,266	18,936	35,546	48,941	76,899
Network service offering	—	—	—	1,995	6,205	2,165	807	(70)	—	1,995	9,107
Selling, general, administrative and other	8,700	7,147	7,389	9,779	14,225	14,617	13,981	14,441	30,790	33,015	57,264
Provision for doubtful accounts	1,356	1,250	1,119	2,274	1,175	1,131	1,466	1,666	2,861	5,999	5,438
Research and development	383	465	317	234	—	—	—	—	2,332	1,399	—
Depreciation and amortization	1,021	1,019	985	1,245	1,826	1,758	1,993	1,548	6,409	4,270	7,125

Total operating costs and expenses	24,732	22,118	21,007	27,762	42,974	38,825	37,513	36,521	77,938	95,619	155,833

Operating loss	(340)	(246)	(851)	(6,093)	(12,607)	(1,780)	(1,462)	(4,055)	(21,952)	(7,530)	(19,904)
Other income (expense):
Interest expense	(2,173)	(2,061)	(1,777)	(2,184)	(2,915)	(3,394)	(3,398)	(3,562)	(4,693)	(8,195)	(13,269)
Interest and other income	9	10	152	224	2	1	53	1,160	81	395	1,216
Gain on sale of subsidiary	—	—	—	—	—	—	—	—	589	—	—

Total other income (expense)	(2,164)	(2,051)	(1,625)	(1,960)	(2,913)	(3,393)	(3,345)	(2,402)	(4,023)	(7,800)	(12,053)

Loss from continuing operations	(2,504)	(2,297)	(2,476)	(8,053)	(15,520)	(5,173)	(4,807)	(6,457)	(25,975)	(15,330)	(31,957)
Gain (loss) from discontinued operations, net of $0 tax	(3,099)	(4,581)	(1,463)	(3,365)	(277)	371	213	222	(18,522)	(12,508)	529

Net loss	$(5,603)	$(6,878)	$(3,939)	$(11,418)	$(15,797)	$(4,802)	$(4,594)	$(6,235)	$(44,497)	$(27,838)	$(31,428)

Revenues

(1)	Retail revenue grew in 2003 over 2002 due primarily to the inclusion of the Agent business of RSL.COM USA, Inc. (“RSL”), which we acquired on December 10, 2002. In the Retail market we experienced an increase in the volume of business, based on approximately 907,000,000 minutes carried over our network and over lines we lease from third parties during 2003 versus approximately 680,400,000 in 2002. Additionally, our number of customers grew from approximately 279,532 at December 31, 2002 to approximately 354,248 at the end of 2003. However, the average blended rate per minute (including domestic and international calls) declined throughout 2003, from approximately $0.12 per minute in 2002 to approximately $0.11 per minute in 2003. The ratio of international long-distance business to domestic long-distance continued at an approximately 65:35 ratio for 2002 and 2003.

(2)	Enterprise revenues grew in 2003 due primarily to the inclusion of the Enterprise business of RSL, which was acquired on December 10, 2002. In 2003, the Enterprise business provided $25,615 in revenues, compared to $1,547 in 2002.

(3)	Network service offering — We introduced a product in November 2002 which we ceased offering in July 2003. We recognized revenues of approximately $7,629 in 2003 as cash receipts became unencumbered and recognized no such revenue in 2002. Beginning in the second quarter of 2003, amounts collected from this offering were considered unencumbered and recognized as revenue. At December 31, 2003, $4,621 in cash receipts remains encumbered and is accounted for as deferred revenues on our balance sheet. We anticipate that the remainder of these receipts will become unencumbered and recognized as revenue in 2004.

(4)	Technologies revenue is made up of several project-based contracts. Revenue in this business is volatile between reporting periods. In 2003, revenue reported is from two contracts and totals $2,164 in 2003, compared to $2,837 from three contracts in 2002.

Telecommunications network expense

(1)	Costs grew in 2003 over 2002 in line with the level of revenue, due to increased traffic on our network and on the lines we lease from third parties. The increase in volume is directly related to the inclusion of a full year of activity for the Agent business of RSL, which resulted in an increase in telecommunications network expense of approximately $8,734. Additionally, we recognized an increase of approximately $7,112 in telecommunications network expense associated with our network service offering in 2003 over 2002.

(2)	Our networks continued to operate in 2003 below 50% utilization, which is consistent with 2002. The operation of the network has many fixed cost elements and changes in network utilization affect the Telecommunications division’s operating loss.

(3)	We acquire telecommunications services from a number of carriers and pricing obtained from those carriers affects Telecommunications’ operating loss.

(4)	We are subject to telecommunications taxes, and the calculation and mandated contribution rates change from time to time which affects our costs from period to period.

(5)	The destination of customers’ long-distance calls, particularly international calls, affects the Telecommunications network expense and overall profitability.

Operating costs and expenses

(1)	Selling, general and administrative expense (“SG&A”) – Costs increased primarily due to the acquisition of certain assets of RSL in December 2002 and the acquisition of Transpoint in July 2003. Throughout 2003, we have been integrating these two businesses, as well as WorldxChange Communications, Inc., and have been developing an infrastructure that allowed us to enter the local business. As our integration continues, we expect SG&A as a percent of revenue to decline during 2004. The inclusion of a full year of activity for the Agent business of RSL combined with our existing Retail segment resulted in an increase in SG&A from 2002 to 2003 of approximately $13,343, while the inclusion of a full year of activity of the Enterprise business of RSL accounted for an increase of approximately $9,568.

(2)	Provision for doubtful accounts – Improvement as a percent of revenue from 6.8% in 2002 to 4.0% in 2003 has occurred due to improved credit and collection processes and due to the use of the unencumbered cash receipts method of revenue recognition for our network service offering. We recognized approximately $7,629 in revenue during 2003 associated with this product which, due to the unencumbered cash method of accounting, experiences significantly less bad debt.

(3)	Research and development (“R&D”) – We ceased our R&D activities in 2002. We resumed investing in R&D in the second quarter of 2004.

(4)	Depreciation and amortization – Pursuant to the acquisition of RSL and Transpoint we acquired certain tangible and intangible assets, which are being amortized over one to five years. Depreciation and amortization on the assets purchased from RSL was approximately $1,800 for all of 2003, which was present for less than one month in 2002. Additionally, the intangible assets associated with the Transpoint purchase accumulated additional amortization of approximately $245 during 2003, which was not present in 2002. The remainder of the increase is associated with depreciation on new furniture, fixtures, equipment and software purchased during the year.

Supplemental Statistical and Financial Data

     The following data is provided for additional information about our operations. It should be read in conjunction with the quarterly segment analysis provided herein. All amounts below are unaudited.

	2003				2004
(In millions of dollars, except where indicated)	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Gross revenues — product mix
Domestic long-distance	$7.8	$7.8	$7.4	$7.5	$6.4	$5.6	$5.4
International long-distance	12.8	14.4	15.3	15.1	13.0	11.3	10.5
Local dial tone	—	—	—	—	0.1	1.0	2.7
MRC/USF(1)	2.3	2.4	2.8	3.0	3.0	2.7	2.3
Dedicated voice	0.4	0.3	0.4	0.4	0.3	0.3	0.4
Direct sales revenues	7.1	6.8	5.9	5.9	5.4	5.1	5.8
Other	—	0.1	0.2	—	0.1	0.2	0.2

Total telecommunications revenue	$30.4	$31.8	$32.0	$31.9	$28.3	$26.2	$27.3
Network service offering	—	4.1	3.1	0.4	6.4	0.2	0.1
Technology licensing and development	—	1.1	1.0	0.1	0.5	0.1	—

Total revenues	$30.4	$37.0	$36.1	$32.4	$35.2	$26.5	$27.4

Telecommunications revenue by customer type:
Dial-around	$14.8	$13.3	$13.7	$13.3	$10.3	$9.0	$7.2
1+	8.5	11.6	12.2	12.7	12.4	11.0	11.4
Local dial tone	—	—	—	—	0.1	1.0	2.7
Direct sales	7.1	6.8	5.9	5.9	5.4	5.0	5.8
Other	—	0.1	0.2	—	0.1	0.2	0.2

Total telecommunications revenues	$30.4	$31.8	$32.0	$31.9	$28.3	$26.2	$27.3

Gross revenue—product mix(%):
Domestic long-distance	25.6%	24.6%	23.1%	23.5%	22.6%	21.4%	19.9%
International long-distance	42.1%	45.3%	47.8%	47.3%	45.9%	43.1%	38.4%
Local dial tone	—	—	—	—	0.4%	3.8%	9.8%
MRC/USF(1)	7.6%	7.5%	8.8%	9.4%	10.6%	10.3%	8.5%
Dedicated voice	1.3%	0.9%	1.3%	1.3%	1.0%	1.1%	1.3%
Direct sales revenues	23.4%	21.4%	18.4%	18.5%	19.1%	19.5%	21.4%
Other	—	0.3%	0.6%	0.0%	0.4%	0.8%	0.8%

Total telecommunications revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross revenues—product mix(minutes)
Domestic long-distance(5)	135,236,248	140,798,912	134,198,098	121,880,023	129,293,178	134,649,835	176,065,320
International long-distance	83,191,655	93,896,850	98,873,877	98,978,290	91,288,985	83,923,345	79,458,519
Dedicated voice	9,571,155	7,772,277	9,364,583	8,653,038	9,653,915	9,374,236	14,751,696

Active Retail Subscribers (in number of people):
Dial-around (2)
Beginning of Period	199,375	228,330	215,187	206,937	192,678	164,331	138,857
Adds	112,223	85,246	100,624	63,349	46,518	40,094	37,582
Churn	(83,268)	(98,389)	(108,874)	(77,608)	(74,865)	(65,568)	(51,237)

End of Period	228,330	215,187	206,937	192,678	164,331	138,857	125,202

Local dial tone
Beginning of Period	—	—	—	—	—	2,895	14,359
Adds	—	—	—	—	3,112	13,493	12,772
Churn	—	—	—	—	(217)	(2,029)	(3,512)

End of period	—	—	—	—	2,895	14,359	23,619

1+(5)
Beginning of Period	72,008	136,896	174,486	168,242	161,570	165,847	172,162
Adds	109,646	81,040	43,964	25,356	25,344	27,093	23,574
Churn	(44,758)	(43,450)	(50,208)	(32,028)	(21,067)	(20,778)	(31,795)

End of Period	136,896	174,486	168,242	161,570	165,847	172,162	163,941

Total subscribers (End of Period)	365,226	389,673	375,179	354,248	333,073	325,378	312,762

Direct sales (6)
Active Customer Base	276	254	236	227	256	252	238
Total top 10 billing	$1,243	$1,163	$1,094	$1,050	$926	$1,034	$1,130

Avg monthly revenue per user (active subscriptions) in absolute dollars:(4)
Dial-around	$21.61	$20.60	$22.07	$23.01	$20.89	$21.61	$19.15
Local dial tone	$—	$—	$—	$—	$11.51	$28.53	$37.62
1+	$20.70	$22.16	$24.17	$26.20	$24.92	$21.30	$23.15

[1] MRC/USF represents “Monthly Recurring Charges” and “Universal Service Fund” fees charged to the customers.

[2] “Dial- around” refers to a product which allows a customer to make a call from any phone by dialing a 10-10-XXX prefix.

[3] “ 1 +” refers to a product which allows a retail customer to directly make a long- distance call from their own phone by dialing “ 1” plus the destination number.

[4] Average monthly revenues per user is calculated as the revenues of the quarter divided by the number of users at the end divided by 3 to get monthly amount.

[5] Includes Local Product Line Bulk/Package Rate Domestic Minutes

[6] Represents Number of Parent Customers with Revenues greater than $0 in each calendar month.

Segmented Analysis

Telecommunications – Retail – 2003 Compared to 2002

	2002				2003				Full Year
	(unaudited)				(unaudited)				(audited)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2002	2003
Revenues:
Retail	$22,811	$20,985	$19,834	$20,076	$23,272	$25,106	$26,069	$26,074	$83,706	$100,521
Network service offering	—	—	—	—	—	4,142	3,079	408	—	7,629

Total	22,811	20,985	19,834	20,076	23,272	29,248	29,148	26,482	83,706	108,150
Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation shown below)	13,272	12,237	11,198	10,272	14,714	15,210	16,034	15,666	46,979	61,624
Network service offering	—	—	—	1,995	6,205	2,165	807	(70)	1,995	9,107
Selling, general, administrative and other	8,828	7,430	7,554	10,656	11,940	11,345	12,271	12,385	34,468	47,941
Depreciation and amortization	980	977	966	1,133	1,164	1,163	1,452	1,104	4,056	4,883

Total operating costs and expenses	23,080	20,644	19,718	24,056	34,023	29,883	30,564	29,085	87,498	123,555

Operating loss	(269)	341	116	(3,980)	(10,751)	(635)	(1,416)	(2,603)	(3,792)	(15,405)
Interest and other income (expense), net	(1,168)	(926)	(574)	(255)	(632)	(852)	(673)	(259)	(2,923)	(2,416)

Segment loss	(1,437)	(585)	(458)	(4,235)	(11,383)	(1,487)	(2,089)	(2,862)	(6,715)	(17,821)

Revenues

     Retail revenues increased $24,444 to $108,150 for 2003 as compared to $83,706 for 2002. The increase was primarily due to:

•	incremental revenue of approximately $14,855 associated with growth in the subscriber base primarily due to the December 2002 acquisition of the Agent business of RSL.COM USA, Inc. (“RSL”) and the July 2003 acquisition of Transpoint.

•	revenues of $7,629 representing actual cash collections from our network service offering that have been finalized during the first nine months of 2003 from billings prior to December 31, 2003. Revenue from this product is accounted for when the actual cash collections to be retained by the Company are finalized. There was no comparable source of revenue in 2002.

Operating costs and expenses

     Retail’s telecommunications network expense and network service offering expense for 2003 and 2002 totaled $70,731 and $48,974, respectively. The increase in 2003 over 2002 relates primarily to:

•	inclusion of approximately $10,095 in network expenses associated with growth in the subscriber base primarily due to the December 2002 acquisition of the Agent business of RSL and the July 2003 acquisition of Transpoint.

•	inclusion of network expenses of $9,107 related to the sale of a network service offering in 2003 versus $1,995 in 2002.

     Retail’s selling, general and administrative expense was $47,941 in 2003, up from $34,468 in 2002. The increase in 2003 over 2002 primarily relates to:

•	an increase in personnel costs of approximately $2,800 from 2002 to 2003 primarily relating to the increase in number of employees,

•	an increase of $9,650 in billing and collection charges and outside agent commissions when compared to 2002 relating primarily to the increase in Retail revenue,

•	an increase in professional fees in 2003 of approximately $4,020 compared to 2002 and

•	partially offset by a decrease of $1,463 in advertising costs from 2002 to 2003, which decrease relates to the curtailment of a direct advertising program in the first quarter of 2002.

     In the first quarter of 2003, we negotiated and received a concession from one new significant supplier of a network product. We negotiated a reduction in costs payable to the supplier of approximately $4,463 of which $2,999 was recovered in the first quarter by reduction of commissions otherwise payable to the supplier. During the second quarter of 2003 we recovered an additional $1,150 by reduction of commissions otherwise payable. The balance of approximately $314 was recovered in the third quarter by withholding commissions that would otherwise be payable to the supplier.

     Retail’s depreciation and amortization was $4,883 in 2003 compared to $4,056 in 2002. The increase in 2003 over 2002 primarily relates to the inclusion of the Agent business of RSL (acquired in December 2002) and the Transpoint business (acquired in July 2003) for which there was no comparable expense in the same period of 2002. Assets subject to depreciation and amortization totaling approximately $7,673 were acquired in connection with these purchases.

     Retail’s interest and other expense was $2,416 in 2003 compared to $2,923 in 2002. The decrease in 2003 over 2002 primarily relates to a decrease of $519 in amortization of debt discount related to the value of warrants issued to Counsel in 2002 which did not recur in 2003.

     The Retail business approaches the market through the multi-level marketing (“MLM”) ethnic and commercial agent channels.

     Our commercial agent channel will continue to focus on providing the highest levels of service at the most competitive price, helping our agent customers become more successful. In 2004, we launched a loyalty program to reward those agents who increase their business with us with warrants to purchase common stock.

Telecommunications – Enterprise – 2003 Compared to 2002

	2002 (1)	2003				Full Year
	(unaudited)	(unaudited)				(audited)
	Q4	Q1	Q2	Q3	Q4	2002	2003
Revenues:
Enterprise	1,547	7,095	6,747	5,854	5,919	1,547	25,615
Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation shown below)	1,190	4,829	3,944	3,233	3,273	1,190	15,279
Selling, general, administrative and other	810	2,793	2,685	2,222	2,678	810	10,378
Depreciation and amortization	158	661	596	540	444	158	2,241

Total operating costs and expenses	2,158	8,283	7,225	5,995	6,395	2,158	27,898

Operating loss	(611)	(1,188)	(478)	(141)	(476)	(611)	(2,283)
Interest and other income (expense), net	(18)	(89)	(90)	(89)	(24)	(18)	(292)

Segment loss	(629)	(1,277)	(568)	(230)	(500)	(629)	(2,575)

(1)	This segment commenced with the December 2002 acquisition of the Enterprise business of RSL.COM USA, Inc. (“RSL”).

     Revenues

     Revenues from Enterprise in 2003 came from the Enterprise business of RSL, which we acquired in December 2002. Accordingly, the Enterprise segment had no revenues in the first eleven months of 2002. Revenues of $25,615 have been included in 2003, compared to $1,547 in 2002.

Operating costs and expenses

•	Enterprise accounted for $15,279 of the total network expense in 2003, compared to $1,190 in 2002, as Enterprise was only a part of operations for less than one month during 2002.

•	Enterprise accounted for $9,568 of our overall increase in selling, general, administrative and other expense in 2003.

•	Enterprise recorded $2,241 in depreciation and amortization in 2003.

•	Enterprise recorded $292 in interest and other expense (net of other income) in 2003.

     Our Enterprise channel is targeted at medium-sized companies where we can be more competitive on level of service and price. We believe our customer service is second to none as clients are assigned a dedicated Acceris representative responsible for ensuring the customer’s needs are met. We have also established relationships with all major telecommunications carriers, and are thus able to design a fully managed system for our customers utilizing a combination of carriers that best suits their objectives.

     Following our acquisition of the Enterprise business of RSL, we continue to deliver the high level of service that RSL has historically brought to the market place, which has been the hallmark of its reputation. The revenue decline experienced during the year was due to the loss of several customers who made the decision to change providers while the business was in a bankruptcy proceeding as well as normal turnover. Following the acquisition, we started to implement customer attraction strategies in this business, which has a lengthy sales cycle. This strategy involved putting a new sales team in place.

Technologies – 2003 Compared to 2002

	2002				2003				Full Year
	(unaudited)				(unaudited)				(audited)
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2002	2003
Revenues:
Technology	$1,580	$888	$322	$47	$—	$1,050	$1,049	$65	$2,837	$2,164

Operating costs and expenses:
Selling, general, administrative and other	625	684	491	50	73	575	282	220	1,850	1,150
Depreciation and amortization	36	19	19	(63)	—	—	—	—	11	—

Total operating costs and expenses	661	703	510	(13)	73	575	282	220	1,861	1,150

Operating loss	919	185	(188)	60	(73)	475	767	(155)	976	1,014
Interest and other income (expense), net	—	—	—	—	—	—	—	—	—	—

Segment income (loss)	$919	$185	$(188)	$60	$(73)	$475	$767	$(155)	$976	$1,014

     Revenues

     Technologies is the segment responsible for licensing and related services revenue. Technologies had revenues of $2,164 in 2003 as compared to $2,837 in 2002. The revenues in 2003 relate to two contracts. The first contract was entered into in the first quarter of 2003 for which acceptance was obtained in the second quarter. The contract involves both technology licensing and the provision of services. Revenues from the contract are being recognized over the service period starting with acceptance in the second quarter and will continue during the period of our continued involvement. During 2003 we recognized $1,563 in revenue from this customer. The second contract was entered into with a Japanese company in the third quarter of 2003 when delivery, acceptance and payment were all completed resulting in the recognition of $600 during the third quarter of 2003. The contract allows for additional future revenues of up to $1,250, contingent upon future events including the issuance of patents in Japan consistent with our existing United States patents. Subsequent to year end, the Company recognized approximately $750 in revenues pursuant to a cash receipt in March 2004. If and when the future events occur, the Company will recognize the additional revenues. The Company has no continuing obligation related to this contract. Revenues in 2002 related to three contracts no longer in effect in 2003. Technology licensing revenues are project-based and, as such, these revenues will vary from period to period based on timing and size of technology licensing projects and payments.

     Technologies’ selling, general and administrative expense was $1,150 in 2003 as compared to $1,850 in 2002. The decrease is directly related to a decrease in research and development in 2002 to 2003 of approximately $1,399. Offsetting this decrease was an increase associated with our addition of employees to this division in 2003, principally a president and an independent sales agent.

     Technologies recorded no depreciation expense in 2003 and minimal depreciation in 2002.

     One of our most exciting developments in 2003 was the acquisition of a second patent related to Voice over Internet Protocol (“VoIP”). Utilizing our patented technology, VoIP enables telecommunications customers to originate a phone call on a traditional handset, transmit any part of that call via the Internet, and then terminate the call over the traditional telephone network. This new patent acquisition combined with our existing Acceris patent, creates an international patent portfolio covering the basic process and technology that enables VoIP communications, and transforms Acceris into a major participant in the provision of VoIP solutions. Going forward, we intend to aggressively pursue recognition of our intellectual property in the marketplace through a focused licensing program.

     Revenue and contributions from this business to date have been based on the sales and deployments of our VoIP solutions, which will continue. The timing and sizing of various projects will result in a continued pattern of mixed quarterly results.

BUSINESS

Overview

     We are a broad-based communications company, servicing residential, small and medium-sized businesses and corporate accounts in the United States. We provide a range of products from local dial tone, domestic and international long-distance voice services to fully managed, integrated data and enhanced services. We are a US facilities-based carrier with points of presence in 30 major US cities. Our voice network features 11 voice switches and nationwide Feature Group D access. Our data network consists of 17 Nortel Passports that have recently been upgraded to support multi-protocol label switching. Finally, we have relationships with multiple tier I and tier II providers in the U.S. and abroad.

     The Company targets revenue growth by broadening our product offerings. In 2004 the addition of a local and long distance bundled offering targeted at consumer customers was expected to provide revenue expansion, while the Company continued its strategy of allowing attrition of lower revenue 10-10-xxx customers. The objective of this strategy was to allow the Company to increase the average monthly revenue per customer, resulting in a greater contribution per customer providing greater operating leverage of the business’s fixed cost base. The Company launched a local and long distance bundled offering early in 2004 and the product soon gained acceptance in five states: New Jersey, New York, Pennsylvania, Massachusetts and Florida. By mid-year 2004, regulatory uncertainty initially created by a court decision created a lack of clarity regarding the ongoing profitability/existence of UNE-P. Some felt that everything would soon settle and that things would continue as they existed prior to the court decision, while others felt that a new business model would exist but that uncertainty existed surrounding the economics of any such business model, while others felt that changes were occurring that would change telecommunications forever in the United States in a negative manner for companies like Acceris. Long distance carrier AT&T announced its decision to exit the local residential market. In response to these legal and regulatory developments, the Company made the decision to put its geographic expansion plans on hold, while continuing to market to existing states. Of the approximately 350,000 customers that the Company has, approximately 15,000 are affected by UNE-P. On the cost side of the business, we continued our integration initiatives and resized the organization for our revised revenue expectations. Additionally, we began to assess whether we should expand through strategic acquisitions to take advantage of economies of scale or whether we should attempt to sell some or all of our telecommunications operations. Of course, the expansion of operations through strategic acquisitions would require substantial additional capital which may not be available to us. The Company has hired a third party advisor to assist management in considering its strategic options.

History and Development of the Business

     We were incorporated in Florida in 1983 under the name MedCross, Inc., which was changed to I-Link Incorporated in 1997, and to Acceris Communications Inc. in 2003.

     We have been growing through the acquisition of predecessor businesses, which have been and are continuing to be integrated, consolidated and reorganized. These predecessor businesses are organized into two categories: Telecommunications and Technologies. Telecommunications has been assembled through the acquisition from bankruptcy of certain assets of WorldxChange Communications, Inc. (“WorldxChange”) in June 2001 and certain assets of RSL.COM U.S.A., Inc. (“RSL”) in December 2002. Added to these was the acquisition of the purchased assets of Transpoint Communications, LLC and purchased membership interest in Local Telecom Holdings, LLC (collectively, “Transpoint”) in July 2003.

     On March 1, 2001, we became a majority-owned subsidiary of Counsel Communications, LLC, an indirect wholly-owned subsidiary of Counsel Corporation, (collectively, “Counsel”). Since taking a controlling position, Counsel had advanced us, up to September 30, 2004, approximately $90,700, consisting of notes, equity, accrued interest and other advances (net of approximately $6,400 in repayments to Counsel.) Of this amount, approximately $22,500 was utilized to complete the WorldxChange and RSL acquisitions, $40,700 was converted to equity, and the remaining approximately $21,100 has been used directly in operations, principally to fund the building of our Telecommunications and Technologies segments.

     Our development and transition has been as follows:

     Telecommunications

     WorldxChange was a facilities-based telecommunications carrier providing international and domestic long-distance service to retail customers. At the time we purchased the business, WorldxChange consisted primarily of a dial-around product that allowed a customer to make a call from any phone by dialing a 10-10-XXX prefix. Since the acquisition, we have commenced offering a 1+ product (1+ products are those with which a customer directly dials a long-distance number from their telephone by dialing 1-area code-phone number) and have also begun to offer local communications products to our residential and small business customers. The local dial tone service is being provided under the terms of the Unbundled Network Element Platform authorized by the Telecommunications Act of 1996 and was available in New York and New Jersey in the first quarter of 2004, and has since expanded to Pennsylvania, Massachusetts and Florida. Historically, WorldxChange marketed its services through consumer mass marketing techniques, including direct mail and direct response television and radio. In 2002, we revamped our channel strategy by de-emphasizing the direct mail channel and devoting our efforts to pursuing more profitable methods of attracting and retaining customers. We now use commercial agents as well as a network of independent commission agents recruited through a multi-level marketing (“MLM”) program to attract and retain new customers. In 2004 we launched the Acceris Communications Inc. Platinum Agent Program which awards warrants to certain of our agents based on performance criteria as a means to attract and incentivize existing and new independent agents. In December 2002, we completed the purchase of certain assets of RSL from a bankruptcy proceeding. The purchase included the assets used by RSL to provide long-distance voice and data services, including frame relay, to their commercial customers and the assets used to provide long-distance and other voice services to small businesses and the consumer/residential market, which they referred to as their Agent business.

     In July 2003, we completed the purchase of Transpoint. The purchase of Transpoint provided us with further penetration into the commercial agent channel and a larger commercial customer base.

     Our Telecommunications segment offers a broad range of voice and data products and services to residential, small office/home office and small-medium sized enterprises, and corporate accounts through a network of MLM agents, commercial agents, affinity groups and outbound telemarketing. Our customers are serviced through direct sales and support teams who offer fully managed and fully integrated voice and data solutions.

     We have capitalized upon a unique synthesis of marketing and network capabilities. Through the strength of our agent network we are adding new customers each month, many of them with a strong international usage component. Due to our favorable cost structure and network optimization, we offer competitive rates to selected international regions. We continue to experience customer attrition particularly with our 10-10-XXX customer base which we have not marketed directly since 2002. We have also seen the average revenue per user decline. The Company’s domestic telephone network continues to operate at well below available capacity leading to cost inefficiencies. We attribute this to increased cellular penetration and deregulation in various countries which have lower rates per month in those markets. This is most evident in India in 2004. Additionally, regulatory uncertainty exists in the domestic telephone markets due to recent court decisions. Future regulatory changes may penalize or benefit the current operations of the business.

     We differentiate ourselves to our residential customers by offering attractively priced bundles of international minutes, both on a stand alone basis and as part of a local dial tone + long-distance package to preferred destinations, and by specialized customer service, which includes in-language customer support. By using this targeted strategy, we have acquired a substantial number of ethnic users whose monthly spending on telecommunications services is generally higher than that of the average retail customer. These subscribers also tend to exhibit higher brand loyalty, resulting in lower customer turnover (churn) than average retail consumers for our type of products.

     Our proprietary technology enables us to offer unbundled value-added services such as voicemail, unified messaging and on-the-fly conferencing at a low cost, creating another competitive advantage when targeting retail customers. These features distinguish us from mass-market providers that typically offer higher priced, “one-size-fits-all” national and international rate plans. We are in the process of productizing and deploying this technology.

     Our direct sales force focuses on multi-location customers with limited information technology (“IT”) resources. By taking a consultative approach to network solutions and providing in-depth analysis of our customers’ business needs and operating environments, we are able to design and deliver competitively priced and customized voice and data solutions. Our commercial customers also benefit from our relationships with multiple providers, which ensures superior service with respect to network redundancy, cost and supplier risk. We are able to offer strong customer service due to easy access to information and to our engineering, technical and administrative staffs.

     Our voice network features 11 voice switches and nationwide Feature Group D access, which enables low cost call origination. Our data network consists of 17 Nortel Passports that have recently been upgraded to support multi-protocol label switching. Finally, we have relationships with multiple tier I and tier II providers in the U.S. and abroad.

     Technologies

     In 1994, Technologies began operating as an Internet service provider and quickly identified that the emerging IP environment was a promising basis for enhanced service delivery. We soon turned to designing and building an IP telecommunications platform consisting of our proprietary software, hardware and leased telecommunications lines. The goal was to create a platform with the quality and reliability necessary for voice transmission. By 1996, we released our first IP-based service called “Fax-4-Less,” which provided users with an efficient and cost-effective way to distribute facsimile information.

     In 1997, Technologies started offering enhanced services over a mixed IP-and-circuit-switched network platform. These services offered a blend of traditional and enhanced communication services and combined the inherent cost advantages of an IP-based network with the reliability of the existing public switched telephone network (“PSTN”). The suite of services included a one number “follow me” service, long-distance calling, unified messaging, conference calling, message broadcasting and a web-based interface to manage messages and maintain personal account settings.

     In August 1997, Technologies acquired MiBridge Inc. (“Mibridge”), a New Jersey-based communications technology company engaged in the design, development, integration and marketing of a range of software telecommunications products that supported multimedia communications over the PSTN, LAN and IP networks. Historically, MiBridge concentrated its development efforts on compression systems such as Voice over Internet Protocol (“VoIP”). As part of Acceris, MiBridge continued to develop patent-pending technologies which combined sophisticated compression capabilities with IP telephony technology. The acquisition of MiBridge permitted us to accelerate the development and deployment of IP technology across our network platform.

     In 1998, Technologies deployed its real-time IP communications network platform. With this new platform, all core operating functions such as switching, routing and media control became software-driven. This new platform represented the first nationwide, commercially viable VoIP platform of its kind. Following the launch of its software-defined VoIP platform in 1998, Technologies continued to refine and enhance the platform to make it even more efficient and capable for its partners and customers.

     In February 2000, Technologies transitioned its direct-sales marketing program to Big Planet, Inc. (“Big Planet”), a subsidiary of Nu Skin Enterprises, Inc., whereupon Big Planet became one of our wholesale customers. The transition of the network marketing sales channel to Big Planet allowed us to focus on the expansion of our VoIP platform and the development and deployment of new enhanced services and products, while at the same time maintaining existing channels for retail sales.

     In April 2001, we acquired WebToTel, Inc. (“WebToTel”) and Nexbell Communications, Inc. (“Nexbell”), both previously subsidiaries of Counsel, in a stock-for-stock transaction. Nexbell was sold to a third party in December 2001.

     On December 6, 2002, we entered into a definitive purchase and sale agreement to sell substantially all of the assets and customer base of I-Link Communications, Inc. (“ILC”), our wholly-owned subsidiary, to Buyers United, Inc. The sale closed on May 1, 2003. The sale included the physical assets required to operate our nationwide network using our patented VoIP technology (constituting the core business of ILC) and a fully paid non-exclusive perpetual license to its proprietary software-based network convergence solution for voice and data. The sale of the ILC business removed essentially all of Technologies’ operations that did not pertain to our proprietary software-based convergence solution for voice and data. This sale marked the final stage of the transformation of Technologies’ operations into a business based principally on the licensing of its proprietary software.

     The Company owns a number of patents, including United States patents No. 6,243,373 and No. 6,438,124. The Company utilizes the technology supported by the two named patents in providing its proprietary software solutions. We believe that we hold the foundational patents for VoIP in our VoIP Patents. To date, we have licensed portions of that technology to third parties on a non-exclusive basis. In addition, we also have several patent applications pending before the United States Patent and Trademark Office and other such authorities internationally.

     Today, our Technologies segment offers a proven network convergence solution for the deployment of IP-based voice and data services over a single network. We have over nine years of experience developing VoIP technologies. Our proprietary soft-switch solution enables existing telecom service providers to reduce telecommunications costs and permits new communications service providers to enter the enhanced communications market with limited capital investment. In addition, we own patents and utilize the technology supported by those patents in providing our proprietary software solutions. We are pursuing opportunities to leverage our patents through a focused licensing strategy that targets carriers, equipment vendors and customers who are deploying IP for phone-to-phone communication.

Business Strategy

     Our business strategy is to build a large, profitable base of residential, small and medium sized business and enterprise accounts that purchase bundled telecom services. As part of our strategy, we have consolidated our high quality communications networks and restructured our operations in order to leverage our infrastructure across branded sales channels.

     To achieve our goals, through both organic and acquisition growth we plan to:

     Penetrate our distribution channels: Our distribution channels, which we have built over the last three years, continue to grow and mature. Our recently launched Platinum Agent Program rewards agents for substantial and persistent production. Under this program, selected agents who meet specified performance objectives are eligible to receive stock purchase warrants. The equity incentives offered under this program are expected to increase both the number of commercial agents and the revenue contribution per commercial agent. The program also helps to ensure that the objectives of our agents and the Company are aligned.

     Expand our product portfolio: We have recently expanded our product set to include local dial tone in order to extend the average life and monthly average revenues of current and future customers. We are currently delivering local dial tone services to customers via the Unbundled Network Element Platform. In addition, we intend to roll-out Voice over Internet Protocol (“VoIP”) and related services to our residential, small-medium sized enterprises and enterprise customers beginning in the later part of 2004 and continuing into 2005. Products will include an IP origination service with enhanced features such as one number capability, find me/follow me, and on the fly conferencing, and VoIP offerings for the small office- home office, small and medium business market and enterprise segments that offer robust voice and data communications features such as call management, personal agent functionality and collaboration services. We intend to utilize our technologies, applications and engineered solutions expertise to continue to grow in the VoIP arena.

     Enter new geographic markets: In first quarter of 2004, we launched our local + long-distance bundled product set in New York and New Jersey. In the second quarter of 2004, we entered the Pennsylvania, Massachusetts and Florida markets. We currently offer stand alone long-distance services nationwide in the US.

     License our intellectual property: We have a number of issued patents and pending patent applications, which we utilize to provide our proprietary solutions. We believe that we hold the foundational patents for the manner in which a significant portion of VoIP traffic is routed in the marketplace today. We have licensed portions of our technology to third parties on a non-exclusive basis. We plan to further monetize our intellectual property by offering licenses to service providers, equipment companies and end-users who are deploying VoIP networks for phone-to-phone communications.

     Leverage our existing scalable infrastructure: We have created a network and back office infrastructure that satisfies the needs of our existing customers and that will support additional revenue growth without significant incremental capital investment. We continue to reduce our network costs and are completing the consolidation of duplicate back office functions. Our information technology strategy is expected to ensure efficiency and integrity internally by eliminating redundant costs and mitigating strategic risks. We expect to make significant incremental capital investments pursuant to our expanded product portfolio outlined above, in addition to the base level of annual capital investment necessary to keep our infrastructure efficient and maintained.

     As an alternative to organic and acquisition growth, we may determine that value maximization is achieved by combining or selling some or all of our assets to third parties. We believe that consolidation in our segment of the telecommunications and technology business is an important element of long term success and sustainability. The Company has hired a third party advisor to assist management in considering its strategic options.

Business Reorganizations

     During 2003, we continued to consolidate functions across Acceris. We are focused on streamlining our internal processes, eliminating duplicate efforts of staff serving similar roles in multiple locations, and making the integration of additional companies into our operations more cost effective and less risky. Upon the acquisition of RSL.COM USA, Inc. and disposition of the I-Link Communications, Inc. business in December 2002, we were organized into three operating segments, Retail, Enterprise and Technologies, which primarily distinguished themselves by the product offerings available. In the first quarter of 2004, we changed the structure of our internal organization and the method upon which we evaluate our performance, and management began to evaluate our business as two divisions consisting of Telecommunications and Technologies. In August 2004, the Company implemented a resizing of the organization targeted at reducing its operating costs. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities.

     The Company has been organized through the assembly, from 2001 to 2003, of bankrupt and financially distressed assets. Reorganizations have occurred to maximize the operational efficiencies and to improve the capital structure of the Company, and will continue to be a necessary element of the value creation strategy as the Company continues to optimize its operations and capital structure.

Overview of Products

     We offer business and residential consumers a broad suite of voice and data telecommunications products and services, including local dial tone, long-distance (1+ or 10-10-XXX dial-around) and international calling services. Our various business segments operate in both regulated and non-regulated environments.

     Federal and state governing authorities regulate our local and long-distance services. For our long-distance business, we are regulated as a non-dominant interexchange carrier (“IXC”). Federal and state authorities have been reducing their regulatory requirements as the industry faces robust competition. For our local exchange services, we are regulated as a competitive local exchange carrier.

     Additionally, we offer a variety of enhanced services, including an open API that enables development of a variety of voice applications using its patented Voice over Internet Protocol software as well as data services.

Industry

     Historically, the communications services industry has transmitted voice and data over separate networks using different technologies. Traditional carriers have typically built telephone networks based on circuit switching technology, which establishes and maintains a dedicated path for each telephone call until the call is terminated.

     The communications services industry continues to evolve, both domestically and internationally, providing significant opportunities and risks to the participants in these markets. Factors that have been driving this change include:

•	entry of new competitors and investment of substantial capital in existing and new services resulting in significant price competition

•	technological advances resulting in a proliferation of new services and products and rapid increases in network capacity

•	the Telecommunications Act of 1996 (the “1996 Act”)

•	growing deregulation of communications services markets in the United States and in selected countries around the world

     Voice over Internet Protocol (“VoIP”) is a technology that can replace services provided by the traditional telephone network. This type of data network is more efficient than a dedicated circuit network because the data network is not restricted by the one-call, one-line limitation of a traditional telephone network. This improved efficiency creates cost savings that can be either passed on to the consumer in the form of lower rates or retained by the VoIP provider.

     The VoIP industry has grown dramatically from the early days of calls made through personal computers. According to a research study from Insight Research Corporation, VoIP-based services is projected to grow significantly through 2007, representing a growth opportunity for VoIP service providers.

Competition

     Competition in the telecommunications industry is based upon pricing, customer service, billing services and perceived quality. We compete against numerous telecommunications companies that offer essentially the same services as we do. Many of our competitors, including the incumbent local exchange carriers (“ILECs”), are substantially larger and have greater financial, technical and marketing resources. Our success will depend upon our continued ability to provide high quality, high value services at prices competitive with, or lower than, those charged by our competitors.

     The ILECs and the major carriers, including SBC, Verizon, BellSouth, AT&T, Sprint Corporation and MCI/Worldcom, Inc., have targeted price plans at residential and small business customers — our primary target market — with significantly simplified rate structures and with bundles of local services with long-distance, which may lower overall local and long-distance prices. Competition is also fierce for the commercial customers that we serve. This market was typically dominated by AT&T, Sprint and MCI (national long-distance carriers) but now offers additional growth opportunities for the incumbent local exchange companies as they are able to service multi-location customers with offices located outside of their local calling area.

     Pricing pressure has existed for several years in the telecommunications industry and is expected to continue, and this is coupled with the introduction of new technologies, such as Voice over Internet Protocol, which seek to provide voice communications at a cost below that of traditional circuit-switched service. In addition, wireless carriers have marketed their services as an alternative to traditional long-distance and local services, further increasing competition and consumer choice. Reductions in prices charged by competitors may have a material adverse effect on us. Cable companies have entered the telecommunications business, and this development may increase the competition faced by the Company.

     The ILECs are well-capitalized, well-known companies that have the capacity to “bundle” other services, such as local and wireless telephone services and high speed Internet access, with long- distance telephone services. The ILECs’ name recognition in their existing markets, the established relationships that they have with their existing local service customers, their ability to take advantage of those relationships, and the possibility that interpretations of the 1996 Act may be favorable to the ILECs, also make it more difficult for us to compete with them.

Government Regulation

Telecommunications industry

     The telecommunications industry is subject to government regulation at federal, state and local levels. Any change in current government regulation regarding telecommunications pricing, system access, consumer protection or other relevant legislation could have a material impact on our results of operations. Most of our current operations are subject to regulation by the Federal Communications Commission (“FCC”) under the Communications Act of 1934. In addition, certain of our operations are subject to regulation by state public utility or public service commissions. Changes in, or changes in interpretation of, legislation affecting us could damage our operations and lower the price of our common stock.

     The 1996 Act, among other things, allows the Regional Bell Operating Companies (“RBOC”) and others to enter the long-distance business. Entry of the RBOCs or other entities, such as electric utilities and cable television companies, into the long-distance business may have a negative impact on our business or our customers. We anticipate that some of these entrants will prove to be strong competitors because they are better capitalized, already have substantial customer bases, and enjoy cost advantages relating to local telecom lines and access charges. In addition, the 1996 Act provides that state proceedings may in certain instances determine access charges we are required to pay to the local exchange carriers. If these proceedings occur, rates could increase which could lead to a loss of customers, weaker operating results and the lowering of the price of our common stock.

Overview of Federal Regulation

     As a carrier offering telecommunications services to the public, we are subject to the provisions of the Communications Act of 1934, as amended, and FCC regulations issued thereunder. These regulations require us, among other things, to offer our regulated services to the public on a non-discriminatory basis at just and reasonable rates. We are subject to FCC requirements that we obtain prior FCC approval for transactions that would cause a transfer of control of one or more regulated subsidiaries. Such approval requirements may delay, prevent or deter transactions that could result in a transfer of control of our company.

     International Service Regulation. We possess authority from the FCC, granted pursuant to Section 214 of the Communications Act of 1934, to provide international telecommunications service. The FCC has streamlined regulation of competitive international services and has removed certain restrictions against providing certain services. Presently, the FCC is considering a number of international service issues that may further alter the regulatory regime applicable to us. For instance, the FCC is considering revisions to the rules regarding the rates that international carriers like us pay for termination of calls to mobile phones located abroad.

     Pursuant to FCC rules, we have cancelled our international and domestic FCC tariffs and replaced them with a general service agreement and price lists. As required by FCC rules, we have posted these materials on our Internet web site. The “detariffing” of our services has given us greater pricing flexibility for our services, but we are not entitled to the legal protection provided by the “filed rate doctrine,” which generally provides protections to carriers from legal actions by customers that challenge the terms and conditions of service.

     Interstate Service Regulation. As an inter-exchange carrier (“IXC”), our interstate telecommunications services are regulated by the FCC. While we are not required to obtain FCC approval to begin or expand our interstate operations, we are required to obtain FCC approvals for certain transactions that would affect our ownership or the services we provide. Additionally, we must file various reports and pay certain fees and assessments. We are subject to the FCC’s complaint jurisdiction and must contribute to the federal Universal Service Fund (“USF”). We must also comply with the Communications Assistance for Law Enforcement Act (“CALEA”), and certain FCC regulations which require telecommunications common carriers to modify their networks to allow law enforcement authorities to perform electronic surveillance.

Overview of State Regulation

     Through certain of our subsidiaries, we are authorized to provide intrastate interexchange telecommunications services and, in certain states, are authorized to provide competitive local exchange services by virtue of certificates granted by state public service commissions. Our regulated subsidiaries must comply with state laws applicable to all similarly certified carriers including the regulation of services, payment of regulatory fees and preparation and submission of reports. The adoption of new regulations or changes to existing regulations may adversely affect our ability to provide telecommunications services. Consumers may file complaints against us at the public service commissions. The certificates of authority we hold can be generally conditioned, modified, cancelled, terminated or revoked by state public service commissions. Further, many states require prior approval or notification for certain stock or asset transactions, or in some states, for the issuance of securities, debts, guarantees or other financial transactions. Such approvals can delay or prevent certain transactions.

Overview of Ongoing Policy Issues

     Local Service. Through the 1996 Act, Congress sought to establish a competitive and deregulated national policy framework for advanced telecommunications and information technologies. To date, local exchange competition has not progressed to a point where significant regulatory intervention is no longer required. Regulators believed that a “hands-off” policy would drive local exchange service into an adequately competitive market, but there continues to be a strong need for policy issue clarification and construction. Some policy changes have been addressed through the court system, not the regulatory system. For instance, the FCC has attempted several times to develop a list of Unbundled Network Elements (“UNEs”) which are portions of the Incumbent Local Exchange Carrier (“ILEC”) networks and services that must be sold separately to competitors. On several occasions, the courts have rejected the FCC’s approach to defining UNEs. The FCC’s most recent attempt to develop rules, the Triennial Review Order, was vacated by the U.S. Circuit Court of Appeals in Washington D.C. on March 4, 2004. The Court’s ruling went into effect on June 16, 2004. In response, several competitive carriers filed appeals with the U.S. Supreme Court, to seek a stay and review of the U.S. Circuit Court’s ruling. Those requests for appeal have been denied.

     On August 20, 2004, the FCC issued interim UNE rules to replace those vacated by the DC Circuit Court as well as a Notice of Proposed Rulemaking (“NPRM”) seeking comments on new UNE rules. On December 15, 2004 the FCC adopted new rules governing access to UNEs. These rules will replace those rules adopted in the August 2003 Triennial Review Order (“TRO”) which the D.C. Circuit vacated and/or remanded to the FCC in USTA II on March 2, 2004. The rules the FCC adopted also replace the interim rules. In particular, the FCC determined that ILECs are no longer obligated to offer unbundled switching for mass market customers, and thus no longer required to offer UNE-P, after a transition period. The FCC raised the threshold for eliminating dedicated interoffice transport, preserved DS-1 UNE loops except in a small number of ILEC wire centers, declined to apply EEL criteria to stand-alone loops, and chose to continue to permit conversions of special access to UNEs. The FCC decided that UNEs would not be available for the exclusive provision of long distance or CMRS service. The FCC consequently did not apply EEL eligibility criteria to stand-alone loops. The FCC adopted a one-year transition period for embedded DS-1 and DS-3 loops and transport and mass market UNE-P. Dark fiber loops and transport will have an 18-month transition period. This transition period will commence with the effective date of the new rules. Upon the effective date, CLECs will not be able to order new UNEs for which they are not eligible under the new rules. During the transition period and with respect to existing/embedded customers only, ILECs may increase prices for discontinued DS-1, DS-3, and dark fiber loops to the higher of 115% of the rate the requesting carrier paid on June 15, 2004, or 115% of the rate the state commission has established or establishes, if any, between June 16, 2004 and the effective date of the FCC’s order. For UNE-P, ILECs may during the transition period charge the higher of the rate at which the requesting carrier leased UNE-P on June 15, 2004, plus one dollar, or the rate the state commission establishes, if any, between June 16, 2004, and the effective date of the FCC’s Order, plus one dollar. While the Company believes that the new FCC rules may adversely affect its ability to obtain access to local facilities on the same basis as under the Interim rules and or prior to the USTA II decision, a definitive statement on the impact of the new rules cannot be made until the FCC has released its Order on the new UNE-P rules. It is expected that the FCC will release its detailed Order regarding these new rules in early January 2005 and they will become effective thirty days after publication in the Federal Register.

     Universal Service Fund. In 1997, the FCC issued an order implementing Section 254 of the 1996 Act, regarding the preservation of universal telephone service. Section 254 and related regulations require all interstate and certain international telecommunications carriers to contribute toward the USF, a fund that provides subsidies for the provision of service to schools and libraries, rural health care providers, low income consumers and consumers in high cost areas.

     Quarterly, the Universal Service Administrative Company (“USAC”), which oversees the USF, reviews the need for program funding and determines the applicable USF contribution percentage that interstate telecommunications carriers must contribute. While carriers are permitted to pass through the USF charges to consumers, the FCC has strictly limited amounts passed through to consumers in excess of a carrier’s determined contribution percentage. In December 2004 the applicable USF contribution percentage was raised to 10.7%. Throughout 2004 the rate was in the 9% range and in early 2003 the rate was 7.3%.

     As discussed below, the industry is moving from traditional circuit-switched telephone service to digitized IP-based communications. It is possible that this trend could threaten the amount of revenues USAC can collect through the USF system, and that the resulting revenue shortfall could prevent the system from meeting its funding demands. Separately from the FCC’s inquiry into the regulation of IP-based voice service, the FCC could exercise its so called “permissive authority” under the 1996 Act and assess USF contribution on Voice over Internet Protocol (“VoIP”) providers. To date, only some VoIP providers contribute to the USF. If VoIP providers were exempted from USF contributions, telecommunications carriers would likely pay significantly higher USF contributions; conversely, if VoIP providers were required to contribute, traditional telecommunications carriers would contribute less. In addition to the FCC, Congress is considering this issue. Current Congressional debates are divided over whether IP-based telephony service providers should be required to contribute to the USF. A decision to require VoIP providers to contribute to the USF may adversely affect our provision of VoIP services.

     VoIP Notice of Proposed Rule Making. In March 2004, the FCC issued the VoIP Notice of Proposed Rulemaking to solicit comments on many aspects of the regulatory treatment of VoIP services (the “VoIP NPRM”). The FCC continues to consider the possibility of regulating access to IP-based services, but has not yet decided on the appropriate level of regulatory intervention for IP-based service applications. Should the FCC rule that our software-based solution for VoIP deployment, and other similar service applications should be regulated, our VoIP services may be adversely affected.

     Further, the VoIP NPRM will likely address the applicability of access charges to VoIP services. Access charges provide compensation to local exchange carriers for traffic that originates or terminates on their networks. Certain LECs have argued that certain types of VoIP carriers provide the same basic functionality as traditional telephone service carriers, in that they carry a customer’s call from an origination point to a termination destination. Any ruling or decision from the FCC requiring VoIP carriers to pay access charges to ILECs for local loop use may adversely affect our VoIP services.

     The VoIP NPRM is also expected to address the extent to which CALEA will be applicable to VoIP services. Recently, in a separate proceeding, the Federal Bureau of Investigation and other federal agencies have asked the FCC to clarify that VoIP is a telecommunications service, for the purpose of subjecting VoIP to CALEA’s wiretapping requirements.

     Broadband Deployment. Broadband refers to any platform capable of providing high bandwidth-intensive content and advanced telecommunications capability. The FCC’s stated goal for broadband services is to establish regulatory policies that promote competition, innovation and investment in broadband services and facilities. Broadband technologies encompass evolving high-speed digital technologies that offer integrated access to voice, high-speed data, video-on-demand or interactive delivery services. The FCC is seeking to 1) encourage the ubiquitous availability of broadband access to the Internet, 2) promote competition across different platforms for broadband services, 3) ensure that broadband services exist in a minimal regulatory environment that promotes investment and innovation and 4) develop an analytical framework that is consistent, to the extent possible, across multiple platforms. The FCC has opened several inquiries to determine how to promote the availability of advanced telecommunications capability with the goal of removing barriers to deployment, encouraging competition and promoting broadband infrastructure investment. For instance, the FCC is considering the appropriate regulatory requirements for ILEC provision of domestic broadband telecommunications services. The FCC’s concern is whether the application of traditional common carrier regulations to ILEC-provided broadband telecommunications services is appropriate. On October 14, 2004, the FCC adopted an Order concluding that fiber-to-the-curb (“FTTC”) loops shall be treated in the same manner as fiber-to-the-home (“FTTH”) loops. Accordingly, ILECs will not be required to offer FTTC to competitors as UNEs. The FCC defined FTTC as “a local loop consisting of fiber optic cable connecting to a copper distribution plant that is not more than 500 feet from the customer’s premises or, in the case of predominantly residential multiple dwelling units (“MDU’s”), not more than 500 feet from the MDU’s.” The FCC also clarified that ILECs are not required to build TDM capabilities into new packetized transmission facilities or add them to facilities where they never existed. Under other existing regulations, ILECs are treated as dominant carriers absent a specific finding to the contrary for a particular market and, as dominant carriers, shall still be subject to numerous regulations, such as tariff filing and pricing requirements.

     On February 7, 2002, the FCC released its third biennial report on the availability of broadband, in which it concluded that broadband is being deployed in a reasonable and timely manner. The report showed that the advanced telecommunications services market continues to grow and that the availability of and subscribership to high-speed services increased significantly since the last report. Additionally, the report noted that investment in infrastructure for advanced telecommunications remains strong. The data in the report is gathered largely from standardized information from providers of advanced telecommunications capability including wireline telephone companies, cable providers, wireless providers, satellite providers, and any other facilities-based providers of 250 or more high-speed service lines (or wireless channels) in a given state.

     Internet Service Regulation. The demand for high-speed Internet access has increased significantly over the past several years as consumers increase their Internet use. The FCC is active in reviewing the need for regulatory oversight of Internet services and to date has advocated less regulation and more market-based competition for broadband providers. The FCC’s stated policy is to promote the continued development of the Internet and other interactive computer-based communications services. We cannot be certain that the FCC will continue to take a deregulatory approach to the Internet. Should the FCC increase regulatory oversight of Internet services, our costs could increase for providing those services.

     Recent legislation in the United States (including the Sarbanes-Oxley Act of 2002) is increasing the scope and cost of work provided to us by our independent accountants and legal advisors. Many guidelines have not yet been finalized and there is a risk that we will incur significant costs in the future to comply with legislative requirements or rules, pronouncements and guidelines by regulatory bodies, including the cost of restating previously reported financial results, thereby reducing profitability.

Employees

     As of September 30, 2004, we had approximately 274 employees with whom we feel we have a good relationship. We are not subject to any collective bargaining agreements.

Properties

     The Company rents approximately 31,000 square feet of office space in San Diego, California under commercial leases which terminate on May 31, 2005 and April 30, 2006. The rental fee is approximately $35 per month. The Company uses this space primarily for its sales and marketing team, certain network resources and certain administrative staff.

     The Company rents approximately 46,000 square feet of office space in Pittsburgh, Pennsylvania under a lease expiring on June 30, 2005, at a cost of approximately $54 per month. The Company uses this space primarily for its network operations center, administrative staff and other employees.

     The Company rents approximately 12,000 square feet of office space in Somerset, New Jersey under a lease expiring September 30, 2008, at a cost of approximately $11 per month. The Company uses this space to operate its local service offering as well as for certain of its information technology and other employees.

     The Company also leases several other co-location facilities throughout the United States to house its network equipment, as well some additional office space. Such spaces vary in size and length of term. The total combined square footage of the spaces under these agreements is no greater than 29,000 square feet at a cost of approximately $95 per month.

     The Company expects to reduce its square footage in New Jersey in the fourth quarter of 2004.

     The Company owns a number of issued patents and utilizes the technology supported by those patents in providing its products and services. It has also licensed certain portions of that technology to third parties on a non-exclusive basis. In December 2003, Acceris purchased US Patent No. 6,243,373, including a corresponding foreign patent and related international patent applications. In August 2002, Acceris’ voice Internet transmission system patent was issued (US Patent No. 6,438,124) and in October 2004 an equivalent Chinese Patent No. ZL97192954.8 was issued by the State Intellectual Property Office of the Peoples Republic of China. This patent, together with US Patent No. 6,243,373 and its related patent applications comprise our Voice over Internet Protocol (“VoIP”) Patents and form an international patent portfolio that covers the basic process and technology that enables VoIP communications as it is used in the market today. As part of its patent portfolio, Acceris has two additional IP patents, US Patent Nos. 5,898,675 and 5,754,534 issued in 1999 and 1998, respectively, which are related to the delivery of high quality conference calls with compressed signals. Together, these patented technologies have been successfully deployed and commercially proven in a nationwide IP network and in Acceris’ unified messaging service, API and software licensing businesses. Acceris plans to further leverage these patents as it packages an IP solution for the growing Enterprise segment. While the Company is using the technology supported by the VoIP Patents in its business, it is also investigating whether and to what extent the VoIP Patents may be able to be licensed to third parties. The Company also has several patent applications that are currently pending before USPTO.

Legal Proceedings

     We are, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. Details of insignificant matters have not been disclosed in this document. Set out below are the significant litigation matters facing us at this time:

     Derivative Action

     On April 16, 2004, certain of our shareholders (the “Plaintiffs”) filed a putative derivative complaint in the Superior Court of the State of California in and for the County of San Diego, (the “Complaint”) against us, WorldxChange Corporation, Counsel Communications LLC, and Counsel Corporation as well as certain of our present and former officers and directors, some of whom also are or were directors and/or officers of the other corporate defendants (collectively, the “Defendants”). The Complaint alleges, inter alia, that the Defendants, in their respective roles as our controlling shareholder and directors and officers, committed breaches of the fiduciary duties of care, loyalty and good faith and were unjustly enriched, and that the individual Defendants committed waste of corporate assets, abuse of control and gross mismanagement. The Plaintiffs seek compensatory damages, restitution, disgorgement of allegedly unlawful profits, benefits and other compensation, attorneys’ fees and expenses in connection with the Complaint. The Company believes that these claims in their entirety are without merit and intends to vigorously defend this action. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

     Acceris and several of Acceris’ current and former executives and board members were named in a securities action filed in the Superior Court of the State of California in and for the County of San Diego on April 16, 2004, in which the plaintiffs made claims nearly identical to those set forth in the derivative suit above. We believe that these claims in their entirety are without merit and intend to vigorously defend this action. There is no assurance that this matter will be resolved in our favor and an unfavorable outcome of this matter could have a material adverse impact on our business, results of operations, financial position or liquidity.

     Patent Enforcement Action

     In connection with our efforts to enforce our patent rights, Acceris Communications Technologies Inc., our wholly-owned subsidiary, filed a patent infringement lawsuit against ITXC Corp. (“ITXC”) in the United States District Court of the District of New Jersey on April 14, 2004. The complaint alleges that ITXC’s Voice over Internet Protocol (“VoIP”) services and systems infringe our U.S. Patent No. 6,243,373, entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System.” On May 7, 2004, ITXC filed a lawsuit against Acceris Communications Technologies Inc., and us, in the United States District Court for the District of New Jersey for infringement of five ITXC patents relating to VoIP technology, directed generally to the transmission of telephone calls over the Internet and the completion of telephone calls by switching them off the Internet and onto a public switched telephone network. We strongly believe that the allegations contained in the ITXC complaint are, in their entirety, without merit and we intend to provide a vigorous defense to the ITXC claims. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

     Appraisal Proceedings

     At our Adjourned Meeting of Stockholders held on December 30, 2003, our stockholders approved an amendment to our Articles of Incorporation, deleting Article VI thereof (regarding liquidations, reorganizations, mergers and the like). Stockholders who were entitled to vote at the meeting and advised us in writing prior to the vote on the amendment, that they dissented and intended to demand payment for their shares if the amendment was effectuated, were entitled to exercise their appraisal rights and obtain payment in cash for their shares under Sections 607.1301 – 607.1333 of the Florida Business Corporation Act, provided their shares were not voted in favor of the amendment.

     In January 2004, appraisal notices in compliance with Florida corporate statutes were sent to all stockholders who had advised us of their intention to exercise their appraisal rights. The appraisal notices included our estimate of fair value of our shares, at $4.00 per share on a post-split basis. These stockholders had until February 29, 2004 to return their completed appraisal notices along with certificates for the shares for which they were exercising their appraisal rights. Approximately 33 stockholders holding approximately 74,000 shares of our stock have returned completed appraisal notices by February 29, 2004. A stockholder of 20 shares notified us of his acceptance of our offer of $4.00 per share, while the stockholders of the remaining shares did not accept our offer. Subject to the qualification that we may not make any payment to a stockholder seeking appraisal rights if, at the time of payment, our total assets are less than our total liabilities, stockholders who accepted our offer to purchase their shares at the estimated fair value will be paid for their shares within 90 days of our receipt of a duly executed appraisal notice. If we should be required to make any payments to dissenting stockholders, Counsel will fund any such amounts through the purchase of shares of our common stock. Stockholders who did not accept our offer were required to indicate their own estimate of fair value, and if we do not agree with such estimates, the parties are required to go to court for an appraisal proceeding on an individual basis, in order to establish fair value for the shares in question. Because Acceris did not agree with the estimates submitted by most of the dissenting shareholders, Acceris has sought a judicial determination of the fair value of the common stock held by the dissenting stockholders. On June 24, 2004, Acceris filed suit against the dissenting shareholders seeking a declaratory judgment, appraisal and other relief in the Circuit Court for the 17th Judicial District in Broward County, Florida. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on our business, results of operations, financial position or liquidity.

MANAGEMENT

     Acceris’ Articles of Incorporation, as amended, provide that the Board of Directors shall be divided into three classes, and that the total number of directors shall not be less than five and not more than nine. Each director shall serve a term of three years. As of the date hereof, the Board of Directors consists of eight members: two Class I directors (Messrs. Shimer and Tanki), three Class II directors (Messrs. Toh, Heaton, and Silber) and three Class III directors (Messrs. Lomicka and Meenan, and Ms. Murumets). The following table sets forth the names, ages and positions with Acceris of the persons who currently serve as our directors and executive officers. There are no family relationships between any present executive officers and directors.

Name	Age (1)	Title
James J. Meenan	61	Chairman of the Board
Allan C. Silber	56	Director and Chief Executive Officer
Kelly D. Murumets	41	Director and President
Frank J. Tanki	64	Director
Hal B. Heaton	53	Director
Henry Y.L. Toh	47	Director
Samuel L. Shimer	41	Director
William H. Lomicka	67	Director
Stephen A. Weintraub	57	Senior Vice President and Secretary
Gary M. Clifford	35	Vice President of Finance and Chief Financial Officer
James G. Ducay	45	Executive Vice President and Chief Operating Officer
Kenneth L. Hilton	52	Executive Vice President, Sales and Marketing
David B. Silverman	40	Senior Vice President and General Counsel

(1)	As of December 30, 2004.

     Set forth below are descriptions of the backgrounds of the executive officers and directors of the Company and their principal occupations for the past five years.

     James J. Meenan, Chairman of the Board since October 2004. Mr. Meenan was appointed by the Board of Directors as a Class III Director on May 11, 2004. Mr. Meenan has over 35 years of telecommunications expertise, having joined AT&T in 1966 and rising in the organization to hold various executive financial and operational roles. He became President and Chief Executive Officer of AT&T Canada in 1995, and over the next 6 years, he helped shape the Canadian telecommunications industry through devising strategic alliances, partnerships and mergers and acquisitions for AT&T Canada. Since retiring from AT&T Canada in 2001, Mr. Meenan has worked as an advisor to entrepreneurial companies and currently serves as a director for several boards in both the United States and Canada, including Custom Direct Income Fund, an income trust in the check printing business traded on the Toronto Stock Exchange and Nextair, Inc., a software development company specializing in wireless enabling middleware traded on the Toronto Stock Exchange. Mr. Meenan earned a Masters in Management Science from the Stevens Institute of Technology in New Jersey.

     Allan C. Silber, Director and Chief Executive Officer. Mr. Silber was elected to the Board of Directors as a Class II director in September 2001 and appointed as Chairman of the Board in November 2001 a position he held until October, 2004. Mr. Silber is the chairman and CEO of Counsel Corporation, which he founded in 1979. Mr. Silber attended McMaster University and received a Bachelor of Science degree from the University of Toronto.

     Kelly D. Murumets, Director and President. Ms. Murumets became a Class III director in February 2003. Ms. Murumets joined Counsel Corporation as Executive Vice President in February 2002 and was appointed President of Acceris in November 2003. Prior to joining Counsel and Acceris, Ms. Murumets was a Vice President with Managerial Design where she was a valued advisor to clients throughout North America giving leaders the insight and guidance required to implement change, achieve results and improve profitability. Ms. Murumets received her BA from Bishop’s University, her MBA from the University of Western Ontario’s Ivey School of Business and her MSW from Wilfrid Laurier University, where she was the recipient of the Gold Medal and Governor General’s Award.

     Frank J. Tanki, Director. Mr. Tanki was appointed by the Board of Directors as a Class I Director on June 9, 2004 to fill a new board position created by the Board of Directors. Mr. Tanki has over 35 years of public accounting experience, having joined Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) in 1962, where he became a partner in 1972 and retired in 1998. During his career, Mr. Tanki has served major, multinational companies in industries including telecommunications products and services, technology, consumer goods, engineering and construction, and real estate development. Mr. Tanki earned a Bachelor of Business Administration degree from the City College of the City University of New York.

     Hal B. Heaton, Director. Dr. Heaton was appointed by the Board of Directors as a Class II director on June 14, 2000 to fill a board vacancy. From 1982 to present he has been a professor of Finance at Brigham Young University and between 1988 and 1990 was a visiting professor of Finance at Harvard University. Dr. Heaton is a director of MITY Enterprises, Inc., a publicly traded manufacturer of furniture in Orem, Utah. Dr. Heaton holds a Bachelor’s degree in Computer Science/Mathematics and a Master’s in Business Administration from Brigham Young University, as well as a Master’s degree in Economics and a Ph.D. in Finance from Stanford University.

     Henry Y.L. Toh, Director. The Board of Directors elected Mr. Toh as a Class II director and as Vice Chairman of the Board of Directors in April 1992. Mr. Toh became President of Acceris in May 1993, Acting Chief Financial Officer in September 1995 and Chairman of the Board in May 1996, and served as such through September 1996. Mr. Toh serves as a director of: National Auto Credit, Inc. (previously an originator of sub-prime automobile financing that is transitioning into new lines of business) since December 1998; Teletouch Communications, Inc., a retail provider of Internet, cellular and paging services, beginning in November 2001; Isolagen, Inc., a biotechnology company, since 2003; Crown Financial Group, Inc., a publicly traded registered broker-dealer, since March 2004; and Vaso Active Pharmaceuticals Inc., a development stage company formed for the purpose of marketing and distributing over the counter pharmaceuticals, since August 2004. He has also served as a director of Four M International Inc., a private investment firm, since 1992. He is a graduate of Rice University.

     Samuel L. Shimer, Director. Mr. Shimer was appointed by the Board of Directors as a Class I director on April 15, 2001 to fill a board vacancy and was appointed Senior Vice President, Mergers & Acquisitions and Business Development on February 12, 2003. From 1997 to February 2003 he was employed by Counsel Corporation, serving as a Managing Director since 1998. From 1991 to 1997, Mr. Shimer worked at two merchant banking funds affiliated with Lazard Frères & Co., Center Partners and Corporate Partners, ultimately serving as a Principal. Mr. Shimer earned a Bachelor of Science in Economics degree from The Wharton School of the University of Pennsylvania, and a Master’s of Business Administration degree from Harvard Business School. Mr. Shimer terminated his employment with the Company on February 27, 2004 to join Whitney & Co., an asset management company. He remains a member of the Board.

     William H. Lomicka, Director. Mr. Lomicka was appointed by the Board of Directors as a Class III director on March 23, 2004 to fill a board vacancy left by the resignation of Mr. Albert Reichmann. Mr. Lomicka has been a director of Counsel since June 26, 2002. Mr. Lomicka is Chairman of Coulter Ridge Capital, Inc. a private investment firm, a position he has held since 1999. Between 1989 and 1999 he was President of Mayfair Capital, Inc., a private investment firm. Mr. Lomicka is a director of Pomeroy IT Solutions and is also on the board of advisors of Valley Ventures, an Arizona venture capital fund. Mr. Lomicka is a graduate of the College of Wooster in Wooster, Ohio, and has a Master’s of Business Administration degree from the Wharton School of the University of Pennsylvania. Mr. Lomicka is also a director of Counsel Corporation, the parent company of Acceris.

     Stephen A. Weintraub, Senior Vice President and Secretary. Mr. Weintraub was elected as a Class I director on November 26, 2003, pursuant to a vote of the Company’s stockholder and served as a director until June 15, 2004. Mr. Weintraub joined Counsel in June 1983 as Vice President, Finance and Chief Financial Officer. He has been and is an officer and director of various Counsel subsidiaries. He has been Secretary of Counsel since 1987 and Senior Vice President since 1989. From 1980 to 1983 he was Secretary-Treasurer of Pinetree Development Co. Limited, a private real estate developer and investor. From 1975 to 1980 he was Treasurer and CFO of Unicorp Financial Corporation, a public financial management and holding company. Mr. Weintraub received a Bachelor’s degree in Commerce from the University of Toronto in 1969, qualified as a Chartered Accountant with Clarkson, Gordon (now Ernst & Young LLP) in 1972 and received his law degree (LL.B.) from Osgoode Hall Law School, York University in 1975. Mr. Weintraub is a director of Counsel Corporation, the parent company of Acceris.

     Gary M. Clifford, Vice President of Finance and Chief Financial Officer. Mr. Clifford joined Counsel Corporation in November 2002 as, and presently is, its Chief Financial Officer. From June 1998 to October 2002, Mr. Clifford has held various senior roles at Leitch Technology Corporation in Finance, Operations and Corporate Development. From February 1996 to June 1998, Mr. Clifford worked for NetStar Communications Inc. Mr. Clifford is a Chartered Accountant, who articled with Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Clifford serves as a board member of QuStream Corporation, a Canadian private company in the high technology sector. A graduate of the University of Toronto, with a Bachelor’s degree in Management, he has also lectured at Ryerson Polytechnic University in Toronto, Canada. Mr. Clifford was appointed as Vice President of Finance of Acceris on December 6, 2002 and Chief Financial Officer on February 12, 2003.

     James G. Ducay, Executive Vice President and Chief Operating Officer. Mr. Ducay was named Executive Vice President and Chief Operating Officer of Acceris in October 2003. From December 2002 until October 2003, Mr. Ducay served as President of the Company’s Enterprise business. Previously, from April 2000 to December 2002, Mr.

Ducay was Executive Vice President and Chief Operating Officer of RSL.COM USA (“RSL.COM”) with responsibility for Marketing, Sales and Account Services, Engineering and Operations and Information Technology. RSL.COM filed for bankruptcy protection under Chapter 11 in March 2001. Before joining RSL.COM, Mr. Ducay was Vice President of Marketing and Sales for Ameritech Interactive Media Services from February 1998 to April 2000 where he was responsible for managing Ameritech’s Internet products and related sales channels. He also served as Managing Director and Vice President for Bell Atlantic/NYNEX. Mr. Ducay has a Master’s Degree in Engineering from the University of Illinois and a Master’s Degree in Business Administration from the University of Chicago.

     Kenneth L. Hilton, Executive Vice President, Sales and Marketing. Mr. Hilton was named Executive Vice President, Sales and Marketing of Acceris in October 2003. Previously, he was appointed Chief Executive Officer of WorldxChange Corporation in May 2002. From June 1999 to December 2001, Mr. Hilton served as the Chief Executive Officer of Handtech.com, an Internet-based start-up company in Austin, TX that provided customized E-commerce storefronts, supply chain management and back office services to value-added resellers. Prior to Handtech.com, from October 1995 to May 1999, he was the Executive Vice President of North American Consumer Sales for Excel Communications, where he also served as the Chairman of the Board for Excel Canada. Prior to his 5 years at Excel, he ran North America operations for PageMart Wireless where he launched the Canadian business and also served as the Chairman of the Canadian Board. Prior to PageMart, Mr. Hilton held numerous sales and management positions with IBM. His 14-year career with IBM included sales, sales management, branch management and regional management positions.

     David B. Silverman, Senior Vice President and General Counsel. Mr. Silverman was named Senior Vice President and General Counsel of Acceris in April 2004. From April 2000 to April 2004, Mr. Silverman served as Corporate Counsel, Director of Legal Affairs of XO Communications, Inc., a telecommunications company in Reston, VA providing communications services for small and growing businesses, larger enterprises and carriers. Prior to XO Communications, Inc., from September 1997 to April 2000, he was an associate attorney at the law firm of Wiley Rein and Fielding, located in Washington, DC. Mr. Silverman received his B.S. in Journalism from the University of Kansas and his J.D. from Northwestern University School of Law.

     Each officer of Acceris is appointed by the Board of Directors and holds his/her office at the pleasure and direction of the Board of Directors or until such time of his/her resignation or death.

     Acceris and several of Acceris’ current and former executives and board members were named in a securities action filed in the Superior Court of the State of California in and for the County of San Diego on April 16, 2004, in which the plaintiffs made claims nearly identical to those set forth in the derivative suit above. The Company believes that these claims in their entirety are without merit and intends to vigorously defend this action. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity. See “Business—Legal Proceedings.”

The Board of Directors

     The Board of Directors oversees the business affairs of the Company and monitors the performance of management. The Board of Directors held 5 meetings during the fiscal year ended December 31, 2003. No incumbent director attended less than 75% of the Board meetings during 2003. The Board of Directors has designated two standing committees: the Audit Committee and the Compensation Committee. We do not have a nominating or a corporate governance committee or any committees serving similar functions. However, corporate governance functions are included in the Audit Committee Charter.

Committees of the Board of Directors

     Audit Committee

     The Audit Committee is responsible for making recommendations to the Board of Directors concerning the selection and engagement of independent accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. Its membership is currently comprised of Mr. Tanki (chairman) and Messrs. Heaton and Toh. The Audit Committee held six meetings during the last fiscal year. On June 9, 2000, the Board of Directors approved Acceris’ Audit Committee Charter, which was subsequently revised and amended on July 10, 2001 and again on February 12, 2003 in order to incorporate certain updates in light of the most recent regulatory developments, including the Sarbanes-Oxley Act of 2002. A copy of the current Audit Committee Charter was attached to the Company’s Definitive Proxy Statement sent to stockholders in October 2003 in connection with the 2003 Annual Meeting of Stockholders.

     Compensation Committee

     The Compensation Committee reviews and approves the compensation for executive employees. Its membership is currently comprised of Messrs. Heaton, Toh and Meenan. The Compensation Committee held one meeting during the last fiscal year.

Audit Committee Financial Expert

     The Board of Directors has determined that Mr. Henry Y.L. Toh and Mr. Frank J. Tanki, members of the Audit Committee, are each an audit committee financial expert as defined by Item 401(h) of Regulation S-K under the Exchange Act and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Code of Ethics

     Acceris has adopted a code of ethics that applies to its principal executive, financial and accounting officers. The Acceris Communications Inc. Code of Conduct (the “Code”) was filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2003. A copy of the Code can also be found on the Company’s website at http://www.acceris.com (follow Corporate Governance link to Governance Documents tab). The Company intends to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to, or waivers from, a provision of the Code that applies to its principal executive, financial and accounting officers by posting such information on its website at the website address set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
HOLDERS AND MANAGEMENT

     The following table sets forth information regarding the ownership of our common stock as of January 3, 2005 by: (i) each director or nominee for director; (ii) each of the Named Officers in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. As of the date hereof, there are 19,237,141 shares of common stock and 619 shares of Series N Preferred stock issued and outstanding.

			Percentage
Name and Address of	Number of Shares		of Common Stock
Beneficial Owner (1)	Beneficially Owned		Beneficially Owned(2)
James J. Meenan	0		*	%
Allan C. Silber	0	(3)	*	%
Kelly D. Murumets	0	(4)	*	%
Frank J. Tanki	0		*	%
Hal B. Heaton	7,948	(5)	*	%
Henry Y.L. Toh	18,575	(6)	*	%
William H. Lomicka	0	(7)	*	%
Stephen A. Weintraub	0	(8)	*	%
Samuel L. Shimer	0	(9)	*	%
Gary M. Clifford	0	(10)	*	%
James G. Ducay	0		*	%
Kenneth L. Hilton	1,000		*	%
Barbara Jamaleddin	0	(11)	*	%
David B. Silverman	0		*	%
Gary J. Wasserson	0	(12)	*	%
Bobby Vannoy	0	(13)	*	%
Counsel Corporation and subsidiaries 40 King Street West Scotia Plaza, Suite 3200 Toronto, Ontario M5H3Y2	20,773,444	(14)	92%
All Executive Officers and Directors as a Group (15 people)	46,273		*	%

*	Indicates less than one percent

(1)	Unless otherwise noted, all listed shares of common stock are owned of record by each person or entity named as beneficial owner and that person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them. All addresses are c/o Acceris Communications Inc. unless otherwise indicated.

(2)	As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days have been exercised or converted, as the case may be.

(3)	Mr. Silber is Chairman, Chief Executive Officer and President of Counsel, and a beneficial owner of approximately 4,710,376 shares or 9.9% of the outstanding stock of Counsel. In March 2001, following the acquisition of control of Acceris by Counsel, Mr. Silber became Chairman and Director of Acceris. Mr. Silber was appointed Chief Executive Officer and Interim President of Acceris in December 2002 and served as such until November 2003 when the Board appointed Ms. Murumets to succeed Mr. Silber. Mr. Silber was succeeded as Chairman of the Board by Mr. James Meenan in October 2004. Mr. Silber remains a director and Chief Executive Officer of Acceris. Mr. Silber disclaims beneficial ownership of the shares of Acceris’ common stock beneficially owned by Counsel.

(4)	Ms. Murumets is Executive Vice President of Counsel and a beneficial owner of approximately 280,000 shares in Counsel, which represents less than 1% beneficial ownership of Counsel. At the December 6, 2002 meeting of the Board of Directors of Acceris, Ms. Murumets was appointed to the office of Executive Vice President of Acceris. At the February 12, 2003 meeting of the Board of Directors of Acceris, Ms. Murumets was appointed a director of Acceris. At the November 26, 2003 meeting of the Board of Directors of Acceris, Ms. Murumets was appointed President of Acceris. Ms. Murumets disclaims beneficial ownership of the shares of Acceris’ common stock beneficially owned by Counsel.

(5)	Represents shares of common stock issuable within 60 days of the date hereof pursuant to options.

(6)	Represents shares of common stock issuable pursuant to options. Does not include shares held of record by Four M International, Ltd., of which Mr. Toh is a director. Mr. Toh disclaims any beneficial ownership of such shares.

(7)	Mr. Lomicka is a director of Counsel and a beneficial owner of approximately 70,000 shares in Counsel, which represents less than 1% beneficial ownership of Counsel. Mr. Lomicka disclaims beneficial ownership of the shares of Acceris’ common stock beneficially owned by Counsel.

(8)	Mr. Weintraub is Senior Vice President and Secretary of Counsel and a beneficial owner of approximately 306,102 shares in Counsel, which represents less than 1% beneficial ownership of Counsel. At the December 6, 2002 meeting of the Board of Directors of Acceris, Mr. Weintraub was appointed to the office of Senior Vice President and Secretary of Acceris. Mr. Weintraub disclaims beneficial ownership of the shares of Acceris’ common stock beneficially owned by Counsel.

(9)	Mr. Shimer is not an employee of Acceris; however he is a member of the Board of Directors. He was previously a managing director of Counsel. He is a beneficial owner of approximately 819,011 shares in Counsel, which represents 1.7% beneficial ownership of Counsel.

(10)	Mr. Clifford is the Chief Financial Officer of Counsel and a beneficial owner of approximately 50,000 shares in Counsel, which represents less than 1% beneficial ownership of Counsel. At the December 6, 2002 meeting of the Board of Directors of Acceris, Mr. Clifford was appointed Vice President of Finance of Acceris. At the February 16, 2003 meeting of the Board of Directors of Acceris, Mr. Clifford was appointed Chief Financial Officer of Acceris. Mr. Clifford disclaims beneficial ownership of the shares of Acceris’ common stock beneficially owned by Counsel.

(11)	Ms. Jamaleddin is not an employee of Acceris as of the date hereof and does not beneficially own any shares of Acceris’ common stock.

(12)	Mr. Wasserson is not an employee or director of Acceris. He was previously a managing director of Counsel and currently is a beneficial owner of approximately 330,000 shares in Counsel, which represents less than 1% beneficial ownership of Counsel.

(13)	Mr. Vannoy is not an employee of Acceris at as of the date hereof, and does not beneficially own any shares of Acceris’ common stock.

(14)	Includes 3,098,303 shares of Acceris’ common stock issued upon conversion of Series M and N redeemable preferred stock in March 2001 which were obtained from Winter Harbor LLC (“Winter Harbor”) on March 7, 2001, based on information included in a Schedule 13D filed by Counsel on March 13, 2001 and amended by Counsel and filed with the Securities and Exchange Commission on May 2, 2001. Also includes 3,256,175 shares of common stock issuable upon conversion of a convertible promissory note in the principal amount (and including accrued interest) of approximately $16,346 as of September 30, 2004, at the conversion price of $5.02 per share, under the terms of the Senior Convertible Loan and Security Agreement, dated March 1, 2001, as amended on May 8, 2001 (Loan Agreement). Also includes 871,724 shares issued on April 17, 2001 to Counsel under the terms of the Agreement and Plan of Merger, dated April 17, 2001. Also includes 8,681,096 shares of common stock issued in connection with the Amended Debt Restructuring conversion of a certain convertible promissory note on November 30, 2003. Also includes approximately 4,747,396 shares of common stock issued in connection with the conversion of a certain convertible promissory note on November 30, 2003. Also includes 118,750 shares received from Winter Harbor which were previously held in escrow in accordance with the terms and provisions of a certain Securities Purchase Agreement by and between Counsel and Winter Harbor dated March 1, 2001, and released to Counsel in accordance with the terms and provisions of certain release agreement between Counsel and Winter Harbor dated August 29, 2003.

SELLING HOLDER

     We have set forth in the following table information relative to the Selling Holder as of November 15, 2004. We calculated beneficial ownership based on Securities and Exchange Commission requirements, and the information we included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each person identified in the table has sole voting and investment power with respect to all shares it beneficially owns.

     We do not know when or in what amounts the Selling Holder may offer for sale the shares described in this prospectus. The Selling Holder may decide not to sell all or any of the shares that this prospectus covers. Because the Selling Holder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the Selling Holder will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Holder will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the Selling Holder will hold none of the securities that this prospectus covers.

Shares
	Beneficially	Note Shares and	Shares Beneficially
	Owned Prior to	Warrant Shares	Owned After the
	the Offering	Being Offered (1)	Offering (2)
Name and Address
of Selling Holder	Number	Number	Number	Percent
Laurus Master Fund, Ltd.	-0-	6,681,818	-0-	-0-
c/o M&C Corporate Services Limited P.O. Box 309 GT Ugland House George Town South Church Street Grand Cayman, Cayman Islands

(1)	Assumes the conversion in full of the outstanding Note to the extent of a maximum of 4.99% of the Company’s outstanding shares and issuance of an aggregate of 5,681,818 Note Shares and exercise of the entirety of the outstanding Warrants held by the Selling Holder and issuance of 1,000,000 Warrant Shares to the Selling Holder. Does not reflect shares that may be issued from time to time to the Selling Holder upon conversion of monthly payments of $147 together with accrued and unpaid interest and any other amounts then owing under the Note, the Securities Purchase Agreement and related agreements. See “Recent Developments.”

(2)	Assumes the sale of the entirety of the Note Shares and the Warrant Shares.

PLAN OF DISTRIBUTION

     The Selling Holder has advised us that it may, from time to time, offer and sell the shares issuable pursuant to the Notes and Warrants included in this prospectus. As used herein, the term “Selling Holder” includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this prospectus from the Selling Holder as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

     The Selling Holder has advised us that it will act independently in making decisions with respect to the timing, manner, and size of each sale. The Selling Holder has advised us that it may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Holder has advised us that it may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the OTC-BB; and

•	in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the Selling Holder has advised us that it may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this prospectus offers, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition, the Selling Holder may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents that the Selling Holder engages may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holder, in amounts that the parties may negotiate immediately prior to the sale.

     In offering shares that this prospectus covers, the Selling Holder, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Holder, may qualify as “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Holder realizes, and the compensation that it pays to any broker-dealer, may qualify as underwriting discounts and commissions.

     In order to comply with the securities laws of some states, the Selling Holder must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holder must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Holder complies with the exemption.

     We have advised the Selling Holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holder and its affiliates. In addition, we will make copies of this prospectus available to the Selling Holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

     At the time the Selling Holder makes a particular offer of shares we will, if required, distribute a prospectus supplement that will set forth:

•	the number of shares that the Selling Holder is offering;

•	the terms of the offering, including the name of any underwriter, dealer or agent;

•	the purchase price paid by any underwriter;

•	any discount, commission and other underwriter compensation;

•	any discount, commission or concession allowed or reallowed or paid to any dealer; and

•	the proposed selling price to the public.

     We have agreed to indemnify the Selling Holder against claims and losses due to material misstatements or omissions made by the Company (and not by the Selling Holder) in this prospectus. The Selling Holder has agreed to indemnify us against claims and losses due to material misstatements or omissions made by it.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the aggregate cash compensation paid for services rendered during the last three years by each person serving as our Chief Executive Officer during the last year and our other most highly compensated executive officers during the year ended December 31, 2003 whose compensation was in excess of $100 (“Named Officers”).

	Annual Compensation				Long-Term Compensation
	(in absolute dollars)				Awards		Payouts
				Other	Restricted
				Annual	Stock	Securities	LTIP	All Other
Name and				Compensation	Awards	Underlying	Payouts	Compensation
Principal Position(8)	Year	Salary($)	Bonus($)	($)	($)	Options (#)	($)	($)
Allan Silber(1)	2003	—	—	—	—	—	—	—
Chief Executive Officer	2002	—	—	—	—	—	—	—
	2001	—	—	—	—	—	—	—

Kenneth L. Hilton (2)	2003	$275,000	$55,000	—	—	150,000	—	—
Executive Vice President,	2002	183,333	—	—	—	—	—	—
Sales and Marketing	2001	—	—	—	—	—	—	—

Barbara Jamaleddin (3)	2003	$211,000	$67,750	—	—	30,000	—	—
Senior Vice President of	2002	205,500	10,400	—	—	—	—	—
Network Operations	2001	115,256	7,692	—	—	—	—	—

James G. Ducay (4)	2003	$275,000	—	—	—	150,000	—	—
Executive Vice President,	2002	12,500	—	—	—	—	—	—
Chief Operating Officer	2001	—	—	—	—	—	—	—

Bobby Vannoy (5)	2003	$211,211	$57,750	—	—	30,000	—	—
Senior Vice President of	2002	205,705	15,000	—	—	—	—	—
Business Operations	2001	115,371	7,700	—	—	—	—	—

Gary Wasserson (6)	2003	$420,900	—	—	—	—	—	—
President (Acceris	2002	126,425	—	—	—	—	—	—
Communications Technologies, Inc.)	2001	150,000	—	—	—	—	—	—

Samuel N. Shimer (7)	2003	$276,000	—	—	—	—	—	—
Senior Vice President,	2002	—	—	—	—	—	—	—
Mergers and Acquisitions and Business Development	2001	—	—	—	—	—	—	—

(1)	Mr. Silber was appointed interim Chief Executive Officer and President of Acceris as of December 19, 2002. In November 2003, Kelly D. Murumets was appointed President. Mr. Silber is entitled to an annual salary of $275,000 and a discretionary bonus equal to 100% of his base salary. For 2003, no bonus was awarded. Mr. Silber elected to assign his salary payable at December 31, 2003 of $275,000 to Counsel. This amount is recorded as a liability to Counsel in the financial statements of Acceris at December 31, 2003.

(2)	Mr. Hilton became the Executive Vice President, Sales and Marketing, of Acceris on January 1, 2003.

(3)	Ms. Jamaleddin became a Senior Vice President of WorldxChange on June 4, 2001. Ms. Jamaleddin’s employment with the Company ceased as of June 3, 2004.

(4)	Mr. Ducay became the President of the Enterprise segment of Acceris on December 10, 2002. In 2003, Mr. Ducay became the Chief Operating Officer for Acceris.

(5)	Mr. Vannoy became a Senior Vice President of WorldxChange on June 4, 2001. Mr. Vannoy resigned from the Company in March 2004.

(6)	Mr. Wasserson became the President of Acceris Communications Technologies, Inc, a wholly owned subsidiary of the Company, in December 2002 and served as such until December 31, 2003. Mr. Wasserson’s employment with the Company ceased as of December 31, 2003.

(7)	Mr. Shimer became the Senior Vice President, Mergers and Acquisitions and Business Development beginning January 1, 2003. Prior to 2003, Mr. Shimer was an employee of Counsel and was not paid a salary by Acceris. In February 2004, Mr. Shimer resigned from employment with the Company, but remains a member of the Board of Directors.

(8)	Ms. Kelly Murumets (Director and President), Mr. Gary Clifford (Vice President of Finance and Chief Financial Officer), and Mr. Stephen Weintraub (Senior Vice President and Corporate Secretary) did not receive any compensation from Acceris in 2003 and prior periods related to services provided to the Company. On December 31, 2004, Acceris Communications Inc. (the “Company”) entered into a certain management services agreement (the “Agreement”) with Counsel Corporation, the Company’s majority shareholder, and its wholly-owned subsidiaries (collectively, “Counsel”). Under the terms of the Agreement, the Company agreed to make payment to Counsel for the past and future services to be provided by Counsel personnel (excluding Allan C. Silber, Counsel’s Chairman, President and Chief Executive Officer and the Company’s Chief Executive Officer) to the Company for each of 2004 and 2005. The basis for such services charged will be an allocation, on a cost basis, based on time incurred, of the base compensation paid by Counsel to those employees providing services to the Company. For the nine months ended September 30, 2004, the cost of such services was approximately $190,000 and is expected to total approximately $280,000 for the year ended December 31, 2004. Services for 2005 will be determined on the same basis. For each fiscal quarter, Counsel will provide the details of the charge for services by individual, including respective compensation and their time allocated to the Company. The foregoing fees for 2004 and 2005 are due and payable within 30 days following the respective year ends, subject to applicable restrictions. Any unpaid fee amounts will bear interest at 10% per annum commencing on the day after such year end.

In the event of a change of control, merger or similar event of the Company, all amounts owing, including fees incurred up to the date of the event, will become due and payable immediately upon the occurrence of such event. The Agreement does not guarantee the personal services of any specific individual at the Company throughout the term of the agreement and the Company will have to enter into a separate personal services arrangement with such individual should their specific services be required. The Company’s Board of Directors approved the Agreement on December 23, 2004.

Option Grants in Last Fiscal Year (2003)

     The following table shows information about stock option grants to the Named Officers during fiscal 2003. These options are included in the Summary Compensation Table above. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by Securities and Exchange Commission rules, and are not the Company’s estimate or projection of future stock prices.

     The following table sets forth certain information concerning grants of stock options to each of the Named Officers during 2003:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates Of Stock Price Appreciation for Option Term (in absolute dollars)
	Number of	Percent Total
	Securities	of Options
	Underlying	Granted to	Exercise of
	Options	Employees in	Base Price
Name	Granted (#)	Fiscal Year	($/share)	Expiration Date	5% ($)	10% ($)
Kenneth L. Hilton	150,000	11.6%	$3.00	December 20, 2013	$283,003	$717,184
Barbara Jamaleddin	30,000	2.3	$3.00	December 20, 2013	$56,601	$143,437
James G. Ducay	150,000	11.6	$3.00	December 20, 2013	$283,003	$717,184
Bobby Vannoy	30,000	2.3	$3.00	December 20, 2013	$56,601	$143,437
Allan C. Silber	—	—	—	—	—	—
Gary Wasserson	—	—	—	—	—	—
Samuel N. Shimer	—	—	—	—	—	—

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table shows information about the value realized on option exercises for each of the Named Officers during fiscal 2003, and the value of their unexercised options at the end of fiscal 2003. Value realized, or gain, is measured as the difference between the exercise price and market value or the price at which the shares were sold on the date of exercise.

			Number of Securities Underlying Unexercised			Value of Unexercised In-the-Money
	Shares		Options at Fiscal Year-End (#)			Options at Fiscal Year-End ($)
	Acquired on	Value Realized
Name	Exercise (#)	($)	Exercisable/Unexercisable			Exercisable/Unexercisable (1)
Allan C. Silber	—	—	—	/	—	—	/	—
Kenneth L. Hilton	—	—	—	/	150,000	—	/	—
Barbara Jamaleddin	—	—	—	/	30,000	—	/	—
James G. Ducay	—	—	—	/	150,000	—	/	—
Bobby Vannoy	—	—	—	/	30,000	—	/	—
Gary Wasserson	—	—	—	/	—	—	/	—
Samuel N. Shimer	—	—	—	/	—	—	/	—

(1)	None of the unexercised options above are in the money, based on the closing price of the Company’s common stock on December 31, 2003, which was $2.18 per share.

Director Compensation (all amounts in absolute dollars)

     Each year subsequent to 2002 until June 2004, all directors then serving who were not employed by Acceris or Counsel other than in their capacity as directors received an option to purchase 1,000 shares of common stock and for each committee on which the director serves, an option to purchase 250 shares of common stock. The directors were also eligible to receive options under our stock option plans at the discretion of the Board of Directors. No discretionary stock options were awarded to directors during 2003. In addition, each independent director was compensated $1,000 for each in-person board meeting attended and $500 for each telephonic board meeting attended. During 2003, Messrs. Heaton and Walter received $18,000 and $7,000, respectively, in connection with the services that they rendered and $1,181 and $10,330, respectively, for reimbursement of expenses paid to attend various meetings. Commencing in June 2004 Board members who are not employed by Counsel or Acceris receive a $20,000 per year cash retainer, $1,000 per meeting attended in person or by telephone and a grant of stock options to purchase 10,000 shares of common stock each year. In addition, the chairman of the Audit Committee receives a cash retainer of $10,000 per year, audit committee members who are not the chair receive a cash retainer of $5,000 per year and other committee chairpersons receive an annual cash retainer of $2,000 per annum.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements (all amounts in absolute dollars)

     Kenneth L. Hilton Employment Contract. Acceris and Kenneth L. Hilton entered into an employment agreement pursuant to which Mr. Hilton became the Executive Vice President, Sales and Marketing, of Acceris, effective January 1, 2003. Mr. Hilton’s annual salary is $275,000, and he is eligible for a discretionary bonus of up to 100% of his annual salary in an amount to be determined pursuant to a performance management system, based on performance criteria established at the beginning of each fiscal year. Additionally, in June 2002, the Company made a relocation loan of $100,000 to Mr. Hilton. The loan is due on the earlier of August 1, 2005 or upon sale of Mr. Hilton’s former residence. Commencing October 1, 2004, monthly payments of the accrued interest, as calculated beginning September 1, 2004, are required. Additionally, no amount in respect of Mr. Hilton’s bonus, or any termination or severance payment, shall be paid to him while any of the loan remains outstanding.

     James G. Ducay Employment Contract. Acceris and James G. Ducay each entered into an employment agreement, which became effective on January 1, 2004. Mr. Ducay’s annual salary is $275,000, and he is eligible for a discretionary bonus in an amount to be determined by the Board of Directors up to 100% of his annual salary in an amount to be determined pursuant to a performance management system, based on performance criteria established at the beginning of each fiscal year.

     David B. Silverman Employment Contract. Acceris and David B. Silverman entered into an employment agreement, effective April 4, 2004, pursuant to which Mr. Silverman became the Senior Vice President and General

Counsel of Acceris. Mr. Silverman’s annual salary is $190,000, and he is eligible for a discretionary bonus of up to 60% of his annual salary in an amount to be determined pursuant to a performance management system, based on performance criteria established at the beginning of each fiscal year.

Stock Option Plans

     At December 31, 2003, the Company has several stock-based employee compensation plans. All share amounts disclosed below reflect the effect of the 1-for-20 reverse stock split which was approved by the stockholders on November 26, 2003.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth, as of December 31, 2003 information with respect to equity compensation plans (including individual compensation arrangements) under which the Company’s securities are authorized for issuance.

			Number of securities
		Weighted-average	remaining available for
	Number of Securities to be	exercise price of	future issuance under
	issued upon exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2003 Stock Option and Appreciation Rights Plan	1,372,000	$3.00	628,000
1997 Recruitment Stock Option Plan	60,480	42.30	288,942
1995 Directors Stock Option and Appreciation Rights Plan	8,500	22.50	1,000
1995 Employee Stock Option and Appreciation Rights Plan	—	—	14,037
Director Stock Option Plan	233	47.50	—
Equity compensation plans not approved by security holders:
Issuance of non-qualified options to employees and outside consultants (1)	366,667	70.99	—

Total (2)	1,807,880	$18.20	931,979

(1)	For a description of the material terms of these options, see Note 18 in the Company’s audited financial statements included elsewhere in this prospectus.

(2)	Does not include the Acceris Communications Inc. Platinum Agent Program (the “Agent Warrant Program”), which awards warrants to certain of the Company’s agents based on performance criteria. This program did not commence until 2004, and as of the date of this filing, warrants to purchase approximately 600,000 shares of common stock have been issued under the Agent Warrant Program. Warrants to purchase up to 1,000,000 shares are available for issuance under the Agent Warrant Program.

     Director Stock Option Plan

     The Company’s Director Stock Option Plan authorizes the grant of stock options to directors of the Company. Options granted under the Director Stock Option Plan are non-qualified stock options exercisable at a price equal to the fair market value per share of common stock on the date of any such grant. Options granted under the Director Stock Option Plan are exercisable not less than six months or more than ten years after the date of grant. As of December 31, 2003, options for the purchase of 233 shares of common stock at prices ranging from $17.50 to $77.50 per share were outstanding, all of which are exercisable. In connection with the adoption of the 1995 Director Plan, the Board of Directors authorized the termination of future grants of options under the Director Stock Option Plan; however, outstanding options will continue to be governed by the terms thereof until exercise or expiration of such options. In 2003, no options were exercised or expired.

     1995 Director Stock Option and Appreciation Rights Plan

     The 1995 Director Stock Option and Appreciation Rights Plan (the “1995 Director Plan”) provides for the issuance of incentive stock options, non-qualified stock options and stock appreciation rights (“SARs”) to directors of the Company up to 12,500 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). The 1995 Director Plan also provides for the grant of non-qualified options on a discretionary basis to each member of the Board of Directors then serving to purchase 500 shares of common stock at an exercise price equal to the fair market value per share of the common stock on that date. Each option is immediately exercisable for a period of ten years from the date of grant. The Company has 9,500 shares of common stock reserved for issuance under the 1995 Director Plan. As of December 31, 2003, options to purchase 8,500 shares of common stock at prices ranging from $20.00 to $25.00 per share are outstanding and exercisable. No options were granted or exercised under this plan in 2003, 2002 or 2001.

     1995 Employee Stock Option and Appreciation Rights Plan

     The 1995 Employee Stock Option and Appreciation Rights Plan (the “1995 Employee Plan”) provides for the issuance of incentive stock options, non-qualified stock options, and SARs. Directors of the Company are not eligible to participate in the 1995 Employee Plan. The 1995 Employee Plan provides for the grant of stock options which qualify as incentive stock options under Section 422 of the Internal Revenue Code, to be issued to officers who are employees and other employees, as well as non-qualified options to be issued to officers, employees and consultants. In addition, SARs may be granted in conjunction with the grant of incentive and non-qualified options. The 1995 Employee Plan provides for the grant of incentive options, non-qualified options and SARs of up to 20,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). To the extent that an incentive option or non-qualified option is not exercised within the period of exercisability specified therein, it will expire as to the then unexercisable portion. If any incentive option, non-qualified option or SAR terminates prior to exercise thereof and during the duration of the 1995 Employee Plan, the shares of common stock as to which such option or right was not exercised will become available under the 1995 Employee Plan for the grant of additional options or rights to any eligible employee. The shares of common stock subject to the 1995 Employee Plan may be made available from either authorized but unissued shares, treasury shares or both. The Company has 20,000 shares of common stock reserved for issuance under the 1995 Employee Plan. As of December 31, 2003, there were no options outstanding under the 1995 Employee Plan. During 2003, 2002 and 2001, options to purchase 6,763, 500 and 1,875, respectively, of common stock were forfeited or expired. No options were granted or exercised in 2003 under the 1995 Employee Plan.

     1997 Recruitment Stock Option Plan

     In October 2000, the stockholders of the Company approved an amendment of the 1997 Recruitment Stock Option Plan (the “1997 Plan”) which provides for the issuance of incentive stock options, non-qualified stock options and SARs up to an aggregate of 370,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). The price at which shares of common stock covered by the option can be purchased is determined by the Company’s Board of Directors; however, in all instances the exercise price is never less than the fair market value of the Company’s common stock on the date the option is granted.

     As of December 31, 2003, there were options to purchase 60,480 shares of the Company’s common stock outstanding under the 1997 Plan. The outstanding options vest over three years at exercise prices of $1.40 to $127.50 per share. Options issued under the 1997 Plan must be exercised within ten years of grant and can only be exercised while the option holder is an employee of the Company. The Company has not awarded any SARs under the 1997 Plan. During 2003, 2002 and 2001, options to purchase 45,067, 42,968 and 130,022 shares of common stock, respectively, were forfeited or expired. There were no exercises during 2003.

     2000 Employee Stock Purchase Plan

     In October 2000, the stockholders of Acceris approved adoption of Acceris’ 2000 Employee Stock Purchase Plan which plan provides for the purchase and issuance of common stock to all eligible employees (the “Stock Purchase Plan”). The purpose of the Stock Purchase Plan is to induce all eligible employees of Acceris (or any of its subsidiaries) who have been employees for at least three months to encourage stock ownership of Acceris by acquiring or increasing their proprietary interest in Acceris. The Stock Purchase Plan is designed to encourage employees to remain in the employ of Acceris. It is the intention of Acceris to have the Stock Purchase Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, as amended to issue shares of common stock to all eligible employees of Acceris (or any of Acceris’ subsidiaries) who have been employees for at least three months. The Stock Purchase Plan provides for the purchase of common stock in the aggregate, up to 125,000 shares of common stock. As of December 31, 2003, 2,900 shares of common stock had been purchased under the Stock Purchase Plan.

     2003 Stock Option and Appreciation Rights Plan

     In November 2003, the stockholders of the Company approved the 2003 Stock Option and Appreciation Rights Plan (the “2003 Plan”) which provides for the issuance of incentive stock options, non-qualified stock options and SARs up to an aggregate of 2,000,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). The price at which shares of common stock covered by the option can be purchased is determined by the Company’s Board of Directors or its committee; however, in the case of incentive stock options the exercise price shall not be less than the fair market value of the Company’s common stock on the date the option is granted. There were stock options granted for 1,372,000 (and outstanding at December 31, 2003) under the 2003 Plan in 2003. The outstanding options vest over four years at an exercise price of $3.00 per share. No SARs have been issued under the 2003 Plan.

Compensation Committee Interlocks and Insider Participation

     Mr. Toh was formerly an officer of the Company, as described above. No Compensation Committee members or other directors served as a member of the compensation committee of another entity, whose executive officers served as a director of Acceris.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

     See “Executive Compensation – Employment Contracts” above for descriptions of the terms of employment, consulting and other agreements between the Company and certain officers, directors and other related parties.

Transactions with Counsel

     Initial Acquisition of Acceris and Senior Convertible Loan

     On March 1, 2001, Acceris entered into a Senior Convertible Loan and Security Agreement, (the “Senior Loan Agreement”) with Counsel. Pursuant to the terms and provisions of the Senior Loan Agreement, Counsel agreed to make periodic loans to Acceris in the aggregate principal amount not to exceed $10,000, which was subsequently increased to $12,000 through amendment on May 8, 2001. Advances against the Senior Loan Agreement were structured as a 3-year convertible note with interest at 9% per annum, compounded quarterly. Counsel initially could convert the loan into shares of common stock of Acceris at a conversion price of $11.20 per common share. The terms of the Senior Loan Agreement also provide that at any time after September 1, 2002, the outstanding debt including accrued interest will automatically be converted into common stock using the then current conversion rate, on the first date that is the twentieth consecutive trading day that the common stock has closed at a price per share that is equal to or greater than

$20.00 per share. The Senior Loan Agreement also provides that the conversion price is in certain cases subject to adjustment and includes traditional anti-dilution protection for the lender and is subject to certain events of default, which may accelerate the repayment of principal plus accrued interest. Total proceeds available to the Company were $12,000, less debt issuance costs of $600, amortized over three years. The Senior Loan Agreement has been amended several times and the maturity date of the loan plus accrued interest has been extended to January 31, 2006. As a result of the application of the anti-dilution provisions of the Senior Loan Agreement, the conversion price has been adjusted to $5.02 per common share. As of September 30, 2004, the total outstanding debt under the Note (including principal and accrued interest) was $16,346 which is convertible into approximately 3,256,175 shares of common stock.

     In connection with the above Senior Loan Agreement, Acceris granted Counsel a security interest in all of Acceris’ assets owned at the time of execution of the Senior Loan Agreement or subsequently acquired, including but not limited to Acceris’ accounts receivable, intangibles, inventory, equipment, books and records, and negotiable instruments held by the Company (collectively, the “Collateral”). Counsel agreed to subordinate its loan and security interest to that of the Selling Holder in connection with the Senior Convertible Loan.

     In addition to the foregoing agreements, Acceris and Counsel executed a Securities Support Agreement, dated March 1, 2001 (the “Support Agreement”) for the purpose of providing certain representations and commitments by Acceris to Counsel, including demand registration rights for common stock issuable upon conversion of the related loan. Counsel relied on these representations and commitments in its decision to enter a separate agreement (the “Securities Purchase Agreement”) with Winter Harbor and First Media L.P., a limited partnership and the parent company of Winter Harbor (collectively the “Winter Harbor Parties”), Counsel agreed to purchase from the Winter Harbor Parties all of their equity securities in Acceris, including shares of Class M and Class N preferred stock of Acceris, beneficially owned by the Winter Harbor Parties for aggregate consideration of $5,000 in cash.

     On March 7, 2001, as part of the agreements discussed above, Counsel converted all of the Class M and N convertible preferred stock it obtained from Winter Harbor into 3,098,303 shares of Acceris’ common stock. The Class N shares were converted at $25.00 per common share and Class M at $11.20 per common share, in accordance with their respective conversion rights. Pursuant to the Securities Purchase Agreement, certain shares of common stock owned by the Winter Harbor Parties were held in escrow pending resolution of certain events.

     Under the Support Agreement of March 1, 2001, Acceris also agreed to engage appropriate advisors and proceed to take all steps necessary to merge Nexbell Communications, Inc. (a subsidiary of Counsel) into Acceris. The merger was completed on April 17, 2001 and Counsel received 871,724 shares of common stock in Acceris as consideration.

     Assignment of Winter Harbor Common Stock and Debt Interests

     Pursuant to the terms of a settlement between Counsel and the Winter Harbor Parties effective August 29, 2003, the Winter Harbor Parties relinquished their right to 118,750 shares of the common stock of Acceris to Counsel. These shares were released from escrow and delivered to Counsel.

     The Winter Harbor Parties further assigned to Counsel all of their rights with respect to a note payable by Acceris of $1,999 drawn down pursuant to a Letter of Credit issued November 3, 1998 to secure certain obligations of Acceris together with any accrued interest thereon. The assigned amount together with accrued interest amounted to $2,577 on August 29, 2003. As a result of the settlement and assignment, Acceris entered into a new loan agreement with Counsel the terms of which provide that from August 29, 2003 the loan balance of $2,577 shall bear interest at 10% per annum compounded quarterly with the aggregate balance of principal and accrued interest payable on maturity of the loan on January 31, 2006. This loan agreement was subsequently amended and restated to increase the principal of the loan by a further $100 for funding provided by Counsel to enable Acceris to acquire a Voice over Internet Protocol patent in December 2003 and to allow for the making of further periodic advances thereunder at Counsel’s discretion. The loan amount has been further increased by $3,464 at September 30, 2004 representing operating advances from Counsel to Acceris in the period since the initial acquisition of the Acceris common stock by Counsel in March 2001. There are no conversion features associated with this loan. As of September 30, 2004, the total outstanding debt under the Note (including principal and accrued interest) was $6,642. Counsel agreed to subordinate its loan to that of the Selling Holder.

     Loan and Security Agreement and Amended Debt Restructuring

     On June 6, 2001, Acceris and Counsel entered into a Loan and Security Agreement (the “Loan Agreement”). Any funds advanced to Acceris between June 6, 2001 and April 15, 2002, (not to exceed $10,000) were governed by the Loan Agreement and due on June 6, 2002. The loan was secured by all of the assets of Acceris. As of December 31, 2001, advances under this loan agreement totaled $10,000. On June 27, 2002 the Loan Agreement was amended to an amount of $24,307, which included additional capital advances from Counsel to Acceris made from December 31, 2001 through June 6, 2002. The amended agreement also further provided for additional advances as needed to Acceris, which advances totaled $2,087 through December 31, 2002 and $650 through November 30, 2003.

     On July 25, 2002 Acceris and Counsel entered into a Debt Restructuring Agreement (“Debt Restructuring Agreement”) which was amended on October 15, 2002 pursuant to an Amended and Restated Debt Restructuring Agreement (“Amended Agreement”). The Amended Agreement included the following terms:

1.	Principal ($24,307) and associated accrued interest ($2,284), as of October 15, 2002, under the Loan Agreement, as amended, would be exchanged for common stock of Acceris at $3.77 per share (representing the average closing price of Acceris’ common stock during May 2002).

2.	Funding provided by Counsel pursuant to the Loan Agreement, as amended, ($2,087) and associated accrued interest ($1,996) from October 15, 2002 to December 31, 2002, would be exchanged for common stock of Acceris at $3.77 per share (representing the average closing price of Acceris’ common stock during May 2002).

3.	Counsel would advance to Acceris all amounts paid or payable by Acceris to its stockholders that exercised their dissenters’ rights in connection with the transactions subject to the debt restructuring transactions and advance the amount of the annual premium to renew the existing directors and officers’ insurance coverage through November 2003.

4.	Counsel would reimburse Acceris for all costs, fees and expenses, in connection with the Debt Restructuring Agreement and the Amended Agreement and transactions contemplated thereby including all expenses incurred and yet to be incurred, including the Special Committee’s costs to negotiate these agreements and costs related to obtaining stockholder approval. During 2003 and 2002, Counsel reimbursed Acceris $132 and $499, respectively, for certain reimbursable expenses, which have been recorded as additional paid-in capital.

5.	The issuance of common stock by Acceris pursuant to this Agreement would result in a weighted average conversion price adjustment pursuant to the provisions of the March 1, 2001 Loan Agreement. Whereas the conversion price for the March 1, 2001 Loan Agreement had initially been $11.20, the new conversion price would be adjusted as a result of the anti-dilution provisions of the Senior Loan Agreement. At December 31, 2004, the conversion price was $5.02 per common share.

     Effective November 30, 2003, 8,681,096 shares of common stock were issued to Counsel in settlement of the underlying debt and accrued interest totaling $32,721 on the date of the conversion.

     Convertible Promissory Note to Fund RSL.COM USA, Inc. (“RSL”) Acquisition

     In connection with the acquisition of certain assets of RSL in December 2002, Acceris issued a $7,500 convertible note payable (the “Convertible Note”) to Counsel, bearing interest at 10% per annum compounded quarterly which, as amended, matured on June 30, 2005. The Convertible Note was convertible into common stock of Acceris at a conversion rate of $1.68 per share. Effective November 30, 2003 Counsel exercised its right to convert the Convertible Note plus accrued interest to that date totaling $7,952 into common stock of Acceris. This resulted in the issuance of 4,747,396 shares of Acceris common stock.

     Collateralized Promissory Note and Loan Agreement

     During the fourth quarter of 2003, Counsel advanced the sum of $5,600 to Acceris evidenced by a promissory note effective October 1, 2003. In January 2004 Acceris and Counsel entered into a loan agreement and an amended and restated promissory note pursuant to which an additional $2,000 was loaned to Acceris and pursuant to which additional periodic loans may be made from time to time (collectively and as amended, the “Promissory Note”). The Promissory Note matures on January 31, 2006 and accrues interest at 10% per annum compounded quarterly from the date funds are advanced. The Promissory Note was collateralized by certain shares of Series B Convertible Preferred Stock (the “Preferred Stock”) of Buyers United, Inc. (a third party), which were held by Acceris. In the event of the sale of the Preferred Stock (or the common stock to which the Preferred Stock was convertible) by Acceris or an equity investment or investments in Acceris by a third party through the capital markets and subject to certain limitations, the terms of the Promissory Note stated that the maturity date of the Promissory Note would accelerate to the date 10 calendar days following either such event. The preferred stock was sold during the first six months of 2004, and Counsel waived its right to accelerate the maturity date. Counsel agreed to subordinate its loan and security interest to that of the Selling Holder in connection with the issuance of the Promissory Note. There are no conversion features associated with the Promissory Note. As of the date of this prospectus, Counsel has provided an aggregate of $9,784 of funds in 2004 pursuant to this loan agreement and the outstanding balance at September 30, 2004 (including principal and accrued interest) was $16,263.

     Secured Loan to Acceris

     To fund the acquisition of the WorldxChange Communications, Inc. assets purchased and liabilities assumed by Acceris, on June 4, 2001 Counsel provided a loan (the “Initial Loan”) to Acceris in the aggregate amount of $15,000. The loan was subordinated to a revolving credit facility with Foothill Capital Corporation (“Foothill”), was collateralized by all the assets of the Company and, as amended, had a maturity date of June 30, 2005. On October 1, 2003 Counsel assigned the balance owed in connection with the Initial Loan of $9,743 including accrued interest (“the Assigned Loan”) to Acceris in exchange for a new loan bearing interest at 10% per annum compounded quarterly maturing on January 31, 2006 (“the New Loan”). Consistent with the terms of the Initial Loan, subject to certain conditions, the New Loan provides for certain mandatory prepayments upon written notice from Counsel including an event resulting in the issuance of new shares by Acceris to a party unrelated to Counsel where the funds are not used for an approved expanded business plan or where Acceris has sold material assets in excess of cash proceeds of $1,000. Pursuant to a Stock Pledge Agreement as amended, the New Loan is secured by the common stock held by Acceris in its subsidiary subject to the priority security interests of Foothill, the Company’s asset-based lender. Counsel agreed to subordinate its loan and security interest to that of the Selling Holder in connection with the issuance of the Note. There are no conversion features associated with the New Loan. As of September 30, 2004, the total outstanding debt under the New Loan (including principal and accrued interest) was $10,755.

     Counsel Keep Well

     As a result of Counsel’s purchase of Winter Harbor’s security holdings in Acceris, Counsel became the single largest stockholder of the Company. In addition to the above transactions, Counsel has committed to fund, through long-term inter company advances or equity contribution, all capital investment, working capital or other operational cash requirements of Acceris through June 30, 2005 (the “Keep Well”). Any default and loan repayment accelerator provisions with respect to the above loan agreements are subject to funding by Counsel pursuant to the terms of the Keep Well.

     Counsel Guarantee, Subordination and Stock Pledge

     In October of 2004, as one of the conditions for a third party financing with the Selling Holder in the amount of $5,000 provided to the Company, Counsel agreed to subordinate all of its debt owed by the Company, and to subrogate all of its related security interest in favor of both the Selling Holder and Foothill, the existing asset-based lender of the Company. Counsel further agreed to guarantee the Company’s debts to Foothill and to the Selling Holder and to pledge all of its shares owned in Acceris as security for the related debts.

     Counsel Management Services

     On December 31, 2004, Acceris Communications Inc. (the “Company”) entered into a certain management services agreement (the “Agreement”) with Counsel Corporation, the Company’s majority shareholder, and its wholly-owned subsidiaries (collectively, “Counsel”). Under the terms of the Agreement, the Company agreed to make payment to Counsel for the past and future services to be provided by Counsel personnel (excluding Allan C. Silber, Counsel’s Chairman, President and Chief Executive Officer and the Company’s Chief Executive Officer) to the Company for each of 2004 and 2005. The basis for such services charged will be an allocation, on a cost basis, based on time incurred, of the base compensation paid by Counsel to those employees providing services to the Company. For the nine months ended September 30, 2004, the cost of such services was approximately $190,000 and is expected to total approximately $280,000 for the year ended December 31, 2004. Services for 2005 will be determined on the same basis. For each fiscal quarter, Counsel will provide the details of the charge for services by individual, including respective compensation and their time allocated to the Company. The foregoing fees for 2004 and 2005 are due and payable within 30 days following the respective year ends, subject to applicable restrictions. Any unpaid fee amounts will bear interest at 10% per annum commencing on the day after such year end.

     In the event of a change of control, merger or similar event of the Company, all amounts owing, including fees incurred up to the date of the event, will become due and payable immediately upon the occurrence of such event. The Agreement does not guarantee the personal services of any specific individual at the Company throughout the term of the agreement and the Company will have to enter into a separate personal services arrangement with such individual should their specific services be required. The Company’s Board of Directors approved the Agreement on December 23, 2004.

CAPITAL STOCK

Common Stock

     Acceris is currently authorized to issue 300,000,000 shares of common stock, par value $.01 per share. As of January 3, 2005 there were 19,237,141 shares of common stock issued and outstanding and approximately 900 holders of record of the common stock, and approximately 9,700 beneficial owners. The holders of common stock:

•	have one vote for each share held, which may be voted on each matter submitted to the stockholders of Acceris;

•	have equal ratable rights to dividends , as and if declared by the Board of Directors;

•	are entitled to share on a pro rata basis in all of the assets of Acceris available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of Acceris; and

•	do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable to the common stock.

     Prior to any payment of dividends to the holders of common stock, all accrued and unpaid dividends on any outstanding shares of preferred stock must be paid. We anticipate that, for the foreseeable future, we will retain earnings, if any, to finance the operations of our businesses. The payment of dividends in the future will depend upon, among other things, the capital requirements and the operating and financial conditions of Acceris. The Loan and Security Agreement with Foothill Capital Corporation restricts the ability of one of the Company’s subsidiaries from making distributions or declaring or paying any dividends to the Company. In connection with the issuance of the Note to the Selling Holder, the Company agreed that it would not, for so long as 25% of the initial principal amount of the Note is outstanding, declare or pay any dividends, other than dividends to its parent, Counsel, or any of its wholly-owned subsidiaries without the prior written consent of the Selling Holder.

Preferred Stock

     The Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, $10.00 par value per share. The Board of Directors is authorized to issue shares of preferred stock at various times in one or more series and, subject to the limitations contained in the Articles of Incorporation and any limitations prescribed by law, to establish and designate a series and to fix the number of shares and the conversion rights, voting rights and terms of redemption and liquidation preferences. New issuances of shares of preferred stock with voting rights can affect the voting rights of the holders of outstanding shares of preferred stock and common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. Furthermore, additional issuances of shares of preferred stock with conversion rights can have the effect of increasing the number of shares of common stock outstanding up to the amount of common stock authorized by the Articles of Incorporation and can also, in some circumstances, have the effect of delaying or preventing a change in control of Acceris or otherwise adversely affect the rights of holders of outstanding shares of preferred stock and common stock. To the extent permitted by the Articles of Incorporation, a series of preferred stock may have preferences over the common stock (and other series of preferred stock) with respect to dividends and liquidation rights.

     Class N Preferred Stock

     The Class N preferred stock will be paid dividends on an as-converted basis equal to Acceris common stock, when and if common stock dividends are paid. The Series N preferred stock is senior in all rights to other preferred stock of Acceris and has a liquidation preference of $613 per share as of December 31, 2003. Each share of the Series N preferred stock can be converted into 40 shares of common stock at any time at a conversion price of $25.00 per share. The Series N preferred stock will vote with the common stock on an as-converted basis on all matters which are submitted to a vote of the stockholders, except if Florida law or the Company’s Articles of Incorporation or By-laws direct otherwise. As of the date hereof there are 619 shares of Class N preferred stock outstanding.

Anti-Takeover Measures

     Acceris’ articles of incorporation and bylaws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing Acceris’ management. The articles of incorporation provide for a Board of Directors with three separate classes. Vacancies on the Board of Directors are filled by a majority of the remaining directors then in office.

     The bylaws provide that all stockholder proposals must be presented to Acceris in order to determine if they will be proposed for vote at a special or annual meeting of stockholders. To accomplish this, the stockholder must provide the Board of Directors or the Company’s Secretary with written notice of the stockholder’s intent to present a proposal for action at the upcoming meeting of stockholders. This written notice must be provided to the Board of Directors or the Company’s Secretary no later than the close of business on the fifth day following the date on which notice of the scheduled upcoming meeting is first given to the stockholders by the Company. The stockholder’s written notice shall include:

•	the name and address of the proposing stockholder;

•	the number of voting securities he or she holds of record and which he or she holds beneficially;

•	the text of the proposal to be presented at the meeting; and

•	a statement in support of the proposal.

     Any stockholder may make any other proposal at an annual meeting or special meeting of stockholders which may be discussed and considered, but unless the proposal follows the procedure discussed above, the proposal shall be postponed for action at an adjourned, special, or annual meeting of the stockholders taking place sixty days or more thereafter.

Transfer Agent

     American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for Acceris’ common stock and preferred stock.

SHARES AVAILABLE FOR FUTURE SALE

     There can be no assurance that a significant public market for the common stock will be sustained after this offering. Sales of substantial amounts of common stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities. The sale of shares pursuant to this prospectus, and mere awareness of the existence of this prospectus could materially and adversely affect our stock price or impair our ability to obtain capital through the issuance of equity securities.

     As of September 30, 2004, we have issued the following outstanding convertible securities:

•	Counsel debt convertible into 3,256,175 shares of common stock;

•	Employee options exercisable for approximately 1,753,500 shares of common stock with an exercise price ranging from $0.79 per share to $127.50 per share;

•	Warrants to purchase 600,000 shares of common stock as of June 30, 2004, with an exercise price of $3.50 per share;

•	Warrants to purchase up to 1,000,000 shares of common stock at an exercise price of $1.20 per share, subject to adjustment, held by the Selling Holder and Convertible Term Note held by the Selling Holder which Note is convertible into 5,681,818 shares of common stock;

•	Preferred shares convertible into 24,760 shares of common stock, at $25 per share.

     The perception that these instruments may be exercised for, or converted into, common stock that then could be sold into the public market could adversely affect the market price of our common stock. In addition, we have entered into registration rights agreements with the Selling Holder and with Counsel to include their shares of common stock in registration statements for securities filed by Acceris under the Securities Act of 1933, as amended and to register approximately 2.6 million shares held by Winter Harbor upon its demand. In connection with the issuance of the Note, however, Counsel waived its right to include its shares herein. However, awareness of the existence of these registration rights could lead to a perception that sales of the shares subject to the registration rights could occur, which could materially and adversely affect our stock price or could impair our ability to obtain capital through sales of equity securities. In addition, shares we have issued in private transactions over the past two years will become eligible for sale in the public market under Rule 144 without restriction assuming such shares are not held by an affiliate of the Company.

     Under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of restricted shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock, or approximately 192,371 shares as of October 30, 2004; and (ii) an amount equal to the average weekly trading volume in the common stock during the four calendar weeks preceding the sale.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range of Common Stock

     Shares of Acceris’ common stock, $0.01 par value per share, are traded on the OTC Bulletin Board (“OTC-BB”) under the symbol ACRS.OB.

     The following table sets forth the high and low prices for the Company’s common stock for the period as quoted on the OTC-BB from January 1, 2002 through December 31, 2004 (adjusted for a 1-for-20 reverse stock split that was approved on November 26, 2003) based on interdealer quotations, without retail markup, markdown, commissions or adjustments and may not represent actual transactions:

Quarter Ended	High	Low
March 31, 2002	$10.00	$1.40
June 30, 2002	5.80	2.60
September 30, 2002	4.80	1.80
December 31, 2002	3.40	1.40

March 31, 2003	$3.40	$2.00
June 30, 2003	5.60	2.00
September 30, 2003	6.00	3.00
December 31, 2003	4.80	1.20

March 31, 2004	$5.10	$2.12
June 30, 2004	3.70	1.45
September 30, 2004	1.60	0.75
December 31, 2004	1.04	0.52

     On January 3, 2005, the closing price for a share of the Company’s common stock was $0.60.

Holders

     As of October 30, 2004, the Company had approximately 900 stockholders of common stock of record and there were approximately 9,700 beneficial owners of the Company’s common stock.

Dividends

     To date, the Company has not paid dividends on its common stock nor does it anticipate that it will pay dividends in the foreseeable future. As of the date of this prospectus, the Company does not have any preferred stock outstanding which has any preferential dividends. The Loan and Security Agreement with Foothill Capital Corporation restricts the ability of one of the Company’s subsidiaries from making distributions or declaring or paying any dividends to the Company. In connection with the issuance of the Note to the Selling Holder, the Company agreed that it would not, for so long as 25% of the initial principal amount of the Note is outstanding, declare or pay any dividends, other than dividends to its parent, Counsel, or any of its wholly-owned subsidiaries without the prior written consent of the Selling Holder.

Dissenters’ Appraisal Rights

     At the Company’s Adjourned Meeting of Stockholders held on December 30, 2003, stockholders of the Company approved an amendment to the Company’s Articles of Incorporation, deleting Article VI thereof (regarding liquidations, reorganizations, mergers and the like). Stockholders who were entitled to vote at the meeting and advised the Company in writing prior to the vote on the amendment, that they dissented and intended to demand payment for their shares if the amendment was effectuated, were entitled to exercise their appraisal rights and obtain payment in cash for their shares under Sections 607.1301 – 607.1333 of the Florida Business Corporation Act, provided their shares were not voted in favor of the amendment.

In January 2004, appraisal notices in compliance with Florida corporate statutes were sent to all stockholders who had advised the Company of their intention to exercise their appraisal rights. The appraisal notices included the Company’s estimate of fair value of the Company’s shares, at $4.00 per share on a post-split basis. These stockholders had until February 29, 2004 to return their completed appraisal notices along with certificates for the shares for which they were exercising their appraisal rights. Approximately 33 stockholders holding approximately 74,000 shares of the Company’s stock have returned completed appraisal notices by February 29, 2004. A stockholder of 20 shares notified the Company of his acceptance of the Company’s offer of $4.00 per share, while the stockholders of the remaining shares did not accept the Company’s offer. Subject to the qualification that the Company may not make any payment to a stockholder seeking appraisal rights if, at the time of payment, the Company’s total assets are less than its total liabilities, stockholders who accepted the Company’s offer to purchase their shares at the estimated fair value will be paid for their shares within 90 days of the Company’s receipt of a duly executed appraisal notice. If the Company should be required to make any payments to dissenting stockholders, Counsel will fund any such amounts through the purchase of shares of the Company’s common stock. Stockholders who did not accept the Company’s offer were required to indicate their own estimate of fair value, and if the Company does not agree with such estimates, the parties are required to go to court for an appraisal proceeding on an individual basis, in order to establish fair value for the shares in question. Because Acceris did not agree with the estimates submitted by most of the dissenting shareholders, Acceris has sought a judicial determination of the fair value of the common stock held by the dissenting stockholders. On June 24, 2004, Acceris filed suit against the dissenting shareholders seeking a declaratory judgment, appraisal and other relief in the Circuit Court for the 17th Judicial District in Broward County, Florida. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on our business, results of operations, financial position or liquidity.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

     The Articles of Incorporation of Acceris require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of Acceris or not opposed to it. Acceris also required to indemnify a person who is or was a director, officer, employee or agent of Acceris and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys’ fees, incurred by him or her in connection with the proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Acceris under the provisions discussed in the previous paragraph, or otherwise, Acceris has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

EXPERTS

     The financial statements of Acceris Communications Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 4 to the financial statements) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

     As reported on Current Report on Form 8-K, filed May 11, 2004, on May 4, 2004, PricewaterhouseCoopers LLP (“PwC”), the independent auditor for the Company, communicated to Company management that PwC would decline to stand for re-election. PwC confirmed this communication in a letter submitted to the Company dated May 5, 2004, stating that PwC’s client-auditor relationship with the Company would cease upon completion of services related to the issuance by the Company of the condensed consolidated financial statements as of and for the quarter ended March 31, 2004.

     The PwC audit reports on the consolidated financial statements of the Company and subsidiaries as of and for the fiscal years ended December 31, 2003 and 2002, did not contain any adverse opinion or disclaimer of opinion; nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

PwC’s report on the consolidated financial statements of the Company and subsidiaries as of and for the years ended at December 31, 2003 and 2002, contained a separate paragraph stating as follows: “The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a stockholders’ deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

     In connection with its audits of the Company’s financial statements as of December 31, 2003 and 2002, and for the years then ended, and through May 4, 20041:

     (i) the Company did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports, and

     (ii) except as noted in the succeeding paragraph, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K (as used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 304 of Regulation S-K):

On three occasions, the Company’s Chief Executive Officer and Chief Financial Officer, having conducted an evaluation of the Company’s internal controls and procedures, concluded that the Company’s controls and procedures were not effective to record, process, summarize and report information to be disclosed by the Company in its reports to be filed or submitted under the Securities Exchange Act of 1934, as amended, within the time periods specified by the U.S. Securities and Exchange Commission.

Specifically, in the Company’s Form 10-Q for the quarter ended September 30, 2002, management reported a deficiency in the Company’s disclosure controls and procedures; in the Company’s Form 10-K for the year ended December 31, 2002, management reported three material weaknesses in the Company’s internal controls; and in the Company’s Form 10-Q for the quarter ended September 30, 2003, management reported a significant deficiency in the Company’s internal controls. The Company’s previous public filings that describe these matters are incorporated by reference into this prospectus and are as follows:

(i)	Paragraphs 3-4 of Item 4. Controls and Procedures, Part I of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2002, filed on November 19, 2002

(ii)	Paragraphs 2-6 of Item 14. Controls and Procedures, Part IV of the Company’s Amended Annual Report on Form 10-K/A#2 for the period ended December 31, 2002, filed on October 15, 2003, and

(iii)	Paragraphs 1-4 of Item 4. Controls and Procedures, Part I of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003, filed on November 19, 2003.

     As reported on Current Report on Form 8-K filed on May 19, 2004, on May 15, 2004, the Audit Committee of the Board of Directors of the Company authorized the Audit Committee Chairman to appoint BDO Seidman, LLP (“BDO”) to serve as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2004. The appointment of BDO as the Company’s independent auditors occurred on May 17, 2004 and was effective immediately. BDO will audit and report on the Company’s consolidated balance sheet as of December 31, 2004 and the consolidated statement of operations, stockholders’ equity and cash flows for the same fiscal period. BDO has performed reviews of the unaudited condensed consolidated quarterly financial statements included in the Company’s quarterly reports on Form 10-Q which reviews have to date included financial quarters ending June 30, 2004 and September 30, 2004.

     During each of the Company’s two most recent fiscal years and through May 17, 2004, (a) Acceris had not engaged BDO as either the principal accountant to audit the Company’s financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) Acceris or someone on its behalf did not consult BDO with respect to (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any other matter that was either the subject of a disagreement or a reportable event as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.

1 As reported on Current Report on Form 8-K filed on September 29, 2004, the Company announced a restatement of its financial results from the fourth quarter of 2002 through to the first quarter of 2004 pursuant to an accounting error which is detailed in Note 2 to the condensed financial statements for the three and nine months ended September 30, 2004, attached to this report. In conjunction with the above-noted error, the Company’s certifying officers concluded that this error constituted a material deficiency in control for each affected period, as reported in the Current Report on Form 10-K, as amended, for the years ended December 31, 2002 and 2003, and the Current Report on Form 10-Q, as amended, for the quarters ended September 30, 2002, March 31, June 30 and September 30, 2003, and March 31, 2004.

LEGAL MATTERS

     Dilworth Paxson LLP, Washington D.C, has passed on the validity of the shares of common stock offered hereby.

HOW TO OBTAIN ADDITIONAL INFORMATION

     We file annual and quarterly reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we have filed with the SEC in its public reference room at 450 Fifth Street N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-432-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies, including those that Acceris files electronically with the SEC.

     This prospectus is part of a registration statement we have filed with the SEC relating to an offer of our common stock described in this prospectus. As permitted by the SEC rules, this prospectus does not contain all of the information contained in the registration, accompanying exhibits and schedules we file with the SEC. You may refer to the registration, the exhibits and schedules for more information about our Company and our common stock. The registration statement, exhibits, and schedules are also available at the SEC’s public reference rooms or through its EDGAR database on the Internet.

     You should rely only on the information contained or incorporated by reference in this prospectus. Acceris has not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the front cover of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-3
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-4
Consolidated Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2003, 2002 and 2001	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-7
Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003	F-34
Condensed Consolidated Statements of Operations for the three months ended September 30, 2004 and 2003 and the nine months ended September 30, 2004 and 2003	F-35
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003	F-36
Notes to Unaudited Condensed Consolidated Financial Statements	F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Acceris Communications Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Acceris Communications Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a net capital deficiency. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As explained in Note 3 to the consolidated financial statements, the Company has restated its financial statements for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Diego, California
April 14, 2004, except for Note 3 as to
   which the date is September 28, 2004

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
as of December 31, 2003 and 2002
(in thousands, except share amounts)

	2003	2002
	(as restated)	(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$2,033	$3,620
Accounts receivable, less allowance for doubtful accounts of $1,764 and $1,704 as of December 31, 2003 and 2002, respectively	18,018	16,924
Investments in convertible preferred and common stock	2,058	—
Other current assets	2,111	3,064
Net assets of discontinued operations	91	—

Total current assets	24,311	23,608
Furniture, fixtures, equipment and software, net	8,483	11,479
Other assets:
Intangible assets, net	3,297	2,574
Goodwill	1,120	173
Investments	1,100	—
Net assets of discontinued operations	—	1,350
Other assets	743	2,262

Total assets	$39,054	$41,446

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$28,272	$25,107
Unearned revenue	5,678	958
Revolving credit facility	12,127	9,086
Current portion of notes payable	1,254	2,987
Current portion of obligations under capital leases	2,715	2,714
Net liabilities of discontinued operations	841	—

Total current liabilities	50,887	40,852
Notes payable, less current portion	772	1,033
Obligations under capital leases, less current portion	1,631	4,146
Notes payable to a related party, net of unamortized beneficial conversion features	28,717	53,231

Total liabilities	82,007	99,262

Commitments and contingencies (Notes 12 and 16)
Stockholders’ deficit:
Preferred stock, $10.00 par value, authorized 10,000,000 shares, issued and outstanding 619 and 769 as of December 31, 2003 and 2002, respectively; liquidation preference of $613 and $761 at December 31, 2003 and 2002, respectively	6	7
Common stock, $0.01 par value, authorized 300,000,000 shares, issued and outstanding 19,262,095 and 5,827,477 at December 31, 2003 and 2002, respectively	192	58
Additional paid-in capital	182,879	136,721
Accumulated deficit	(226,030)	(194,602)

Total stockholders’ deficit	(42,953)	(57,816)

Total liabilities and stockholders’ deficit	$39,054	$41,446

The accompanying notes are an integral part of these consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
	(as restated)	(as restated)
Revenues:
Telecommunications services	$133,765	$85,252	$50,289
Technology licensing and development	2,164	2,837	5,697

Total revenues	135,929	88,089	55,986

Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation shown below)	86,006	50,936	35,546
Selling, general, administrative and other	57,264	33,015	30,790
Provision for doubtful accounts	5,438	5,999	2,861
Research and development	—	1,399	2,332
Depreciation and amortization	7,125	4,270	6,409

Total operating costs and expenses	155,833	95,619	77,938

Operating loss	(19,904)	(7,530)	(21,952)

Other income (expense):
Interest expense	(13,269)	(8,195)	(4,693)
Interest and other income	1,216	395	81
Gain on sale of subsidiary	—	—	589

Total other expense	(12,053)	(7,800)	(4,023)

Loss from continuing operations	(31,957)	(15,330)	(25,975)
Gain (loss) from discontinued operations (net of $0 tax):	529	(12,508)	(18,522)

Net loss	$(31,428)	$(27,838)	$(44,497)

The accompanying notes are an integral part of these consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS, continued
for the years ended December 31, 2003, 2002 and 2001
(in thousands)

(in thousands, except per share amounts)	2003	2002	2001
	(as restated)	(as restated)
Calculation of net loss per common share:
Loss from continuing operations	$(31,957)	$(15,330)	$(25,975)
Cumulative preferred stock dividends not paid in current year	—	—	(27)
Dividends accrued and paid on Class M redeemable preferred stock.	—	—	(269)
Net effect on retained earnings of redemption and reissuance of Class M and N preferred stock, including beneficial conversion features	—	—	15,512

Loss from continuing operations applicable to common stockholders	$(31,957)	$(15,330)	$(10,759)

Basic and diluted weighted average shares outstanding	7,011	5,828	4,959

Net loss per common share – basic and diluted:
Loss from continuing operations	$(4.56)	$(2.63)	$(2.17)
Gain (loss) from discontinued operations	0.08	(2.15)	(3.73)

Net loss per common share	$(4.48)	$(4.78)	$(5.90)

The accompanying notes are an integral part of these consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
for the years ended December 31, 2003, 2002 and 2001
(in thousands, except share amounts)(1)

	Preferred stock		Common stock
					Additional paid-	Accumulated
	Shares	Amount	Shares	Amount	in capital	deficit
					(as restated)	(as restated)

Balance at December 31, 2000	24,435	$244	1,406,825	$14	$106,805	$(135,902)
Conversion of convertible debt and accrued interest into Class M mezzanine preferred stock and common warrants	—	—	—	—	6,378	—
Common stock issued and accumulated deficit acquired as a result of WebToTel acquisition and conversion of notes payable	—	—	872,717	9	11,935	(1,246)
Stock issued - employee stock purchase plan	—	—	1,726	—	15
Repurchase of Class N preferred stock	(14,404)	(144)	—	—	(14,164)	—
Net contribution from repurchase / settlement with stockholders of Class M and N preferred stock	—	—	—	—	(5,000)	30,292
Contingent beneficial conversion feature on Class N preferred stock	—	—	—	—	9,780	(9,780)
Issuance of common shares to related party to repurchase warrants outstanding	—	—	250,000	2	(2)	—
Reussuance and conversion of Class M redeemable preferred stock into common stock	—	—	2,522,142	25	4,025	—
Reussuance and conversion of Class N preferred stock into common stock	—	—	576,158	6	944	—
Beneficial conversion feature on the reissuance of Class M and N preferred stock	—	—	—	—	5,000	(5,000)
Other conversions of Class N preferred stock into common stock	(13)	(1)	457	—	—	—
Warrants issued in connection with notes payable to related party	—	—	—	—	2,170	—
Beneficial conversion feature on certain convertible notes payable to related party	—	—	—	—	1,092	—
Conversion of Class C preferred stock into common stock	(9,249)	(92)	170,751	2	91	—
Dividend on Class C preferred stock paid in the form of common stock	—	—	26,701	—	631	(631)
Net loss	—	—	—	—	—	(44,497)

Balance at December 31, 2001	769	7	5,827,477	58	129,700	(166,764)
Beneficial conversion feature on certain convertible notes payable to related party	—	—	—	—	6,522	—
Acceris costs paid by majority stockholder	—	—	—	—	499	—
Net loss	—	—	—	—	—	(27,838)

Balance at December 31, 2002	769	7	5,827,477	58	136,721	(194,602)
Conversion of related party debt to common stock	—	—	13,428,618	134	40,539	—
Conversion of Class C preferred stock to common stock	(150)	(1)	6,000	—	1	—
Beneficial conversion feature on certain convertible notes payable to related party	—	—	—	—	5,354	—
Acceris costs paid by majority stockholder	—	—	—	—	132	—
Management expense from majority stockholder	—	—	—	—	130	—
Issuance of options to purchase common stock to non-employee	—	—	—	—	2	—
Net loss	—	—	—	—	—	(31,428)

Balance at December 31, 2003	619	$6	19,262,095	$192	$182,879	$(226,030)

(1)	All amounts shown as if the reverse stock split described more fully in Note 5 below had occurred on January 1, 2001.

The accompanying notes are an integral part of these consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
	(as restated)	(as restated)
Cash flows from operating activities:
Net loss	$(31,428)	$(27,838)	$(44,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,125	8,135	10,167
Provision for doubtful accounts	5,438	6,110	4,067
Decrease in allowance for impairment of net assets of discontinued operations	(169)	—	—
Impairment of long-lived assets	—	3,609	8,040
Amortization of discount and debt issuance costs on notes payable and capital leases	6,052	1,765	1,518
Stock received on sale of technology license	(1,100)	—	—
Accrued interest added to loan principal	5,667	3,651	1,267
Expense associated with stock options issued to non-employee for services	2	—	—
Loss on disposal of assets	—	266	—
Gain on settlement of note payable	(1,141)	—	(1,093)
Management expense to controlling shareholder	130	—	—
Gain on sale of subsidiary	—	—	(589)
Increase (decrease) from changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(5,944)	(1,269)	(4,528)
Other assets	(1,003)	(1,164)	(1,127)
Net assets and liabilities of discontinued operations	750	—	—
Accounts payable, accrued liabilities and interest payable	2,586	3,507	12,058
Unearned revenue	4,720	(1,643)	(14,566)

Net cash used in operating activities	(8,315)	(4,871)	(29,283)

Cash flows from investing activities:
Purchases of furniture, fixtures, equipment and software	(2,036)	(1,649)	(1,963)
Purchase of patent	(100)	—	—
Business acquisitions, net of acquisition costs and cash acquired	149	(8,276)	(13,447)
Cash received from sale of assets	160	692	—

Net cash used in investing activities	(1,827)	(9,233)	(15,410)

Cash flows from financing activities:
Proceeds from issuance of notes payable to a related party	7,896	16,823	43,920
Payment of notes payable to related party	—	(3,000)	(2,500)
Proceeds from revolving credit facility, net	3,041	2,089	6,996
Payment of capital lease obligations	(2,514)	(2,544)	(1,052)
Acceris costs paid by majority stockholder	132	498	—
Payment of long-term debt	—	(805)	(180)
Proceeds from exercise of stock options and warrants and issuances under stock purchase plan	—	—	16

Net cash provided by financing activities	8,555	13,061	47,200

Increase (decrease) in cash and cash equivalents	(1,587)	(1,043)	2,507
Cash and cash equivalents at beginning of year	3,620	4,663	2,156

Cash and cash equivalents at end of year	$2,033	$3,620	$4,663

The accompanying notes are an integral part of these consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
for the years ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Supplemental schedule of non-cash investing and financing activities:
RSL acquisition costs financed through note payable to seller	—	$875	—
Warrants issued in connection with notes payable to related party	—	—	$2,170
Conversion of notes payable to a related party and associated accrued interest to Class M redeemable preferred stock	—	—	10,305
Reclassification of Class M redeemable preferred stock from Mezzanine	—	—	22,040
Conversion of notes payable to a related party and associated accrued interest to common stock	$40,673	—	10,327
Preferred stock received in exchange for assets of discontinued operations	1,691	—	—
Assets included in the purchase price of Transpoint acquisition, net	2,882	—	—
Stock options issued for services	142	—	—
Notes payable incurred for the purchase of software and software licenses	921	—	—
Equipment acquired under capital lease obligations and note payable	—	—	9,888
Supplemental cash flow information:
Taxes paid	—	—	—
Interest paid	$787	$2,164	$1,270

The accompanying notes are an integral part of these consolidated financial statements

ACCERIS COMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Year ended December 31, 2003
(amounts in thousands, except where specifically indicated and share amounts)

Note 1 – Description of Business and Principles of Consolidation

     The consolidated financial statements include the accounts of Acceris Communications Inc. (formerly I-Link Incorporated) and its wholly-owned subsidiaries WorldxChange Communications Corp. (“WorldxChange”), I-Link Communications Inc., (“ILC”), which is included in discontinued operations; the Enterprise and Agent business of RSL COM USA Inc., (“RSL”), which the Company purchased in December, 2002 and Transpoint Communications, LLC (“Transpoint”), which the Company purchased in July 2003 (see Note 9). These entities combined are referred to as “Acceris” or the “Company” in these consolidated financial statements.

     For the past six years, Acceris has developed and marketed enhanced communications products and services utilizing its own private intranet and both owned and leased network switching and transmission facilities. The communications products and services are delivered through Acceris’ proprietary technologies. Enhanced communications products and services were marketed through master agent and other wholesale distributor arrangements with licensed long-distance carriers. The Company developed and licensed communications applications products and software that support multimedia communications (voice, fax and audio) over the public switched network, local area networks and the Internet.

     In June 2001, Acceris, through its subsidiary WorldxChange, purchased certain assets and assumed certain liabilities of WorldxChange Communications, Inc. from a bankruptcy proceeding. WorldxChange was a facilities-based telecommunications carrier that provided international and domestic long-distance service to retail customers. Telecommunications services provided by WorldXChange consisted primarily of a dial-around product, which allowed a customer to make a call from any phone by dialing a 10-10-XXX prefix. Since the acquisition, the Company has commenced offering a 1+ product (1+ products are those with which a customer directly dials a long-distance number from their telephone by dialing 1-area code-phone number). WorldxChange has also begun to offer local communications products to its residential and small business customers. The service will be provided under the terms of the Unbundled Network Element Platform (“UNE-P”) authorized by the Telecommunications Act of 1996 and will be available in New York and New Jersey initially, expanding to other markets throughout the United States.

     In December 2002, Acceris, through its subsidiary WorldxChange, completed the purchase of certain assets of RSL (see Note 9). The acquisition included the assets used by RSL to provide long-distance voice and data services, including frame relay, to small and medium size businesses (“Enterprise” business), and the assets used to provide long-distance and other voice services to small businesses and the consumer/residential market (“Agent” business).

     In May 2003, Acceris completed the sale of its domestic Voice-over-Internet-Protocol (“VoIP”) network business, which represented the core business of its subsidiary ILC along with a fully paid license to use its patented technology, to Buyers United, Inc. (“BUI”). This allowed the Company to focus on the licensing of its technology and the pursuit of a patent enforcement strategy.

     In December 2003, Acceris acquired US Patent No. 6,243,373. The acquisition of this patent combined with the Company’s US Patent No. 6,438,124 form the foundational patents for VoIP communication.

     In July 2003, Acceris, through its subsidiary WorldxChange, completed the purchase of all the outstanding shares of Transpoint (see Note 9). The acquisition allowed the Company to increase its penetration in the commercial agent channel.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

Note – 2 Liquidity and Capital Resources

     The Company has incurred substantial operating losses and negative cash flows from operations since inception and had a stockholders’ deficit of $42,953 and negative working capital of $26,576 at December 31, 2003. The Company continued to finance its operations during 2003 through related party debt with an outstanding balance of $28,717 and a revolving credit facility with an outstanding balance of $12,127 as of December 31, 2003.

     At December 31, 2003, the Company has debt of $28,717 owed to its controlling stockholder, Counsel Corporation (collectively with all of its subsidiaries, “Counsel”), which matures on June 30, 2005 (subject to certain contingent acceleration clauses). This debt is supplemented by an agreement from Counsel to fund through long-term inter-company advances or equity contributions, all capital investment, working capital or other operational cash requirements of the Company (the “Keep Well”). During 2003, Counsel advanced the Company approximately $7,896 under its Keep Well and converted accrued interest of $5,070 into principal.

     During 2003, Counsel acquired a debt which the Company owed to Winter Harbor LLC (“Winter Harbor”) of $1,999 and converted $40,673 of its convertible debt into common stock of the Company. These events significantly reduced the Company’s liabilities.

     The majority of the Company’s debt matures on June 30, 2005. This includes amounts due on its three-year asset-based credit facility, under which it owed $12,127 at December 31, 2003 and $28,717 owed to Counsel (plus additional interest accrued prior to June 2005).

     In 2004, management intends to raise capital to support the growth strategy of the business. Use of funds from such offering(s) will be detailed at the time and may include such uses as to fund operations, improve working capital, repay obligations of the business and to fund future acquisition activities. There can be no assurance that the Company’s capital raising efforts will be successful.

     There is no assurance that the Company will be able to improve its cash flow from operations, obtain additional third party financing, extend, repay or refinance its debt with Counsel or its asset-based lender on acceptable terms, or obtain an extension of the existing funding commitment from Counsel or its asset-based lender beyond June 30, 2005, should it be required. If the Company is unable to accomplish the above, it may need to evaluate opportunities to sell assets or obtain alternative financing with terms that are not favorable to the Company. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and liquidation of liabilities that may result from this uncertainty.

Note 3 – Restatement

     The consolidated financial statements as of December 31, 2002 and for the year then ended have been restated on the Company’s Annual Report on Form 10-K/A#3 from those previously issued to record additional deemed interest expense for beneficial conversion features (“BCF”) embedded in certain of the Company’s indebtedness as required by Emerging Issues Task Force Issue No. 00-27 (“EITF 00-27”). The restatement had no effect on loss from discontinued operations or net loss per share from discontinued operations. The restatement increased the net loss for the year ended December 31, 2002 by $301, or $0.05 per share.

     The accompanying consolidated financial statements as of December 31, 2003 and for the year then ended have also been restated from those previously issued to record additional deemed interest expense for BCF embedded in certain of the Company’s indebtedness as required by EITF 00-27. The restatement had no effect on loss from discontinued operations or net loss per share from discontinued operations. The restatement increased the net loss for the year ended December 31, 2003 by $5,107 or $0.73 per share.

     On September 20, 2004, management of the Company concluded that the accounting principles as set forth in EITF 00-27, regarding BCF, had not been properly applied in current and prior periods to its convertible debentures issued under a March 2001 loan agreement for which the Company had previously determined BCF of $1,100. The initial determination of the BCF in 2001 at the respective issue dates of such debt was correct. However, adjustments to the conversion price and the number of conversion shares were made under the debentures’ anti-dilution provisions. The various anti-dilution events and their respective impacts on the number of shares and the conversion price were disclosed in the Company’s previous public filings. However, the principles under EITF 00-27 also require a redetermination of the BCF at each date an anti-dilution event occurred. This redetermination was not completed in prior reporting periods. Additionally, the accumulation of unpaid interest costs which are required by the debt terms to be added to principal and which are payable at maturity on these same convertible debentures has been deemed to be interest paid in kind (“PIK”); such interest also contains a conversion feature, and the payment of such interest in the form of PIK interest is non-discretionary requiring the determination of a BCF in the PIK interest. This determination was not made by the Company in its prior reportings.

     The Company’s management has now concluded that a restatement is required and has brought these matters for consideration before the Audit Committee and the full Board of Directors of the Company. Having considered the circumstances underlying the accounting errors and their effects upon the Company’s prior filings, and having discussed these matters with the Company’s management, the Audit Committee concluded that the previously issued financial statements should not be relied upon and approved and authorized the Company’s management to amend certain previously filed public reports to reflect deemed interest expense from such BCF.

     Although the error affects 2001, 2002 and 2003, the $23 cumulative effect on earnings through the third quarter of 2002 was recorded in the fourth quarter of 2002 as a charge to interest expense. Therefore, the correction is an increase in deemed interest expense and net loss, in all reporting periods from the fourth quarter of 2002 through the first quarter of 2004, and a reduction in reported liabilities and stockholders’ deficit in all reporting periods from the fourth quarter of 2002 through the first quarter of 2004. The effect of these errors is detailed, by reporting period, below. The restatement had no effect on loss from discontinued operations or net loss per share from discontinued operations.

Effect of the restatements on the consolidated statements of operations
(per share information reported on a post 20:1 stock consolidation basis for all periods shown. Stock consolidation enacted in the fourth quarter of 2003)

	Three months	Three months	Three months	Three months	Three months	Three months
	ended	ended	ended	ended	ended	ended
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss) as previously reported on Form 10-K or 10-Q	$(11,117)	$(14,895)	$(3,713)	$(3,257)	$(4,456)	$594
Correction of EITF 00-27 errors	(301)	(902)	(1,089)	(1,337)	(1,779)	(1,801)
Net loss as currently reported on revised Form 10-K or 10-Q	$(11,418)	$(15,797)	$(4,802)	$(4,594)	$(6,235)	$(1,207)

Net income (loss) per share as previously reported on Form 10-K or 10-Q	$(1.92)	$(2.55)	$(0.64)	$(0.56)	$(0.44)	$0.03

Net loss per share as currently reported on revised Form 10-K or 10-Q	$(1.96)	$(2.71)	$(0.82)	$(0.79)	$(0.59)	$(0.06)

Effect of the restatements on the consolidated balance sheets

	As at	As at	As at	As at	As at	As at
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Notes payable to a related party:
As previously reported on Form 10-K or 10-Q	$30,058	$30,496	$30,985	$33,483	$35,073	$41,060
Correction of EITF 00-27 errors	(6,109)	(5,364)	(4,437)	(3,265)	(6,356)	(4,834)
As currently reported on revised Form 10-K or 10-Q	$23,949	$25,132	$26,548	$30,218	$28,717	$36,226

Additional paid-in capital:
As previously reported on Form 10-K or 10-Q	$129,553	$129,553	$129,618	$129,618	$171,115	$171,192
Correction of EITF 00-27 errors	6,410	6,567	6,729	6,894	11,764	12,043
As currently reported on revised Form 10-K or 10-Q	$135,963	$136,120	$136,347	$136,512	$182,879	$183,235

Accumulated deficit As previously reported on Form 10-K or 10-Q	$(194,301)	$(209,196)	$(212,909)	$(216,166)	$(220,622)	$(220,028)
Correction of EITF 00-27 errors	(301)	(1,203)	(2,292)	(3,629)	(5,408)	(7,209)
As currently reported on revised Form 10-K or 10-Q	$(194,602)	$(210,399)	$(215,201)	$(219,795)	$(226,030)	$(227,237)

Stockholders’ equity (deficit):
As previously reported on Form 10-K or 10-Q	$(63,925)	$(78,820)	$(82,468)	$(85,725)	$(49,309)	$(47,292)
Correction of EITF 00-27 errors	6,109	5,364	4,437	3,265	6,356	4,834
As currently reported on revised Form 10-K or 10-Q	$(57,816)	$(73,456)	$(78,031)	$(82,460)	$(42,953)	$(42,458)

Note 4 – Summary of Significant Accounting Policies

     Revenue recognition

     Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the Company’s price to the customer is fixed and determinable, and collection of the resulting receivable is reasonably assured. Revenue is derived from telecommunications usage based on minutes of use. Revenue derived from usage is recognized as services are provided, based on agreed upon usage rates. Revenue is recorded net of estimated customer credits and billing errors, which are recorded at the same time the corresponding revenue is recognized. Revenues from billings for services rendered where collectibility is not assured are recognized when the final cash collections to be retained by the Company are finalized.

     Revenues for the Company’s network service offering, which it began to sell in November 2002 and subsequently ceased selling in July 2003, are accounted for using the unencumbered cash method. The Company determined that collectibility of the amounts billed to customers was not reasonably assured at the time of billing. Under its agreements with the Local Exchange Carriers (“LECs”), cash collections remitted to the Company are subject to adjustment, generally over several months. Accordingly, the Company recognizes revenue when the actual cash collections to be retained by the Company are finalized and unencumbered. There is no further billing of customers for the network service offering subsequent to the program’s termination. At December 31, 2003, the Company had approximately $4,621 in cash receipts that were still subject to adjustment by the LECs and therefore encumbered. This amount is included in deferred revenue at December 31, 2003. The Company expects that a portion of these amounts will become unencumbered during 2004, and will record revenues at such time that the Company finalizes cash collection amounts with the LECs.

     Revenue from the sale of software licenses is recognized when a non-cancelable agreement is in force, the license fee is fixed or determinable, acceptance has occurred, and collectibility is reasonably assured. Maintenance and support revenues are recognized ratably over the term of the related agreements. When a license of Acceris technology requires continued support or involvement of Acceris, contract revenues are spread over the period of the required support or involvement. In the event that collectibility is in question, revenue (deferred or recognized) is recorded only to the extent of cash receipts.

     Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant estimates include revenue recognition (see above), accruals for telecommunications network cost, the allowance for doubtful accounts, purchase accounting (including the ultimate recoverability of intangibles and other long-lived assets), valuation of deferred tax assets and contingencies surrounding litigation. These policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

     Costs associated with carrying telecommunications traffic over our network and over the Company’s leased lines are expensed when incurred, based on invoices received from the service providers. If invoices are not available in a timely fashion, estimates are utilized to accrue for these telecommunications network costs. These estimates are based on the understanding of variable and fixed costs in the Company’s service agreements with these vendors in conjunction with the traffic volumes that has passed over the network and circuits provisioned at the contracted rates. Traffic volumes for a period are calculated from information received through the Company’s network switches. From time to time, the Company has disputes with its vendors relating to telecommunications network services. In the event of such disputes, the Company records an expense based on its understanding of the agreement with that particular vendor, traffic information received from its network switches and other factors.

     Allowances for doubtful accounts are maintained for estimated losses resulting from the failure of customers to make required payments on their accounts. The Company evaluates its provision for doubtful accounts at least quarterly based on various factors, including the financial condition and payment history of major customers and an overall review of collections experience on other accounts and economic factors or events expected to affect its future collections experience. Due to the large number of customers that the Company serves, it is impractical to review the creditworthiness of each of its customers, although a credit review is performed for larger carrier and retail business customers. The Company considers a number of factors in determining the proper level of the allowance, including historical collection experience, current economic trends, the aging of the accounts receivable portfolio and changes in the creditworthiness of its customers.

     The Company accounts for intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). All business combinations are accounted for using the purchase method and goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually. Intangible assets are intially recorded based on estimates of fair value at the time of the acquisition

     The Company assesses the fair value of its segments for goodwill impairment based upon a discounted cash flow methodology. If the carrying amount of the segment assets exceed the estimated fair value determined through the discounted cash flow analysis, goodwill impairment may be present. The Company would measure the goodwill impairment loss based upon the fair value of the underlying assets and liabilities of the segment, including any unrecognized intangible assets and estimate the implied fair value of goodwill. An impairment loss would be recognized to the extent that a reporting unit’s recorded goodwill exceeded the implied fair value of goodwill.

     The Company performed its annual impairment test in the fourth quarters of 2003 and 2002. No impairment was present upon performing these tests. We cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on its customer base or a material negative change in its relationships with significant customers.

     Regularly, the Company evaluates whether events or circumstances have occurred that indicate the carrying value of its other amortizable intangible assets may not be recoverable. When factors indicate the asset may not be recoverable, the Company compares the related future net cash flows to the carrying value of the asset to determine if impairment exists. If the expected future net cash flows are less than carrying value, impairment is recognized to the extent that the carrying value exceeds the fair value of the asset.

     The Company performs a valuation on its deferred tax asset, which has been generated by a history of net operating loss carryforwards, at least annually, and determine the necessity for a valuation allowance. The Company evaluates which portion, if any, will more likely than not be realized by offsetting future taxable income. The determination of that allowance includes a projection of its future taxable income, as well as consideration of any limitations that may exist on its use of its net operating loss or credit carryforwards.

     The Company is involved from time to time in various legal matters arising out of its operations in the normal course of business. On a case by case basis, the Company evaluates the likelihood of possible outcomes for this litigation. Based on this evaluation, the Company determines whether a liability is appropriate. If the likelihood of a negative outcome is probable, and the amount is estimable, the Company accounts for the liability in the current period. A change in the circumstances surrounding any current litigation could have a material impact on the financial statements.

     Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents primarily with financial institutions in California and Pennsylvania. These accounts may from time to time exceed federally insured limits. The Company has not experienced any losses on such accounts.

     Provision for doubtful accounts

     The Company evaluates the collectibility of its receivables at least quarterly, based upon various factors including the financial condition and payment history of major customers, and overall review of collections experience on other accounts and economic factors or events expected to affect the Company’s future collections experience. Due to the large number of customers that the Company serves, it is impractical to review the creditworthiness of each of its customers, although a credit review is performed for larger carrier and retail business customers. The Company considers a number of factors in determining the proper level of the allowance, including historical collection experience, current economic trends, the aging of the accounts receivable portfolio and changes in the creditworthiness of its customers.

     Furniture, fixtures, equipment and software

     Furniture, fixtures, equipment and software are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Telecommunications network equipment	3-5 years
Furniture, fixtures and office equipment	3-10 years
Software and information systems	3 years

     Long-lived assets that are to be disposed of by sale are carried at the lower of book value or estimated net realizable value less costs to sell.

     Betterments and renewals that extend the life of the assets are capitalized. Other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in operations. The Company regularly evaluates whether events or circumstances have occurred that indicate the carrying value of its furniture, fixtures, equipment and software may not be recoverable. When factors indicate the asset may not be recoverable, the Company compares the related future net cash flows to the carrying value of the asset to determine if impairment exists. If the expected future net cash flows are less than the carrying value, impairment is recognized to the extent that the carrying value exceeds the fair value of the asset.

     Investments

     Dividends and realized gains and losses on securities are included in other income in the consolidated statements of operations.

     The Company holds investments in two companies. These investments are accounted for under the cost method, as the securities or the underlying common stock are not readily marketable and the Company’s ownership interests do not allow it to exercise significant influence over these entities. The Company monitors these investments for impairment by considering current factors including economic environment, market conditions and operational performance and other specific factors relating to the business underlying the investment, and will record impairments in carrying values when necessary. The fair value of the securities are estimated using the best available information as of the evaluation date, including the quoted market prices of comparable public companies, market price of the common stock underlying the preferred stock, recent financing rounds of the investee and other investee specific information.

     Intangible assets

     Effective January 1, 2002, the Company accounts for intangible assets in accordance with SFAS No. 141, Business Combinations (“SFAS 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The adoption of SFAS 141 and 142 did not materially impact the results of operations or financial condition of the Company. All business combinations are accounted for using the purchase method and goodwill and intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least annually.

     The Company regularly evaluates whether events or circumstances have occurred that indicate the carrying value of its intangible assets may not be recoverable. When factors indicate the asset may not be recoverable, the Company compares the related future net cash flows to the carrying value of the asset to determine if impairment exists. If the expected future net cash flows are less than carrying value, impairment is recognized to the extent that the carrying value exceeds the fair value of the asset. The Company recorded a charge of approximately $8,040 in 2001, representing the remaining balance of the goodwill associated with the WebToTel acquisition. Amortization of intangible assets is calculated using the straight-line method over the following periods:

Enterprise customer contracts and relationships	60 months
Retail customer contracts and relationships	12 months
Agent relationships	36 months
Acquired patents	60 months
Agent contracts	12 months

     Advertising costs

     Advertising production costs are expensed the first time the advertisement is run. Media (television and print) placement costs are expensed in the month the advertising appears. The Company incurred $127, $1,590 and $7,270 in advertising costs in the years ended December 31, 2003, 2002 and 2001, respectively.

     Research and development costs

     The Company expenses internal research and development costs, which primarily consist of salaries, when they are incurred.

     Computer software costs

     The Company capitalizes qualified costs associated with developing computer software for internal use. Such costs are amortized over the expected useful life, usually three years. During 2003, the Company capitalized approximately $128 in costs associated with the development and installation of a new billing system to launch a local product offering. No such costs were capitalized during 2002 or 2001.

     Concentrations of credit risk

     The Company’s retail telecommunications subscribers are primarily residential and small business subscribers in the United States. The Company’s customers are generally concentrated in the areas of highest population in the United States, more specifically California, Florida, New York, Texas and Illinois. No single customer accounted for over 10% of revenues in 2003 or 2002. The only customer that accounted for over 10% of revenues for 2001 was Red Cube International AG (“Red Cube”), which accounted for approximately 18% of revenues. The Company performs ongoing credit evaluations of its larger carrier and retail business customers but generally does not require collateral to support customer receivables.

     Concentration of third party service providers

     Acceris utilizes the services of certain Competitive Local Exchange Carriers (“CLECs”) to bill and collect from customers. A significant portion of revenues in the years ended December 31, 2003, 2002 and 2001 were derived from customers billed by CLECs. If the CLECs were unwilling or unable to provide such services in the future, the Company would be required to significantly enhance its billing and collection capabilities in a short amount of time and its collection experience could be adversely affected during this transition period.

     The Company depends on certain large telecommunications carriers to provide network services for significant portions of the Company’s telecommunications traffic. If these carriers were unwilling or unable to provide such services in the future, the Company’s ability to provide services to its customers would be adversely affected and the Company might not be able to obtain similar services from alternative carriers on a timely basis.

     Income taxes

     The Company records deferred taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. The determination of that allowance includes a projection of the Company’s future taxable income, as well as consideration of any limitations that may exist on the Company’s use of its net operating loss or credit carryforwards.

     Stock-based compensation

     At December 31, 2003, the Company has several stock-based compensation plans, which are described more fully in Note 18. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (collectively, “APB 25”). Stock-based employee compensation cost is not reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In accordance with FASB SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by FASB SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, see below for a tabular presentation of the pro forma stock-based compensation cost, net loss and loss per share as if the fair value-based method of expense recognition and measurement prescribed by SFAS 123 had been applied to all employee options. Options granted to non-employees (excluding non-employee members of the Company’s Board of Directors) are recognized and measured using the fair value-based method prescribed by SFAS 123.

	Year ended December 31,
	2003 (as restated)	2002 (as restated)	2001
Net loss as reported	$(31,428)	$(27,838)	$(44,497)
Deduct:
Total compensation cost determined under fair value based method for all awards, net of $0 tax	(92)	(1,300)	(2,933)

Pro forma net loss	$(31,520)	$(29,138)	$(47,430)

Loss per share
Basic and diluted – as reported	$(4.48)	$(4.78)	$(5.90)
Basic and diluted – pro forma	$(4.50)	$(5.00)	$(6.49)

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: expected volatility of 98%, 150% and 120% in 2003, 2002 and 2001, respectively, risk free rates ranging from 2.76% to 3.00%, 2.02% to 4.40% and 3.17% to 6.62% in 2003, 2002 and 2001, respectively, expected lives of 4 years in 2003 and 3 years in 2002 and 2001, and dividend yield of zero for each year.

     Segment reporting

     The Company reports its segment information based upon the internal organization that is used by management for making operating decisions and assessing the Company’s performance. In late 2002, Acceris was reorganized into three operating segments, Retail, Enterprise and Technologies. These segments were previously referred to as Acceris Communications Partners, Acceris Communications Solutions and Acceris Technologies, respectively. See Note 19 for a more detailed discussion of the segments.

     Reclassifications

     Certain balances in the consolidated financial statements as of and for the years ended December 31, 2002 and 2001 have been reclassified to conform to current year presentation. These changes had no effect on previously reported net loss, total assets, liabilities or stockholders’ deficit. In 2003, the Company adopted SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002 (“SFAS 145”). SFAS 145 requires the modification of the Company’s 2001 financial statement to reclassify the previously reported gain on debt extinguishment from an extraordinary item to discontinued operations.

     Recent accounting pronouncements

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires the classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 on July 1, 2003 and the adoption did not have any effect on the Company’s financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003 and did not have any effect on the Company’s financial position or results of operations.

     In December 2003, the Securities and Exchange Commissions (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition (“SAB 104”), which supersedes portions of SAB 101. The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of the FASB's Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). While the wording of SAB 104 changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company’s financial position or results of operations.

Note 5 – Net Loss per Share and Reverse Stock Split

     Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. Options, warrants, convertible preferred stock and convertible debt are included in the calculation of diluted earnings per share, except when their effect would be anti-dilutive. As the Company had a net loss from continuing operations for 2003, 2002 and 2001, basic and diluted loss per share are the same.

     On December 6, 2002, the Board of Directors approved a 1-for-20 reverse split of Acceris’ common stock (the “Stock Split”). The stockholders’ of Acceris approved the Stock Split by stockholder vote on November 26, 2003. In connection with the Stock Split the par value of the common stock was changed from $0.007 to $0.01 per share. The Stock Split reduced the shares of common stock outstanding by 365,977,409 shares. The basic and diluted net loss per common share and all other share amounts in these financial statements are presented as if the reverse stock split had occurred on January 1, 2001. Contemporaneous with the Stock Split, Counsel exercised its right to convert certain debt instruments into shares of the Company’s common stock. As a result of the conversion, the Company issued to Counsel 13,428,492 shares of common stock on a post-split basis.

     In January 2003, 150 shares of the Company’s Class N preferred stock held by an unrelated third party were converted into 6,000 shares of common stock.

     The basic and diluted net loss per common share for the year ended December 31, 2001 includes a net increase to retained earnings of approximately $30,292 attributable to the redemption on March 1, 2001 of the Class M redeemable preferred stock and all Class N preferred stock owned by Winter Harbor, including redemption of the beneficial conversion feature related to such preferred stock. In addition, there was a charge to retained earnings in 2001 of approximately $9,780 representing a contingent beneficial conversion feature on the Class N preferred stock resulting from the reset of the conversion price. The basic and diluted net loss per common share in 2001 also reflects a $5,000 charge to retained earnings for the beneficial conversion feature related to the reissuance on March 1, 2001 of the Class M and Class N preferred stock to Counsel. The net effect of these transactions was a benefit included in the net loss per common share of approximately $15,512 for the year ended December 31, 2001.

     On September 6, 2001, all outstanding shares of the Company’s Class C preferred stock automatically converted into shares of common stock according to the terms of the designation of the Class C preferred stock. Accordingly, 9,249 shares of Class C preferred stock were converted into 170,751 shares of common stock. In addition to the conversion of the preferred stock, the Company was obligated to pay dividends declared but unpaid and other dividends not paid on the preferred stock through the conversion date. Accordingly, dividends in the amount of approximately $630 were satisfied through the issuance of 26,701 shares of common stock.

     Potential common shares that were not included in the computation of diluted earnings per share because they would have been anti-dilutive are as follows as of December 31:

	2003	2002	2001
	(as restated)
Assumed conversion of Class N preferred stock	24,760	30,760	30,760
Assumed conversion of convertible debt	2,486,299	6,272,030	1,142,625
Assumed exercise of options and warrants to purchase shares of common stock	1,807,880	1,258,464	1,401,673

	4,318,939	7,561,254	2,575,058

Note 6 – Investments

The Company’s investments as of December 31, 2003 consist of convertible preferred stock and common stock holdings in one company and convertible preferred stock holdings in another. The first investment is in BUI which investment was consideration received related to the sale of the ILC business. This investment has been recorded at its estimated fair value as of the closing date of the sale of ILC. The carrying value of the investment as of closing (May 1, 2003) was $1,624 and as of December 31, 2003 was $2,058 due to additional shares of common stock received subsequent to May 1, 2003 as earn-out shares (see Note 7). Subsequent to December 31, 2003, but prior to the issuance of the Company’s financial statements, the Company converted its preferred stock into shares of common stock of BUI and sold a portion of the common stock in a private placement (see Note 21). Accordingly, this investment in shares of preferred and common stock is classified as a current asset at December 31, 2003.

The second investment in convertible preferred stock is in Accessline Communications Corporation. This stock was received as consideration for a licensing agreement (reflected in technology licensing and related services revenues) in the second quarter of 2003, the estimated fair value of which was determined to be $1,100.

Note 7 – Discontinued Operations

     On December 6, 2002, the Company entered into an agreement to sell substantially all of the assets and customer base of ILC to BUI. The sale includes the physical assets required to operate Acceris’ nationwide network using its patented VoIP technology (constituting the core business of ILC) and a license in perpetuity to use Acceris’ proprietary software platform. The sale closed on May 1, 2003 and provided for a post closing cash settlement between the parties. The sale price consisted of 300,000 shares of Series B convertible preferred stock (8% dividend) of BUI, subject to adjustment in certain circumstances, of which 75,000 shares are subject to an earn-out provision (contingent consideration) based on future events related to ILC’s single largest customer. The earn-out takes place on a monthly basis over a fourteen-month period which began January 2003. The Company recognizes the value of the earn-out shares as additional sales proceeds when and if earned. During the year ending December 31, 2003, 64,286 shares of the contingent consideration were earned and are included as a component of gain (loss) from discontinued operations. The fair value of the 225,000 shares (non-contingent consideration to be received) of Buyers United convertible preferred stock was determined to be $1,350 as of December 31, 2002. As of December 31, 2003, the combined fair value of the original shares (225,000) and the shares earned from the contingent consideration (64,286 shares) was determined to be $1,916. The value of the shares earned from the contingent consideration is included in the calculation of gain from discontinued operation for the year ended December 31, 2003. As additional contingent consideration is earned, it is recorded as a gain from discontinued operations.

     Upon closing of the sale, BUI assumed all operational losses since December 6, 2002. Accordingly, the gain of $529 for the year ended December 31, 2003, includes the increase in the sales price for the losses incurred since December 6, 2002. In the year ended December 31, 2002, the Company recorded a loss from discontinued operations related to ILC of $12,508.

     Net assets and liabilities of the discontinued operations are as follows:

	2003	2002
Accounts receivable	$91	$—
Furniture, fixtures equipment and software	—	2,667
Intangible assets	—	270
Impairment charge	—	(1,587)
Accrued expenses	(841)	—

Net assets (liabilities) of discontinued operations	$750	$1,350

     Revenues of the discontinued operation were $2,108, $7,806 and $26,624 in 2003, 2002 and 2001, respectively.

Note 8 – Composition of Certain Financial Statements Captions

     Furniture, fixtures, equipment and software consisted of the following at December 31:

	2003	2002
Telecommunications network equipment	$14,196	$14,361
Furniture, fixtures and office equipment	4,059	2,939
Building /leasehold improvements	305	219
Software and information systems	1,986	296

	20,546	17,815
Less accumulated depreciation and amortization	(12,063)	(6,336)

	$8,483	$11,479

     Included in telecommunications network equipment is $9,739 in assets acquired under capital leases at December 31, 2003 and 2002. Accumulated amortization on these leased assets was $6,382 and $3,930 at December 31, 2003 and 2002, respectively.

     Accounts payable and accrued liabilities consisted of the following at December 31:

	2003	2002
Accounts payable	$3,370	$7,017
Telecommunications and related costs	9,840	6,866
Regulatory fees	6,790	3,124
Other	8,272	8,100

	$28,272	$25,107

Note 9 – Acquisitions

     Acquisition of WebToTel

     On April 17, 2001, the Company completed its acquisition of WebToTel, Inc. (“WebToTel”) and Nexbell Communications, Inc. (“Nexbell”), both previously subsidiaries of Counsel for 872,717 shares of the Company’s common stock issued to Counsel. The acquisition of WebToTel was accounted for similar to a pooling-of-interests using Counsel’s book values of the WebToTel assets and liabilities, effective March 1, 2001, the earliest date that all three entities were under common control of Counsel.

     Nexbell was sold to a third party in December 2001. The sale was a sale of Nexbell’s common stock and accordingly the assets and liabilities of Nexbell were assumed by the purchaser with no further financial obligation to the Company. At the time of the sale, the liabilities exceeded the assets of Nexbell and accordingly a gain on sale of subsidiary in the amount of $589 (the amount by which the liabilities of Nexbell exceeded the assets) was recorded.

     Purchase of certain assets and assumption of certain liabilities of WorldxChange Communications, Inc.

     On June 4, 2001, Acceris purchased certain assets and assumed certain liabilities of WorldxChange Communications, Inc. (the “Debtor”) from a bankruptcy proceeding, creating WorldxChange. The purchased assets included all of the assets employed in the Debtor’s operations in the United States and consisted of the Debtor’s equipment, inventory, retail long-distance business, accounts receivable, deposits, licenses, permits, authorizations, software programs and related technology. On June 4, 2001, the Debtor transferred the purchased assets to WorldxChange in exchange for $13,000.

     To fund the acquisition of the assets and provide working capital, Counsel agreed to provide a collateralized loan to Acceris in the aggregate amount of $15,000 (of which $13,000 was used for the purchase) as more fully described in Note 15.

     The purchase price was allocated to the fair values of assets acquired and liabilities assumed as follows:

Accounts receivable and other current assets	$12,387
Furniture, fixtures, equipment and other long term assets	4,580
Accounts payable and accrued liabilities	(2,062)
Obligations under capital leases	(1,224)

Net cash paid	$13,681

     Also, in connection with the acquisition, WorldxChange agreed to pay $727 to a supplier for services rendered prior to the acquisition to continue services with that vendor. The Company also incurred $681 of transaction costs related to the purchase.

     Purchase of the Enterprise and Agent business of RSL COM USA Inc.

     On December 10, 2002, Acceris through its subsidiary, WorldxChange, completed the purchase of the Enterprise and Agent business of RSL COM USA Inc., (previously defined as “RSL”). The purchase of RSL was to advance the Company’s commercial agent business, to increase network utilization and to provide an entry into the management of information technology services for enterprise clients. Acceris paid a purchase price of $7,500 in cash, which was financed by a loan from Counsel to Acceris and assumed a non-interest bearing note for $1,000 which matures on March 31, 2004. The purchase contract provided for additional purchase consideration to be paid contingent on the achievement of certain revenue levels by the Enterprise business during 2003. At December 31, 2003, the Company has accrued an obligation of approximately $123 in connection with this earn out provision. The Company also incurred $1,014 of transaction costs related to the purchase. The $123 contingent payout resulted in an adjustment to the furniture, fixtures and equipment and intangible assets included in the purchase price at December 31, 2003. The Company does not expect any further adjustments to the purchase price, as the contingency period has ended.

     The allocation of fair values of assets acquired and liabilities assumed is as follows:

Accounts receivable and other current assets	$6,444
Furniture, fixtures and equipment	3,307
Intangible assets	2,444
Accounts payable and accrued liabilities	(2,558)

$9,637

     Components of the acquired intangible assets are as follows:

	Amount	Amortization Period
Intangible assets subject to amortization:
Customer contracts and relationships	$1,638	60 months
Agent relationships	564	36 months
Agent contracts	242	12 months

	$2,444

     Purchase of Transpoint Holdings, LLC.

     In July 2002, the Company agreed to purchase certain assets and related liabilities of Transpoint Communications, LLC (previously defined as “Transpoint”) and Local Telecom Holdings, LLC (“Local Telecom”). The acquisition closed on July 28, 2003. As of the closing date, the Company had an asset (which had been included in other assets) from Local Telecom of $2,836 that represented uncollected revenues from Local Telecom prior to the closing plus costs and expenses paid for Local Telecom, less collections on accounts receivable of Local Telecom. At closing, the $2,836 was applied as part of the total purchase price of $2,882. The intent of this acquisition was primarily to increase the Company’s agent relationships in the Company’s commercial agent business, increase its customer base and improve network utilization.

     The final allocation of the purchase price to the fair values of assets acquired and liabilities assumed is summarized below. The allocation of the preliminary purchase has changed since September 30, 2003 based on completion of a valuation analysis.

Accounts receivable and other current assets	$685
Furniture, fixtures, and equipment	5
Intangible assets	1,917
Goodwill	947
Accounts payable and accrued liabilities	(672)

$2,882

     Components of the acquired intangible assets are as follows:

	Amount	Amortization Period
Intangible assets:
Customer contracts and relationships	$367	60 months
Agent relationships	1,550	36 months

	$1,917

     Pro forma results of operations for the years ended December 31, 2003 and 2002 as if the acquisitions of certain assets of RSL and Transpoint had been completed as of the beginning of each year presented are shown below. The pro forma results do not include any anticipated cost savings or other effects of the planned integration of the operations, and are not necessarily indicative of the results which would have occurred if the business combination had occurred on the dates indicated, or which may result in the future.

	Year ended December 31,
	2003	2002
	(as restated)	(as restated)
Revenues	$140,995	$148,404
Loss from continuing operations	$(32,999)	$(20,915)
Net loss	$(32,470)	$(33,424)
Loss per share from continuing operations	$(4.71)	$(3.59)
Net loss per share	$(4.63)	$(5.74)

Note 10 – Intangible Assets and Goodwill

     Intangible assets consisted of the following at December 31:

	December 31, 2003
	Amortization		Accumulated
	period	Cost	amortization	Net
Intangible assets subject to amortization:
Customer contracts and relationships	12 - 60 months	2,006	(510)	1,496
Agent relationships	36 months	2,116	(415)	1,701
Agent contracts	12 months	242	(242)	—
Patents	60 months	100	—	100
Goodwill		1,120	—	1,120

Total intangible assets and goodwill		$5,584	$(1,167)	$4,417

	December 31, 2002
	Amortization		Accumulated
	period	Cost	amortization	Net
Intangible assets subject to amortization:
Customer contracts and relationships	60 months	1,786	(20)	1,766
Agent relationships	36 months	588	(15)	573
Agent contracts	12 months	250	(15)	235
Goodwill		173		173

Total intangible assets and goodwill		$2,797	$(50)	$2,747

     Aggregate amortization expense of intangibles for the years ended December 31, 2003, 2002 and 2001 was $1,117 , $937 and $3,287 respectively.

Note 11 – Debt

     Debt, the carrying value of which approximates market, consists of the following at December 31:

	2003	2002
	(as restated)	(as restated)
Note payable to a network service provider, interest at 10.0%, $23 per month	—	$394
Note payable to a network service provider, interest at 7.0%	—	747
Note payable, Winter Harbor LLC, interest at prime plus 9.0%	—	1,999
Note payable, RSL estate, 10.0% imputed interest, due March 31, 2004	$1,105	881
Note payable to equipment supplier 7.0%, $11 per month until December 2005, then $16 per month thereafter	750	—
Note payable to equipment supplier, 12.5%, $6 per month until October 2006	171	—
Revolving credit facility, greater of 6% or prime rate plus 1.75%	12,127	9,086
Notes payable to Counsel, interest at 10.0%	19,928	9,350
Note payable to Counsel and convertible to common stock, interest at 9.0%	8,789	7,162
Notes payable convertible to common stock, interest at 10.0%	—	36,718

	42,870	66,337
Less current portion	(13,381)	(12,073)

Long-term debt, less current portion	$29,489	$54,264

     The Company was discharged of obligations amounting to $1,141 owed to a network service provider. The discharge of these obligations is reported as interest and other income in the accompanying consolidated statements of operations for the year ended December 31, 2003.

     Counsel acquired a liability of the Company that it owed to Winter Harbor LLC. Counsel replaced the loan with a 10% loan maturing on June 30, 2005. See Note 15 below for further discussion.

     The maturity date of the revolving credit facility has been extended from December 2004 to June 2005. The asset-based lender has first priority over all the assets and shares of common stock of WorldxChange. The asset-based facility provides the Company advances based on outstanding billings at rates of 65% on direct billings and 85% of other receivables of WorldxChange, subject to certain restrictions. The facility has certain covenants with which the Company is in compliance at December 31, 2003.

     Counsel has a priority interest in the assets of Acceris and its subsidiaries, with the exception of the assets of WorldxChange, wherein Counsel has subordinated its position in favor of the priority interest of the asset-based lender. The amounts owed to Counsel pursuant to its various notes payable mature on June 30, 2005, with the exception of $5,600 of these notes, which is subject to certain acceleration provisions triggered by events including the sale of certain investments which Acceris holds at December 31, 2003 or a cash raise in the capital markets.

     In the fourth quarter of 2003, Counsel exercised its conversion rights, and converted $40,673 of notes payable into shares of common stock of the Company. Pursuant to this conversion, Counsel received 13,428,492 shares of common stock, increasing its ownership in Acceris from 70% to approximately 91%.

     For further discussion of notes payable and other transactions with Counsel, see Note 15, below.

Note 12 – Commitments

     Agreements classified as operating leases have terms ranging from one to six years. The Company’s rental expense, which is recognized on a straight line basis, for operating leases was approximately $2,148, $4,547, and $13,547 for 2003, 2002 and 2001, respectively.

     Future minimum rental payments required under non-cancelable capital and operating leases with initial or remaining terms in excess of one year consist of the following at December 31, 2003:

	Capital	Operating
	Leases	Leases
Year ended December 31:
2004	$2,948	$2,373
2005	1,665	1,998
2006	—	1,265
2007	—	774
2008 and beyond	—	637

Total minimum payments	4,613	$7,047

Less amount representing interest	(267)

Present value of net minimum lease payments	4,346
Less current portion	(2,715)

Long-term obligations under capital leases	$1,631

     From time to time, Acceris has various agreements with national carriers to lease local access spans and to purchase carrier services. The agreements include minimum usage commitments with termination penalties up to 100% of the remaining commitment. At December 31, 2003 all of the Company’s minimum usage commitments have been met.

Note 13 – Gain on Extinguishment of Debt

     During the third quarter of 2001, Nexbell was in default on two leases and at the time of settlement Nexbell was liable for $1,273. The debt was settled during the fourth quarter of 2001 for a one-time payment of $180 and accordingly the Company recorded a gain in the amount of $1,093. In accordance with SFAS 145, the Company has reclassified this gain to be included in the results from discontinued operations for the year ended December 31, 2001. Originally, the amount was recorded as an extraordinary gain.

Note 14 – Income Taxes

     The Company recognized no income tax benefit from its losses in 2003, 2002 and 2001. The reported benefit from income taxes varies from the amount that would be provided by applying the statutory U.S. Federal income tax rate to the loss from continuing operations before taxes for the following reasons:

	2003	2002	2001
	(as restated)	(as restated)
Expected federal statutory tax benefit	$(10,865)	$(5,212)	$(8,831)
Increase (reduction) in taxes resulting from:
State income taxes	(728)	(430)	(506)
Foreign loss not subject to domestic tax	5	1	234
Non-deductible interest on certain notes	3,364	774	357
Non-deductible goodwill	—	—	3,096
Change in valuation allowance attributable to continuing operations	8,208	4,859	7,457
Other	16	8	(1,807)

	$—	$—	$—

The change in the valuation allowance, including discontinued operations, was $6,076, $9,523 and $14,356 for the years ended 2003, 2002 and 2001 respectively.

At December 31, 2003, the Company had total net operating loss carryforwards for federal income tax purposes of approximately $157,000. These net operating loss carryforwards expire between 2006 and 2023.

The Company’s utilization of approximately $154,000 of its available net operating loss carryforwards against future taxable income is restricted pursuant to the “change in ownership” rules in Section 382 of the Internal Revenue Code. These rules in general provide that an ownership change occurs when the percentage shareholdings of 5% direct or indirect shareholders of a loss corporation have in aggregate increased by more than 50 percentage points during the immediately preceding three years.

Restrictions in net operating loss carryforwards occurred in 2001 as a result of the acquisition of the Company by Counsel. Further restrictions likely have occurred as a result of subsequent changes in the share ownership and capital structure of the Company and Counsel. Net operating loss carryforwards arising prior to such a “change in ownership” would be available for usage against future taxable income subject to an annual usage limitation of approximately $6,000 per annum until 2008 and thereafter $1,550 per annum respectively.

Due to the expiration of the Company’s net operating loss carryforwards and the above possible usage restrictions, it is most likely that only $53,000 of the total $157,000 of net operating loss carryforwards otherwise available will be able to be utilized against future taxable income.

The Company also has net operating loss carryforwards for state income tax purposes in those states where it has conducted business. Available state tax loss carryforwards however may differ substantially by jurisdiction and in general are subject to the same or similar restrictions as to expiry and usage described above. The Company is subject to state income tax in multiple jurisdictions.

The components of the deferred tax asset and liability of continuing and discontinued operations as of December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Tax net operating loss carryforwards	$58,386	$51,690
Acquired in-process research and development and intangible assets	3,441	3,435
Investments	405	—
Amortization of deferred compensation on stock options	—	1,933
Reserve for loss on disposal of discontinued operations	—	304
Reserve for accounts receivable	1,368	659
Accrued officers wages	121	75
Accrued vacation	275	80
Accrued interest	11	—
Unearned revenue	2,579	1,924
Other	594	150
Depreciation and amortization	854	1,708
Valuation allowance	(68,034)	(61,958)

Total deferred tax asset	—	—

Deferred tax liabilities:

Total deferred tax liability	—	—

Net deferred tax asset	$—	$—

As the Company has not generated taxable income from its communications services in the past, a valuation allowance has been provided at December 31, 2003 and 2002 to reduce the total deferred tax asset to nil, the amount considered more likely than not to be realized. The change in the valuation allowance in the year is due primarily to an increase in the Company’s net operating loss carryforwards.

Note 15 – Transactions with Significant Owners

Transactions with Counsel:

     Initial Acquisition of Acceris and Senior Convertible Loan

     On March 1, 2001, Acceris entered into a Senior Convertible Loan and Security Agreement, (the “Senior Loan Agreement”) with Counsel. Pursuant to the terms and provisions of the Senior Loan Agreement, Counsel agreed to make periodic loans to Acceris in the aggregate principal amount not to exceed $10,000, which was subsequently increased to $12,000 through amendment on May 8, 2001. Advances against the Senior Loan Agreement were structured as a 3-year convertible note with interest at 9% per annum, compounded quarterly. Counsel initially could convert the loan into shares of common stock of Acceris at a conversion price of $11.20 per common share. The terms of the Senior Loan Agreement also provide that at any time after September 1, 2002, the outstanding debt including accrued interest would automatically be converted into common stock using the then current conversion rate, on the first date that is the twentieth consecutive trading day that the common stock has closed at a price per share that is equal to or greater than $20.00 per share. The Senior Loan Agreement also provides that the conversion price is in certain cases subject to adjustment and includes traditional anti-dilution protection for the lender and is subject to certain events of default, which could accelerate the repayment of principal plus accrued interest. Total proceeds available to the Company were $12,000, less debt issuance costs of $600, which are being amortized over three years. The Senior Loan Agreement has been amended several times and the maturity date of the loan plus accrued interest has been extended to June 30, 2005. As a result of the application of the anti-dilution provisions of the Senior Loan Agreement, the conversion price has been adjusted to $6.15 per common share. As of December 31, 2003, the total outstanding debt under the Note (including principal and accrued interest) was $15,291 which is convertible into 2,486,299 shares of common stock.

     In connection with the above Senior Loan Agreement, Acceris granted Counsel a security interest in all of Acceris’ assets owned at the time of execution of the Senior Loan Agreement or subsequently acquired, including but not limited to Acceris’ accounts receivable, intangibles, inventory, equipment, books and records, and negotiable instruments held by the Company (collectively, the “Collateral”). The Senior Loan Agreement also includes demand registration rights for common stock issuable upon conversion of the related loan.

     In addition to the foregoing agreements, Acceris and Counsel executed a Securities Support Agreement, dated March 1, 2001 (the “Support Agreement”) for the purpose of providing certain representations and commitments by Acceris to Counsel. Counsel relied on these representations and commitments in its decision to enter a separate agreement (the “Securities Purchase Agreement”) with Winter Harbor and First Media L.P., a limited partnership and the parent company of Winter Harbor (collectively the “Winter Harbor Parties”), Counsel agreed to purchase from the Winter Harbor Parties all of their equity securities in Acceris, including shares of Class M and Class N preferred stock of Acceris, beneficially owned by the Winter Harbor Parties for aggregate consideration of $5,000 in cash.

     On March 7, 2001, as part of the agreements discussed above, Counsel converted all of the Class M and N convertible preferred stock it obtained from Winter Harbor into 3,098,303 shares of Acceris’ common stock. The Class N shares were converted at $25.00 per common share and Class M at $11.20 per common share, in accordance with their respective conversion rights. Pursuant to the Securities Purchase Agreement, certain shares of common stock owned by the Winter Harbor Parties were held in escrow pending resolution of certain events.

     Under the Support Agreement of March 1, 2001, Acceris also agreed to engage appropriate advisors and proceed to take all steps necessary to merge Nexbell Communications, Inc. (a subsidiary of Counsel) into Acceris. The merger was completed on April 17, 2001 and Counsel received 871,724 shares of common stock in Acceris as consideration.

     Assignment of Winter Harbor Common Stock and Debt Interests

     Pursuant to the terms of a settlement agreed between Counsel and the Winter Harbor Parties effective August 29, 2003, the Winter Harbor Parties relinquished their right to 118,750 shares of the common stock of Acceris to Counsel. These shares were released from escrow and delivered to Counsel.

     The Winter Harbor Parties further assigned to Counsel all of their rights with respect to a note payable by Acceris of $1,999 drawn down pursuant to a Letter of Credit issued November 3, 1998 to secure certain obligations of Acceris together with any accrued interest thereon. The assigned amount together with accrued interest amounted to $2,577 on August 29, 2003. As a result of the settlement and assignment, Acceris entered into a new loan agreement with Counsel the terms of which provide that from August 29, 2003 the loan balance of $2,577 shall bear interest at 10% per annum compounded quarterly with the aggregate balance of principal and accrued interest payable on maturity of the loan on June 30, 2005. This loan agreement was subsequently amended and restated to increase the principal of the loan by a further $100 for funding provided by Counsel to enable Acceris to acquire a VoIP patent in December 2003 and to allow for the making of further periodic advances thereunder at Counsel’s discretion. The loan amount has been further increased by $1,546 at December 31, 2003 representing operating advances from Counsel to Acceris in the period since the initial acquisition of the Acceris common stock by Counsel in March 2001, which had previously been recorded as an intercompany payable to Counsel. As of December 31, 2003, the total outstanding debt under the Note (including principal and accrued interest) was $4,311.

     Loan and Security Agreement and Amended Debt Restructuring

     On June 6, 2001, Acceris and Counsel entered into a Loan and Security Agreement (the “Loan Agreement”). Any funds advanced to Acceris between June 6, 2001 and April 15, 2002, (not to exceed $10,000) were governed by the Loan Agreement and due on June 6, 2002. The loan was secured by all of the assets of Acceris. As of December 31, 2001, advances under this loan agreement totaled $10,000. On June 27, 2002 the Loan Agreement was amended to an amount of $24,307, which included additional capital advances from Counsel to Acceris made from December 31, 2001 through June 6, 2002. The amended agreement also further provided for additional advances as needed to Acceris, which advances totaled $2,087 through December 31, 2002 and $650 through November 30, 2003.

     On July 25, 2002, Acceris and Counsel entered into a Debt Restructuring Agreement (“Debt Restructuring Agreement”), which was amended on October 15, 2002 pursuant to an Amended and Restated Debt Restructuring Agreement (“Amended Agreement”). The Amended Agreement included the following terms:

1.	Principal ($24,307) and associated accrued interest ($2,284), as of October 15, 2002, under the Loan Agreement, as amended, would be exchanged for common stock of Acceris at $3.77 per share (representing the average closing price of Acceris’ common stock during May 2002).

2.	Funding provided by Counsel pursuant to the Loan Agreement, as amended, ($2,087) and associated accrued interest ($1,996) from October 15, 2002 to December 31, 2002, would be exchanged for common stock of Acceris at $3.77 per share (representing the average closing price of Acceris’ common stock during May 2002).

3.	Counsel would advance to Acceris all amounts paid or payable by Acceris to its stockholders that exercised their dissenters’ rights in connection with the transactions subject to the debt restructuring transactions and the amount of the annual premium to renew the existing directors and officers’ insurance coverage through November 2003.

4.	Counsel would reimburse Acceris for all costs, fees and expenses, in connection with the Debt Restructuring Agreement and the Amended Agreement and transactions contemplated thereby including all expenses incurred and yet to be incurred, including the Special Committee’s costs to negotiate these agreements and costs related to obtaining stockholder approval. During 2003 and 2002, Counsel reimbursed Acceris $132 and $499, respectively, for certain reimbursable expenses, which have been recorded as additional paid-in capital.

5.	The issuance of common stock by Acceris pursuant to this Agreement would result in a weighted average conversion price adjustment pursuant to the provisions of the March 1, 2002 Loan Agreement. Whereas the conversion price for the March 1, 2002 Loan Agreement had initially been $11.20, the new conversion price would be adjusted as a result of the anti-dilution provisions of the Senior Loan Agreement. At December 31, 2003, the new conversion price is $6.15 per common share.

Effective November 30, 2003, 8,681,096 shares of common stock were issued to Counsel in settlement of the underlying debt and accrued interest.

     Convertible Promissory Note to Fund RSL Acquisition

     In connection with the acquisition of RSL in December 2002, Acceris issued a $7,500 convertible note payable (“the Convertible Note”) to Counsel, bearing interest at 10% per annum compounded quarterly which matured on March 1, 2004. The Convertible Note was convertible into common stock of Acceris at a conversion rate of $1.68 per share. On November 30, 2003, Counsel exercised its right to convert the Convertible Note plus accrued interest to that date totaling $7,952 into common stock of Acceris. This resulted in the issuance of 4,747,396 shares of Acceris common stock.

     Collateralized Promissory Note and Loan Agreement

     During the third quarter of 2003, Counsel advanced the sum of $5,600 to Acceris evidenced by a promissory note effective October 1, 2003. In January 2004, Acceris and Counsel entered into a loan agreement and an amended and restated promissory note pursuant to which an additional $2,000 was loaned to Acceris and pursuant to which additional periodic loans may be made from time to time (collectively and as amended, the “Promissory Note”). The Promissory Note matures on June 30, 2005 and accrues interest at 10% per annum compounded quarterly from the date funds are advanced. The Promissory Note is collateralized by certain shares of Series B Convertible Preferred Stock (the “Preferred Stock”) of Buyers United, Inc. (a third party), which are held by Acceris. In the event of the sale of the Preferred Stock (or the common stock to which the Preferred Stock is convertible) by Acceris or an equity investment or investments in Acceris by a third party through the capital markets and subject to certain limitations, the maturity date of the Promissory Note will accelerate to the date 10 calendar days following either such event. As of the date of this filing, subsequent to year end, Counsel has provided an aggregate of $4,050 of funds in 2004 pursuant to this loan agreement. There are no conversion features associated with the Promissory Note.

     Secured Loan to Acceris

     To fund the acquisition of the assets purchased and liabilities assumed by WorldxChange, on June 4, 2001 Counsel provided a loan (“the Initial Loan”) to WorldxChange in the aggregate amount of $15,000. The loan was subordinated to a revolving credit facility with Foothill Capital Corporation (“Foothill”) and was collateralized against all assets of WorldxChange.

     On October 1, 2003, Counsel assigned the balance owing in connection with this loan of $9,743 including accrued interest (“the Assigned Loan”) to Acceris in exchange for a new loan bearing interest at 10% per annum compounded quarterly maturing on June 30, 2005 (“the New Loan”). Consistent with the terms of the Initial Loan, subject to certain conditions, the New Loan provides for certain mandatory prepayments upon written notice from Counsel including an event resulting in the issuance of new shares by Acceris to a party unrelated to Counsel where the funds are not used for an approved expanded business plan or where Acceris has sold material assets in excess of cash proceeds of $1,000. Pursuant to a Stock Pledge Agreement as amended, the New Loan is secured by the common stock held by Acceris in WorldxChange subject to the priority security interests of Foothill, the Company’s asset-based lender.

     Counsel Keep Well

     As a result of Counsel’s purchase of Winter Harbor’s security holdings in Acceris, Counsel became the single largest stockholder of the Company. In addition to the above transactions, Counsel has committed to fund, through long-term inter company advances or equity contribution, all capital investment, working capital or other operational cash requirements of Acceris through June 30, 2005 (“the Keep Well”). By virtue of the Keep Well any default and loan repayment accelerator provisions in respect of the above loans agreements are also indirectly subject to funding by Counsel under the terms of the Keep Well.

     Accounting treatment of Counsel and Winter Harbor transactions

     The repurchase on March 1, 2001 by Acceris of Winter Harbor’s 1,677,000 warrants for 250,000 common shares was recorded at market value of the common stock issued in the exchange amounting to $3,750. The repurchase was accounted for similar to the repurchase of treasury stock. Accordingly, common stock and additional paid in capital was increased by $3,750 which was offset by a charge to additional paid in capital of $3,715 to reflect the warrant repurchase. The net effect of this transaction was the recording of additional par value of $35 for the 250,000 shares issued during the year ended December 31, 2001.

     As the conversion price for Class M preferred stock had dropped to $25 per share (from its original conversion price of $55.60), an amount reflecting the increase in the beneficial conversion feature was recorded in connection with the March 1, 2001 transaction as an increase in additional paid in capital and a charge to accumulated deficit for $9,780. The purchase and sale of the Class M and Class N preferred stock between Winter Harbor and Counsel, as described above, have been imputed in Acceris’ financial statements as if the transactions had been effected through Acceris as a repurchase of the preferred stock from Winter Harbor and a reissuance to Counsel. Accordingly, the transaction was considered a repurchase of Winter Harbor’s Class M and N preferred stock in exchange for $5,000. The difference between the carrying value of the Class M and N preferred stock and the $5,000 paid was recorded as an adjustment to retained earnings reflected in the form of a $30,292 contribution from settlement of these transactions between stockholders and has been reflected as such in the statement of changes in stockholders’ deficit for the year ended December 31, 2001. In addition, the transaction considered that Acceris resold the Class M and N preferred stock to Counsel for $5,000 (Counsel’s payment to Winter Harbor). However, since the conversion price on the Class M shares was below the market price on the day the transaction closed, a beneficial conversion feature was recorded as the difference between the market price of the common shares and the conversion price per share multiplied by the number of common shares into which the Class M and Class N could convert. This amount was limited to the proceeds.

     The Company has also recorded a beneficial conversion feature (debt discount) in the aggregate amount of $12,856 on the convertible debt funded by Counsel that was received through June 30, 2001. The amount of the initial discount, if applicable, is calculated as the difference between the initial conversion price ($11.20) and the market price of the common stock (if higher than the conversion price on the date funds are drawn on the loan), multiplied by the number of shares of common stock into which the note can be converted. Further debt discounts have been recorded resulting from dilutionary adjustments to the conversion price from the issuance of new convertible securities. Additionally, the accumulation of unpaid interest costs on the convertible debt is deemed to be interest paid in kind (“PIK”) containing a conversion feature which once assessed as PIK interest requires the determination of a debt discount. The beneficial conversion feature is being amortized over the life of the convertible note.

     Counsel Management Services

     The Chief Executive Officer (“CEO”) of Acceris is an employee of Counsel. As CEO, he is entitled to an annual salary of $275 and a discretionary bonus equal to 100% of his base salary. For 2003, no bonus was awarded. The CEO has elected to assign his salary payable at December 31, 2003 of $275 to Counsel. This amount is recorded as a liability to Counsel in the accompanying Consolidated Balance Sheets. Counsel also provides other management services to Acceris through time spent by Counsel executives serving roles at Acceris. Accordingly, Acceris has valued the services of these other employees at approximately $130 for the year ended December 31, 2003. The expense has been reflected in selling, general, administrative and other expense for the year ended December 31, 2003, offset by an increase to additional paid-in capital.

Note 16 – Legal Proceedings

     The Company is involved in various legal matters arising out of its operations in the normal course of business, none of which matters are expected, individually or in the aggregate, to have a material adverse effect on the Company.

Note 17 – Class N Preferred Stock

     On July 23, 1999, the Company completed its offering of 20,000 shares of Class N preferred stock. The offering was fully subscribed through cash subscriptions and the Company exercised its rights to exchange notes payable to Winter Harbor of $8,000 and $4,000, plus accrued interest. In total the Company received $7,281 in cash (before expenses of $487) and exchanged $12,719 in debt and accrued interest. The Class N conversion price was initially set at $2.78 per share. The conversion rate was adjusted to $29.60 per share as of December 31, 2000 and $25.00 per share in January 2001 based on 110% of the average trading price for any 20 day period following the date that Class N preferred stock is first issued subject to a floor of $25.00. The Class N preferred stock votes with the common stock on an as converted basis and is senior to all other preferred stock of the Company. Dividends, if any, will be paid on an as converted basis equal to common stock dividends.

     During 2003, holders of the Class N preferred stock converted 150 of those shares into 6,000 shares of common stock. As of December 31, 2003 and 2002, there were 619 and 769 shares of Class N preferred stock outstanding, respectively.

     At December 31, 2003 and 2002, of the 10,000,000 shares of preferred stock authorized, 9,486,500 remain undesignated and unissued.

Note 18 – Stock-Based Compensation Plans

     In November 2003, the Company’s stockholders approved a 1-for-20 reverse stock split. Accordingly, all information presented below has been adjusted to reflect the reverse split.

     2003 Stock Option and Appreciation Rights Plan

     In November 2003, the stockholders of the Company approved the 2003 Stock Option and Appreciation Rights Plan (the “2003 Plan”) which provides for the issuance of incentive stock options, non-qualified stock options and stock appreciation rights (“SARs”) up to an aggregate of 2,000,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). The price at which shares of common stock covered by the option can be purchased is determined by the Company’s Board of Directors or its committee; however, in the case of incentive stock options the exercise price shall not be less than the fair market value of the Company’s common stock on the date the option is granted. There were 1,372,000 options granted (and outstanding at December 31, 2003) under the 2003 Plan in 2003. The outstanding options vest over four years at exercise prices of $3.00 per share. No SARs have been issued under the 2003 Plan.

     1997 Recruitment Stock Option Plan

     In October 2000, the stockholders of the Company approved an amendment of the 1997 Recruitment Stock Option Plan (the “1997 Plan”)which provides for the issuance of incentive stock options, non-qualified stock options and SARs up to an aggregate of 370,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). The price at which shares of common stock covered by the option can be purchased is determined by the Company’s Board of Directors; however, in all instances the exercise price is never less than the fair market value of the Company’s common stock on the date the option is granted.

     As of December 31, 2003, there were options to purchase 60,480 shares of the Company’s common stock outstanding under the 1997 Plan. The outstanding options vest over three years at exercise prices ranging from $1.40 to $127.50 per share. Options issued under the 1997 Plan must be exercised within ten years of grant and can only be exercised while the option holder is an employee of the Company. The Company has not awarded any SARs under the 1997 Plan. During 2003, 2002 and 2001, options to purchase 45,067, 42,968 and 130,022 shares of common stock, respectively, were forfeited or expired. There were no exercises during 2003.

     Director Stock Option Plan

     The Company’s Director Stock Option Plan authorizes the grant of stock options to directors of the Company. Options granted under the Plan are non-qualified stock options exercisable at a price equal to the fair market value per share of common stock on the date of any such grant. Options granted under the Plan are exercisable not less than six months or more than ten years after the date of grant.

     As of December 31, 2003, options for the purchase of 233 shares of common stock at prices ranging from $17.50 to $77.50 per share were outstanding, all of which are exercisable. In connection with the adoption of the 1995 Director Plan, the Board of Directors authorized the termination of future grants of options under the plan; however, outstanding options granted under the plan will continue to be governed by the terms thereof until exercise or expiration of such options. In 2003, no options were exercised or expired.

     1995 Director Stock Option and Appreciation Rights Plan

     The 1995 Director Stock Option and Appreciation Rights Plan (the “1995 Director Plan”) provides for the issuance of incentive options, non-qualified options and SARs to directors of the Company up to 12,500 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events).

     The 1995 Director Plan also provides for the grant of non-qualified options on a discretionary basis to each member of the Board of Directors then serving to purchase 500 shares of common stock at an exercise price equal to the fair market value per share of the common stock on that date. Each option is immediately exercisable for a period of ten years from the date of grant. The Company has 9,500 shares of common stock reserved for issuance under the 1995 Director Plan. As of December 31, 2003, options to purchase 8,500 shares of common stock at prices ranging from $20.00 to $25.00 per share are outstanding and exercisable. No options were granted or exercised under this plan in 2003, 2002 or 2001.

     1995 Employee Stock Option and Appreciation Rights Plan

     The 1995 Employee Stock Option and Appreciation Rights Plan (the “1995 Employee Plan”) provides for the issuance of incentive options, non-qualified options, and SARs. Directors of the Company are not eligible to participate in the 1995 Employee Plan. The 1995 Employee Plan provides for the grant of stock options which qualify as incentive stock options under Section 422 of the Internal Revenue Code, to be issued to officers who are employees and other employees, as well as non-qualified options to be issued to officers, employees and consultants. In addition, SARs may be granted in conjunction with the grant of incentive options and non-qualified options.

     The 1995 Employee Plan provides for the grant of incentive options, non-qualified options and SARs of up to 20,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). To the extent that an incentive option or non-qualified option is not exercised within the period of exercisability specified therein, it will expire as to the then unexercisable portion. If any incentive option, non-qualified option or SAR terminates prior to exercise thereof and during the duration of the 1995 Employee Plan, the shares of common stock as to which such option or right was not exercised will become available under the 1995 Employee Plan for the grant of additional options or rights to any eligible employee. The shares of common stock subject to the 1995 Employee Plan may be made available from either authorized but unissued shares, treasury shares or both. The Company has 20,000 shares of common stock reserved for issuance under the 1995 Employee Plan. As of December 31, 2003, there were no options outstanding under the 1995 Employee Plan. During 2003, 2002 and 2001, options to purchase 6,763, 500 and 1,875, respectively, of common stock were forfeited or expired. No options were granted or exercised in 2003.

     Other warrants and options

     In 1996, the Company approved the issuance of 87,500 options to executives of the Company, as part of their employment agreements, and 3,200 options to a consultant. The options expire in 2006 and have an option price of $78.00. No options expired, were exercised or forfeited during 2003. As of December 31, 2003, there remained 78,200 options outstanding.

     During 1997, the Company issued options to purchase 60,500 shares of common stock (10,500 of which were issued under the 1997 recruitment stock option plan) to consultants at exercise prices ranging from $97.50 to $168.75 (repriced to $78.00 on December 13, 1998), which was based on the closing price of the stock at the grant date. No options expired, were exercised or forfeited during 2003. The remaining options must be exercised within ten years of the grant date. As of December 31, 2003 there remained 44,500 options outstanding.

     During 1997, the Company issued non-qualified options to purchase 114,750 shares of common stock to certain executive employees. The options must be exercised within ten years of the grant date and have an exercise price of $78.00. There were no options forfeited in 2003, 2002 or 2001. No options expired or were exercised during 2003. As of December 31, 2003 there remained 105,915 options outstanding.

     During 1998, the Company issued non-qualified options to purchase 46,750 shares of common stock to certain executive employees at exercise prices ranging from $51.26 to $62.50, which price was based on the closing price of the stock at the grant date. The options must be exercised within ten years of the grant date. No options expired, were exercised or forfeited during 2003. As of December 31, 2003 there remained 40,470 options outstanding.

     During 1999, the Company issued non-qualified options to purchase 32,750 shares of common stock to certain executive employees at exercise prices ranging from $50.00 to 71.26, which price was based on the closing price of the stock at the grant date. The options must be exercised within ten years of the grant date. No options were exercised during 2003 or 2002. During 2001, 2,500 of these options were forfeited. During 2000, options to purchase 11,500 shares of common stock were exercised. As of December 31, 2003, there remained 18,750 options outstanding.

     During 1999, the Company issued non-qualified options to purchase 10,000 shares of common stock to a consultant at an exercise price of $60.00, which was based on the closing price of the stock at the grant date. The fair value of the options issued was recorded as deferred compensation of $300,000 to be amortized over the expected period the services were to be provided. As of December 31, 2003 there remained 10,000 options outstanding.

     During 2000, the Company issued non-qualified options to purchase 129,250 shares of common stock to certain executive employees at exercise prices ranging from $55.00 to $127.50, which price was based on the closing price of the stock at the grant date. The options must be exercised within ten years of the grant date. During 2001, 60,417 of these options were forfeited. As of December 31, 2003, there remained 68,833 options outstanding.

     During 2000 the Company obtained approval from its stockholders to establish the 2000 Employee Stock Purchase Plan. This plan allows all eligible employees of the Company to have payroll withholding of 1 to 15 percent of their wages. The amounts withheld during a calendar quarter are then used to purchase common stock at a 15 percent discount off the lower of the closing sale price of the Company’s stock on the first or last day of each quarter. This plan was approved by the Board of Directors, subject to stockholder approval, and was effective beginning the third quarter of 2000. The Company issued 1,726 shares to employees based upon payroll withholdings during 2001, respectively. There were no issuances in 2002 or 2003.

     The following table summarizes the changes in common stock options for the common stock option plans described above:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average	Options	Average
	Options	Exercise	Options and	Exercise	and	Exercise
	and Warrants	Price	Warrants	Price	Warrants	Price
Outstanding at beginning of year	1,258,463	$36.40	1,401,673	$45.40	2,267,750	$51.40
Granted	1,377,662	3.00	4,750	1.40	1,025,478	15.20
Exercised	—	—	—	—	—	—
Expired	(828,246)	20.46	(130,271)	126.80	(82,159)	68.60
Forfeited	—		(17,689)	85.40	(1,809,396)	28.40

Outstanding at end of year	1,807,879	$18.20	1,258,463	$36.40	1,401,673	$45.40

Options and warrants exercisable at year end	435,880		1,256,828		1,354,510

Weighted-average fair value of options and warrants granted during the year		$2.07		$0.60		$11.40

     The following table summarizes information about fixed stock options and warrants outstanding at December 31, 2003:

		Weighted	Weighted	Number	Weighted
	Options and	Average	Average	Exercisable	Average
	Warrants	Remaining	Exercise	at December	Exercise
Exercise price	Outstanding	Life (years)	Price	31, 2003	Price
$ 1.40 to $ 3.00	1,381,662	9.96	$2.99	9,662	$1.98
$ 5.40 to $ 25.00	19,861	4.97	16.68	19,861	16.68
$42.50 to $ 71.26	167,931	5.47	56.88	167,931	56.88
$77.50 to $127.50	238,425	3.23	79.22	238,426	79.22

	1,807,879	8.60	$18.20	435,880	$66.05

Note 19 – Segment of Business Reporting

The Company’s reportable segments are as follows:

•	Enterprise – is comprised of the enterprise business of RSL which was acquired in December 2002. This segment offers voice and data solutions to enterprise customers through an in-house sales force.

•	Retail – includes operations of WorldxChange (began operations in June 2001 and was formerly reported as the dial-around segment) and the agent and residential business of RSL which was acquired in December 2002. This segment offers a dial around telecommunications product and a 1+ product through two channels, namely, multi-level marketing (MLM) and commercial agents.

•	Technologies – is the former technology licensing and development segment, which segment offers a fully developed network convergence solution for voice and data. The Company licenses certain developed technology to third party users.

     There are no material inter-segment revenues. The Company’s business is conducted principally in the U.S.; foreign operations are not significant. The table below presents information about net loss and segment assets used by the Company as of and for the three years ended December 31, 2003.

	For the Year ended December 31, 2003
				Total
				Reportable
	Enterprise	Retail	Technologies	Segments
Revenues from external customers	$25,615	$108,150	$2,164	$135,929
Interest and other income	2	—	—	2
Interest expense	294	2,416	—	2,710
Depreciation and amortization expense	2,241	4,883	—	7,124
Segment income (loss) from continuing operations	(2,575)	(17,821)	1,014	(19,382)
Other significant non-cash items:
Provision for doubtful accounts	—	5,432	6	5,438
Expenditures for long-lived assets	265	2,535	—	2,800
Segment assets	6,462	28,992	1,215	36,669

	For the Year ended December 31, 2002
				Total
				Reportable
	Enterprise	Retail	Technologies	Segments
Revenues from external customers	$1,547	$83,706	$2,837	$88,090
Interest and other income	1	356	—	357
Interest expense	19	3,279	—	3,298
Depreciation and amortization expense	158	4,056	11	4,225
Segment income (loss) from operations	(629)	(6,715)	976	(6,368)
Other significant non-cash items:
Provision for doubtful accounts	33	5,966	—	5,999
Expenditures for long-lived assets	3,102	3,747	—	6,849
Segment assets	9,573	27,877	173	37,623

	For the Year ended December 31, 2001
			Total
			Reportable
	Retail	Technologies	Segments
Revenues from external customers	$50,289	$5,697	$55,986
Interest revenue	—	—	—
Interest expense	2,499	—	2,499
Depreciation and amortization expense	2,286	126	2,412
Segment income (loss) from operations	(13,927)	1,611	(12,316)
Other significant non-cash items:
Provision for doubtful accounts	2,861	—	2,861
Expenditures for long-lived assets	14,797	8	14,805
Segment assets	32,206	137	32,343

The following table reconciles reportable segment information to the consolidated financial statements of the Company:

	2003	2002	2001
	(as restated)	(as restated)
Total interest and other income for reportable segments	$2	$357	$—
Unallocated interest revenue from corporate accounts	1,214	38	81

	$1,216	$395	$81

Total interest expense for reportable segments	$2,710	$3,298	$2,499
Unallocated interest expense from related party debt	9,337	4,512	1,556
Other unallocated interest expense from corporate debt	1,222	385	638

	$13,269	$8,195	$4,693

Total depreciation and amortization for reportable segments	$7,124	$4,225	$2,412
Unallocated amortization expense from intangible assets	—	—	2,608
Other unallocated depreciation from corporate assets	1	45	1,389

	$7,125	$4,270	$6,409

Total segment loss	$(19,382)	$(6,368)	$(12,316)
Unallocated non-cash amounts in consolidated net loss:
Amortization of discount on notes payable	(676)	(560)	(253)
Gain on sale of subsidiary	—	—	589
Other income (primarily gain on extinguishment of debt)	1,220
Amortization of deferred compensation on stock options issued for services	—	—	—
Amortization of intangible assets	—	—	(2,608)
Other corporate expenses (primarily corporate level interest, general and administrative expenses)	(13,119)	(8,402)	(11,387)

Net loss from continuing operations	$(31,957)	$(15,330)	$(25,975)

Total amortization of deferred compensation for reportable segments	2	—	—
Unallocated amortization of deferred compensation	—	—	—

	2	—	—

Expenditures for segment long-lived assets	$2,800	$6,849	$14,805
Other unallocated expenditures for corporate assets	2,844	309	1,274

	$5,644	$7,158	$16,079

Segment assets	$36,669	$37,623	$32,343
Intangible assets not allocated to segments	—	—	1,331
Other assets not allocated to segments*	2,385	3,823	13,106

	$39,054	$41,446	$46,780

*	Other assets not allocated to segments includes assets associated with segments reported in previous periods which are no longer classified as reportable segments, primarily assets of and related to the discontinued operations of ILC (former telecommunications services segment).

Note 20 – Subsequent Event

     Subsequent to December 31, 2003, the Company received confirmation that certain indefeasible rights of usage (“IRUs”) acquired by the Company have been reclaimed by the IRU consortium, which is the group that owns and operates the cable. As a result, the Company has been discharged of approximately $775 of obligations payable to the consortium existing at December 31, 2003. The Company expects to record the discharge of this obligation as other income for the three months ending March 31, 2004.

     Subsequent to December 31, 2003, the Company has converted its preferred stock in BUI to shares of common stock. In a private placement, the Company sold 50% of the shares of common stock for approximately $1,600, which proceeds will be used to fund operations, capital expenditures and to improve working capital. The Company will record a gain of approximately $566 in the first quarter of 2004 relating to the sale of these shares. The Company intends to sell the remainder of these shares during 2004. These shares are shown as a current asset at December 31, 2003.

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
(In thousands of dollars, except share and per share amounts)	2004	2003
		(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,348	$2,033
Accounts receivable, less allowance for doubtful accounts of $2,267 and $1,764 at September 30, 2004 and December 31, 2003, respectively	14,360	18,018
Investment in preferred and common stock	—	2,058
Other current assets	1,371	2,202

Total current assets	17,079	24,311
Furniture, fixtures, equipment and software, net	5,285	8,483
Other assets:
Intangible assets, net	2,302	3,297
Goodwill	1,120	1,120
Investment in preferred stock	1,100	1,100
Other assets	728	743

Total assets	$27,614	$39,054

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$28,651	$29,113
Unearned revenue	970	5,678
Revolving credit facility	7,265	12,127
Current portion of notes payable	145	1,254
Current portion of obligations under capital leases	2,140	2,715

Total current liabilities	39,171	50,887
Notes payable, less current portion	687	772
Obligations under capital leases, less current portion	—	1,631
Notes payable to a related party, net of unamortized beneficial conversion features	45,946	28,717

Total liabilities	85,804	82,007

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $10.00 par value, authorized 10,000,000 shares, issued and outstanding 619 at September 30, 2004 and December 31, 2003, liquidation preference of $613 at September 30, 2004 and December 31, 2003	6	6

Common stock, $0.01 par value, authorized 300,000,000 shares, issued and outstanding 19,237,101 at September 30, 2004 and 19,262,101 at December 31, 2003	192	192
Additional paid-in capital	183,954	182,879
Accumulated deficit	(242,342)	(226,030)

Total stockholders’ deficit	(58,190)	(42,953)

Total liabilities and stockholders’ deficit	$27,614	$39,054

The accompanying notes are an integral part of these condensed consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands of dollars, except per share amounts)	2004	2003	2004	2003
		(as restated)		(as restated)
Revenues:
Telecommunications services	$27,390	$35,002	$88,532	$101,364
Technology licensing and development	—	1,049	540	2,099

Total revenues	27,390	36,051	89,072	103,463

Operating costs and expenses:
Telecommunications network expense (exclusive of depreciation expense on telecommunications network assets of $1,222 and $1,012 for the three months ended September 30, 2004 and 2003, respectively, and $3,861 and $3,098 for the nine months ended September 30, 2004 and 2003, respectively, included in depreciation and amortization below)	15,349	20,073	47,461	67,141
Selling, general and administrative	13,992	13,981	42,828	42,822
Provision for doubtful accounts	941	1,466	3,908	3,772
Research and development	119	—	225	—
Depreciation and amortization	1,520	1,993	4,877	5,577

Total operating costs and expenses	31,921	37,513	99,299	119,312

Operating loss	(4,531)	(1,462)	(10,227)	(15,849)

Other income (expense):
Interest expense	(2,562)	(3,398)	(8,583)	(9,707)
Interest and other income	226	53	2,415	56

Total other income (expense)	(2,336)	(3,345)	(6,168)	(9,651)

Loss from continuing operations	(6,867)	(4,807)	(16,395)	(25,500)
Gain from discontinued operations (net of $0 tax)	—	213	104	307

Net loss	$(6,867)	$(4,594)	$(16,291)	$(25,193)

Basic and diluted weighted average shares outstanding	19,261	5,834	19,262	5,834
Net loss per common share – basic and diluted:
Loss from continuing operations	$(0.36)	$(0.83)	$(0.85)	$(4.37)
Gain from discontinued operations	—	0.04	0.01	0.05

Net loss per common share	$(0.36)	$(0.79)	$(0.84)	$(4.32)

The accompanying notes are an integral part of these condensed consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended
	September 30,
(In thousands of dollars)	2004	2003
		(as restated)
Cash flows from operating activities:
Net loss	$(16,291)	$(25,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,877	5,577
Provision for doubtful accounts	3,908	3,772
Amortization of discount on notes payable to related party	3,296	3,905
Accrued interest added to loan principal	3,084	3,230
Gain on sale of investment in common stock	(1,376)	—
Gain on discharge of obligation	(971)	—
Decrease in allowance for impairment of net assets of discontinued operations	(148)	(169)
Expense associated with stock options issued to non-employee for services	7	—
Settlement of note payable	—	(394)
Management benefit conferred by controlling shareholder	198	—
Stock received as payment on technology licensing agreement	—	(1,100)

	(3,416)	(10,372)
Increase (decrease) from changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(250)	(4,650)
Net assets and liabilities of discontinued operations	—	884
Other assets	826	(680)
Unearned revenue	(4,708)	9,003
Accounts payable and accrued liabilities	326	3,520

Net cash used in operating activities	(7,222)	(2,295)

Cash flows from investing activities:
Purchases of furniture, fixtures, equipment and software	(670)	(1,636)
Cash acquired in business acquisition		149
Cash received from sale of assets	—	160
Cash received from sale of investments in common stock, net	3,581	—

Net cash provided by (used in) investing activities	2,911	(1,327)

Cash flows from financing activities:
Proceeds from issuance of notes payable to related party	11,702	650
Proceeds from (repayment of) revolving credit facility, net	(4,862)	4,832
Payment of capital lease and note payable obligations	(2,104)	(1,868)
Payment of note payable to RSL Estate	(1,104)	—
Purchase and retirement of common stock	(21)	—
Costs paid by controlling shareholder	15	64

Net cash provided by financing activities	3,626	3,678

Increase (decrease) in cash and cash equivalents	(685)	56
Cash and cash equivalents at beginning of period	2,033	3,620

Cash and cash equivalents at end of period	$1,348	$3,676

	Nine Months Ended
	September 30,
(In thousands of dollars)	2004	2003
		(as restated)
Supplemental schedule of non-cash investing and financing activities:
Preferred stock received in exchange for assets of discontinued operations	$—	$1,691
Notes payable incurred for the purchase of software and software licenses	$—	$921
Other assets included in purchase price of Transpoint acquisition	$—	$2,836

The accompanying notes are an integral part of these condensed consolidated financial statements

ACCERIS COMMUNICATIONS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004
(in thousands, except share and per share data)

Note 1 – Description of Business and Principles of Consolidation

     The unaudited condensed consolidated financial statements include the accounts of Acceris Communications Inc. (formerly I-Link Incorporated) and its wholly owned subsidiaries Acceris Communications Corp. (“ACC,” formerly WorldxChange Corp.); I-Link Communications Inc., (“ILC”), which is substantially included in discontinued operations; Transpoint Holdings Corporation, which includes the purchased assets of Transpoint Communications, LLC and the purchased membership interest in Local Telecom Holdings, LLC (collectively, “Transpoint”), which the Company purchased in July 2003; and Acceris Communications Technologies, Inc. These entities combined are referred to as “Acceris” or the “Company” in these unaudited condensed consolidated financial statements.

     We are a broad-based communications company, servicing residential, small and medium-sized businesses and corporate accounts in the United States. We provide a range of products from local dial tone, domestic and international long-distance voice services to fully managed, integrated data and enhanced services. We are a US facilities-based carrier with points of presence in 30 major US cities. Our voice network features 11 voice switches and nationwide Feature Group D (“FGD”) access. Our data network consists of 17 Nortel Passports that have recently been upgraded to support multi-protocol label switching (“MPLS”). Finally, we have relationships with multiple tier I and tier II providers in the U.S. and abroad.

     We currently manage our Company through two business segments. Our Telecommunications segment offers a broad selection of voice and data telecommunications products and services to residential and commercial customers through a network of independent agents, primarily via multi-level marketing (“MLM”) and commercial agent programs. Our Technologies segment offers a proven network convergence solution for voice and data in Voice over Internet Protocol (“VoIP”) communications technology and holds two foundational patents in the VoIP space (U.S. Patent Nos. 6,243,373 and 6,438,124, together the “VoIP Patents”). We are pursuing efforts to license the technology supported by our patents to carriers and equipment manufacturers and suppliers in the IP telephony market.

Telecommunications

     Our Telecommunications segment offers a broad range of voice and data products and services to residential, small office/home office (“SOHO”) and small-medium sized enterprises (“SME”), and corporate accounts through a network of MLM agents, commercial agents, affinity groups and outbound telemarketing. Our customers are serviced through direct sales and support teams who offer fully managed and fully integrated voice and data solutions.

     We have capitalized upon a unique synthesis of marketing and network capabilities. Through the strength of our agent network we are adding new customers each month, many of them with a strong international usage component. Due to our favorable cost structure and network optimization, we offer competitive rates to selected international regions. We continue to experience customer attrition particularly with our 10-10-XXX customer base which we have not marketed directly since 2002. We have also seen the average revenue per user (“ARPU”) decline. The Company’s domestic telephone network continues to operate at well below available capacity leading to cost inefficiencies. We attribute this to increased cellular penetration and deregulation in various countries which have lower rates per month in those markets. This is most evident in India in 2004. Additionally, regulatory uncertainty exists in the domestic telephone markets due to recent court decisions. Future regulatory changes may penalize or benefit the current operations of the business.

     We differentiate ourselves to our residential customers by offering attractively priced bundles of international minutes, both on a stand alone basis and as part of a local dial tone + long-distance package to preferred destinations, and by specialized customer service, which includes in-language customer support. By using this targeted strategy, we have acquired a substantial number of ethnic users whose monthly spending on telecommunications services is generally higher than that of the average retail customer.

     Our proprietary technology enables us to offer unbundled value-added services such as voicemail, unified messaging and on-the-fly conferencing at a low cost, creating another competitive advantage when targeting retail customers. These features distinguish us from mass-market providers that typically offer higher priced, “one-size-fits-all” national and international rate plans. We are in the process of productizing and deploying this technology.

     Our direct sales force focuses on multi-location customers with limited information technology (“IT”) resources. By taking a consultative approach to network solutions and providing in-depth analysis of our customers’ business needs and operating environments, we are able to design and deliver competitively priced and customized voice and data solutions. Our commercial customers also benefit from our relationships with multiple providers, which ensures superior service with respect to network redundancy, cost and supplier risk. We are able to offer strong customer service due to easy access to information and to our engineering, technical and administrative staffs.

Technologies

     Our Technologies segment offers a proven network convergence solution for the deployment of IP-based voice and data services over a single network. We have over nine years of experience developing VoIP technologies. Our proprietary soft-switch solution both enables existing telecom service providers to reduce telecommunications costs and permits new communications service providers to enter the enhanced communications market with limited investment. In addition, we have a patent portfolio that includes two VoIP patents (the “VoIP Patents”) which we believe are foundational VoIP patents for communications over traditional telecommunication networks. We are pursuing opportunities to leverage our patents through a focused licensing strategy that targets carriers, equipment vendors and customers who are deploying IP for phone-to-phone communication.

     All significant intercompany accounts and transactions have been eliminated upon consolidation.

     Management believes that the unaudited interim data includes all adjustments necessary for a fair presentation. The December 31, 2003, condensed consolidated balance sheet as restated herein is derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this prospectus.

     These condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome from this uncertainty. The independent registered public accounting firm’s report on the consolidated financial statements included in the Company’s annual report on Form 10-K/A#1 for the year ended December 31, 2003 contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

     The results of operations for the three and nine month periods ended September 30, 2004 are not necessarily indicative of those to be expected for the entire year ending December 31, 2004.

Note 2 – Restatement

     The consolidated financial statements of the Company have been restated in each reporting period from the fourth quarter of 2002 through to the first quarter of 2004 to record additional deemed interest for beneficial conversion features (“BCF”) embedded in certain of the Company’s indebtedness as required by Emerging Issues Task Force Issue No. 00-27 (“EITF 00-27”). The restated numbers are included in the year to date results as presented in the accompanying consolidated financial statements and comparative figures.

     On September 20, 2004, management of the Company concluded that the accounting principles as set forth in EITF 00-27, regarding BCF, had not been properly applied in current and prior periods to its convertible debentures issued in a March 2001 loan agreement for which the Company had previously determined BCF of $1,100. The initial determination of the BCF in 2001 at the respective issue dates of such debt was correct. However, adjustments to the conversion price and the number of conversion shares were made under the debentures’ anti-dilution provisions. The various anti-dilution events and their respective impacts on the number of shares and the conversion price were disclosed in the Company’s previous public filings. However, the principles under EITF 00-27 also require a redetermination of the BCF at each date an anti-dilution event occurred. This redetermination was not completed in prior reporting periods. Additionally, the accumulation of unpaid interest costs which are required by the debt terms to be added to principal and which are payable at maturity on these same convertible debentures has been deemed to be interest paid in kind (“PIK”); such interest also contains a conversion feature, and payment of such interest in the form of PIK interest is non-discretionary requiring the determination of BCF in the PIK interest. This determination was not made by the Company in its prior reportings.

     The Company’s management then concluded that a restatement was required and brought these matters for consideration before the Audit Committee and the full Board of Directors of the Company. Having considered the circumstances underlying the accounting errors and their effects upon the Company’s prior filings, and having discussed the matter with the Company’s management, the Audit Committee concluded that the previously issued financial statements should not be relied upon and approved and authorized the Company’s management to amend certain previously filed public reports to reflect deemed interest expense from such BCF. The refilings were completed on October 26, 2004.

     Although the error affects 2001, 2002 and 2003, the $23 cumulative effect on earnings through the third quarter of 2002 was recorded in the fourth quarter of 2002 as a charge to interest expense. Therefore, the correction is an increase in deemed interest expense and net loss, in all reporting periods from the fourth quarter of 2002 through the first quarter of 2004, and a reduction in reported liabilities and stockholders’ deficit in all reporting periods from the fourth quarter of 2002 through the first quarter of 2004. The effect of these errors is detailed, by reporting period, below. The restatement had no effect on loss from discontinued operations or net loss per share from discontinued operations.

Effect of the restatements on the consolidated statements of operations

(per share information reported on a post 20:1 stock consolidation basis for all periods shown. Stock consolidation enacted in the fourth quarter of 2003)

	Three months	Three months	Three months	Three months	Three months	Three months
	ended	ended	ended	ended	ended	ended
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss) as previously reported on Form 10-K or 10-Q	$(11,117)	$(14,895)	$(3,713)	$(3,257)	$(4,456)	$594
Correction of EITF 00-27 errors	(301)	(902)	(1,089)	(1,337)	(1,779)	(1,801)

Net loss as currently reported on revised Form 10-K or 10-Q	$(11,418)	$(15,797)	$(4,802)	$(4,594)	$(6,235)	$(1,207)

Net income (loss) per share as previously reported on Form 10-K or 10-Q	$(1.92)	$(2.55)	$(0.64)	$(0.56)	$(0.44)	$0.03

Net loss per share as currently reported on revised Form 10-K or 10-Q	$(1.96)	$(2.71)	$(0.82)	$(0.79)	$(0.59)	$(0.06)

Effect of the restatements on the consolidated balance sheets

	As at	As at	As at	As at	As at	As at
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Notes payable to a related party:
As previously reported on Form 10-K or 10-Q	$30,058	$30,496	$30,985	$33,483	$35,073	$41,060
Correction of EITF 00-27 errors	(6,109)	(5,364)	(4,437)	(3,265)	(6,356)	(4,834)

As currently reported on revised Form 10-K or 10-Q	$23,949	$25,132	$26,548	$30,218	$28,717	$36,226

Additional paid-in capital:
As previously reported on Form 10-K or 10-Q	$129,553	$129,553	$129,618	$129,618	$171,115	$171,192
Correction of EITF 00-27 errors	6,410	6,567	6,729	6,894	11,764	12,043

As currently reported on revised Form 10-K or 10-Q	$135,963	$136,120	$136,347	$136,512	$182,879	$183,235

Accumulated deficit
As previously reported on Form 10-K or 10-Q	$(194,301)	$(209,196)	$(212,909)	$(216,166)	$(220,622)	$(220,028)
Correction of EITF 00-27 errors	(301)	(1,203)	(2,292)	(3,629)	(5,408)	(7,209)

As currently reported on revised Form 10-K or 10-Q	$(194,602)	$(210,399)	$(215,201)	$(219,795)	$(226,030)	$(227,237)

Stockholders’ equity (deficit):
As previously reported on Form 10-K or 10-Q	$(63,925)	$(78,820)	$(82,468)	$(85,725)	$(49,309)	$(47,292)
Correction of EITF 00-27 errors	6,109	5,364	4,437	3,265	6,356	4,834

As currently reported on revised Form 10-K or 10-Q	$(57,816)	$(73,456)	$(78,031)	$(82,460)	$(42,953)	$(42,458)

Note 3 – Summary of Significant Accounting Policies

Net loss per share

     Basic earnings per share is computed based on the weighted average number of Acceris common shares outstanding during the period. Options, warrants, convertible preferred stock and convertible debt are included in the calculation of diluted earnings per share, except when their effect would be anti-dilutive. As the Company has a net loss for the three and nine month periods ended September 30, 2003 and 2004, basic and diluted loss per share are the same.

     Potential common shares that were not included in the computation of diluted earnings per share because they would have been anti-dilutive are as follows:

	September 30, 2004	September 30, 2003
Assumed conversion of Series N preferred stock	24,760	24,760
Assumed conversion of convertible debt	2,657,886	6,587,550
Assumed exercise of options and warrants to purchase shares of common stock	2,353,550	436,650

	5,036,196	7,048,960

Investments

     Dividends and realized gains and losses on securities are included in other income in the condensed consolidated statements of operations.

     The Company holds an investment in convertible preferred stock of AccessLine Communications Corporation (“AccessLine”). The convertible preferred stock is accounted for under the cost method, as the preferred securities are not readily marketable and the Company’s ownership interests do not allow it to exercise significant influence over this entity. As of September 30, 2004 and December 31, 2003, the carrying value of the preferred stock was $1,100. The Company monitors this investment for impairment annually by considering current factors including economic environment, market conditions and operational performance and other specific factors relating to the business underlying the investment, and will record impairments in carrying values when necessary. The fair value of the security is estimated using the best available information as of the evaluation date, including the quoted market prices of comparable public companies, market price of the common stock underlying the preferred stock, recent financing rounds of the investee and other investee specific information. See Note 6 for further discussion of the Company’s investment in AccessLine convertible preferred stock.

Concentrations

Concentrations of risk with third party providers:

     Acceris utilizes the services of certain local exchange carriers (“LECs”) to bill and collect from customers for a significant portion of its revenues. If the LECs were unable or unwilling to provide such services in the future, the Company would be required to significantly enhance its billing and collection capabilities in a short amount of time and its collection experience may be adversely affected during this transition period. If the LECs were unable to remit payments received from their customers relating to Acceris billings, the Company’s operations and cash position may be adversely affected.

     The Company depends on certain large telecommunications carriers to provide network services for significant portions of the Company’s telecommunications traffic. If these carriers were unwilling or unable to provide such services in the future, the Company’s ability to provide services to its customers may be adversely affected and the Company might not be able to obtain similar services from alternative carriers on a timely basis or on terms favorable to the Company.

Concentrations of credit risk

     The Company’s retail telecommunications subscribers are primarily residential and small business subscribers in the United States. The Company’s customers are generally concentrated in the areas of highest population in the United States, more specifically California, Florida, New York, Texas and Illinois. No single customer accounted for over 10% of revenues in the three and nine month periods ending September 30, 2004 or 2003. The Company monitors credit worthiness of its larger carrier and retail business customers.

Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation

     At September 30, 2004, the Company had several stock-based compensation plans, which are described more fully in Note 18 to the audited consolidated financial statements contained in our most recently filed Form 10-K/A#1. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (collectively, “APB 25”). Stock-based employee compensation cost is not reflected in net loss, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, see below for a tabular presentation of the pro forma stock-based compensation cost, net loss and loss per share as if the fair value-based method of expense recognition and measurement prescribed by SFAS 123 had been applied to all employee options. Options granted to non-employees (excluding non-employee members of the Company’s Board of Directors), consultants and marketing agents are recognized and measured using the fair value-based method prescribed by SFAS 123.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(as restated)		(as restated)
Net loss as reported	$(6,867)	$(4,594)	$(16,291)	$(25,193)
Deduct:
Employee stock-based compensation cost determined under the fair value-based method for all awards, net of $0 tax	(116)	(18)	(454)	(54)

Pro forma net loss	$(6,983)	$(4,612)	$(16,745)	$(25,247)

Net loss per share, basic and diluted:
As reported	$(0.36)	$(0.79)	$(0.84)	$(4.32)
Pro forma	$(0.36)	$(0.79)	$(0.87)	$(4.33)

Note 4 – Liquidity and Capital Resources.

     The Company has incurred substantial operating losses and negative cash flows from operations since inception. At September 30, 2004 the Company had a stockholders’ deficit of $58,190 ($42,953 – December 31, 2003), negative working capital of $22,092 ($26,576 – December 31, 2003), amounts due to its controlling shareholder of $45,946 ($28,717 – December 31, 2003) and $7,265 ($12,127 – December 31, 2003) are owing under its revolving credit facility (included in working capital). There are no additional borrowings available under the revolving credit facility at September 30, 2004.

     The related party debt is owed to the Company’s controlling shareholder, Counsel Corporation (collectively with all its subsidiaries “Counsel”) and is due at December 31, 2005, subject to certain contingent acceleration clauses linked to the raising of capital. The Company has a funding commitment from Counsel to fund, through long-term intercompany advances or equity contributions, all capital investment, working capital or other operational cash requirements (the “Keep Well”) through June 30, 2005. During the first nine months of 2004, Counsel advanced the Company $11,702 under the Keep Well, and converted $3,084 of accrued interest into principal. In October 2004, Counsel agreed to subordinate all of its debt in the Company in favor of both the existing third party revolving credit facility and the newly issued third party convertible term note (discussed below). Under the subordination agreements, Counsel further agreed to guarantee the Company’s revolving credit facility and convertible term note and to pledge all of its shares owned in the Company as security for the related debts.

     The revolving credit facility is provided by an asset based lender. The asset based lender is secured by a first lien on all of the assets of Acceris. Borrowings under the facility are based on various advance rates of the accounts receivable base subject to certain reductions and covenants. Amounts available under the asset based facility are subject to change based upon the level of receivables and other related factors, such as the aging of accounts, customer concentrations, etc. The facility matures on June 30, 2005. The Company is looking to extend the term of the facility beyond its current maturity date, or to replace the facility prior to maturity.

     In August 2004, the Company implemented a resizing of the organization targeted at reducing its operating costs. The cost cutting reflects the continued efficiencies created by the ongoing integration of the Company’s operations, related to its four acquisitions over the last three years. As a result of the resizing, the Company’s work force was reduced by approximately 20 percent. The reduction affected staff in the San Diego, Pittsburgh and Somerset facilities. Management has recorded approximately $400 in expenses related to the August 2004 restructuring, of which $326 was paid in the third quarter of 2004, recorded in selling, general and administration expense and anticipates that it will record expenses, in the fourth quarter, of $1,000 to $1,500 related to anticipated exit of facilities and the removal of assets from production.

     In October 2004, the Company entered into a Securities Purchase Agreement (the “Agreement”) for the sale by the Company of a Convertible Term Note (the “Note”) in the principal amount of $5,000 due October 14, 2007. The Note provides that the principal amount outstanding bears interest at the prime rate as published in the Wall Street Journal plus 3% (but not less than 7% per annum) decreasing by 2% (but not less than 0%) for every 25% increase in the Market Price (as defined therein) above the fixed conversion price following the effective date of the registration statement covering the Common Stock issuable upon conversion of the Note. Should the Company default under the agreement and fail to remedy the default on a timely basis, interest under the note will increase by 2% per month and the note may become immediately due inclusive of a 20% premium to the then outstanding principal. Interest is payable monthly in arrears, commencing November 1, 2004. Principal is payable at the rate of approximately $147 per month commencing January 1, 2005, in cash or registered common stock. Payment amounts will be converted into stock if (i) the average closing price for five trading days immediately preceding the repayment date is at least 100% of the Fixed Conversion Price, (ii) the amount of the conversion does not exceed 25% of the aggregate dollar trading volume for the 22-day trading period immediately preceding the repayment date, (iii) a registration statement is effective covering the issued shares and (iv) no Event of Default exists and is continuing. In the event the monthly payment must be paid in cash, then the Company shall pay 102% of the amount due in cash. The Company has the right to prepay the Note, in whole or in part, at any time by giving seven business days written notice and paying 120% of the outstanding principal amount of the Note. The holder may convert the Note, in whole or in part, into shares of Common Stock at any time upon one business day’s prior written notice. The Note is convertible into shares of the Company’s common stock at an initial fixed conversion price of $0.88 per share of common stock (105% of the average closing price for the 30 trading days prior to the issuance of the Note) not to exceed, however, 4.99% of the outstanding shares of common stock, of the Company (including issuable shares from the exercise of the warrants, payments of interest, or any other shares owned).

     The Company did not generate net cash flow from operating activities in 2004. During 2004, the Company was funded primarily by increases in related party debt, by the proceeds from the sale of its shares of Buyers United Inc. (“BUI”), and by the October financing noted above. Additional funds will be required by the Company to operate the business throughout 2005. Such funds are expected to be derived from proceeds from additional third party fund raises which may take the form of debt, equity or a hybrid instrument, or from the proceeds on the sale of assets or from advances under the Keep Well. Use of funds from such arrangements may include such uses as funding operations, improving working capital, repaying obligations of the business and funding future merger and acquisition activities. There can be no assurance that the Company’s capital raising efforts will be successful or can occur on favorable terms to existing security or debt holders.

     There continues to be no assurance that the Company will be able to improve its cash flow from operations, obtain additional third party financing, extend, repay or refinance its debt with Counsel, its asset based lender or the holder of the October 2004 Note on favorable terms, or obtain an extension of the existing funding commitment from Counsel or its asset based lender beyond their respective maturity dates. This circumstance raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and liquidation of liabilities that may result from this uncertainty.

Note 5 – Composition of Certain Financial Statements Captions

     Furniture, fixtures, equipment and software consisted of the following:

	September 30, 2004	December 31, 2003
Telecommunications network equipment	$14,520	$14,196
Furniture, fixtures and office equipment	4,313	4,059
Building /leasehold improvements	268	305
Software and information systems	2,107	1,986

	21,208	20,546
Less accumulated depreciation and amortization	(15,923)	(12,063)

Total furniture, fixtures, equipment and software	$5,285	$8,483

     Included in telecommunications network equipment was $9,752 and $9,739 in assets acquired under capital leases at September 30, 2004 and December 31, 2003, respectively. Accumulated amortization on these leased assets was $8,164 and $6,382 at September 30, 2004 and December 31, 2003, respectively.

     Intangible assets consisted of the following:

	September 30, 2004
	Amortization		Accumulated
	period	Cost	amortization	Net
Intangible assets subject to amortization:
Customer contracts and relationships	12 - 60 months	$2,006	$(961)	$1,045
Agent relationships	36 months	2,116	(944)	1,172
Agent contracts	12 months	242	(242)	—
Patents	60 months	100	(15)	85

		4,464	(2,162)	2,302
Goodwill		1,120	—	1,120

Total intangible assets and goodwill		$5,584	$(2,162)	$3,422

	December 31, 2003
	Amortization		Accumulated
	period	Cost	amortization	Net
Intangible assets subject to amortization:
Customer contracts and relationships	12 - 60 months	$2,006	$(510)	$1,496
Agent relationships	36 months	2,116	(415)	1,701
Agent contracts	12 months	242	(242)	—
Patents	60 months	100	—	100

		4,464	(1,167)	3,297
Goodwill		1,120	—	1,120

Total intangible assets and goodwill		$5,584	$(1,167)	$4,417

     Amortization expense for the three months ended September 30, 2004 and 2003 was $298 and $583, respectively. Amortization expense for the nine months ended September 30, 2004 and 2003 was $995 and $980, respectively.

     Accounts payable and accrued liabilities consisted of the following:

	September 30,	December 31,
	2004	2003
Accounts payable	$11,368	$3,370
Telecommunications and related accruals	2,729	9,840
Regulatory fees	7,899	6,790
Other	6,655	9,113

	$28,651	$29,113

Note 6 – Investments

     Prior to June 21, 2004, the Company held an investment in the common stock of BUI, which investment was acquired as consideration received related to the sale of the operations of ILC. At the time of the sale of the ILC business, the purchase price consideration paid by BUI was in the form of convertible preferred stock, with additional shares of preferred stock received subsequently based on contingent earn out provisions in the purchase agreement. In addition, common stock dividends were earned on the preferred stock holding. On March 16, 2004, the Company converted its preferred stock into 1,500,000 shares of BUI common stock, and sold 750,000 shares at $2.30 per share in a private placement transaction. This sale resulted in a gain of approximately $565, which is included in interest and other income in the three months ended March 31, 2004 and was based on specific identification of the securities sold and their related cost basis. Through several open market transactions during the three months ended June 30, 2004, the Company sold the remaining 808,546 of these shares, resulting in a gain of approximately $811. These gains are included in other income in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2004.

     The Company’s investments as of September 30, 2004 consist of convertible preferred stock in AccessLine. This stock was received as consideration for a licensing agreement in the second quarter of 2003 and was reflected in technology licensing and development revenues for that quarter, at its carrying value of $1,100.

Note 7 – Network Service Offering

     The Company, through its Telecommunications segment (see Note 16 for further discussion of the Company’s segments), began to sell a network service offering in November 2002. The Company ceased selling this network service offering in July 2003. Revenues for the Company’s network service offering are accounted for using the unencumbered cash receipt method. The Company determined that collectibility of the amounts billed to customers was not reasonably assured at the time of billing. Under its agreements with the LECs, cash collections remitted to the Company are subject to adjustment, generally over several months. Accordingly, the Company recognizes revenue when the actual cash collections to be retained by the Company are finalized and unencumbered. There was no further billing of customers for the network service offering subsequent to the program’s termination. During the three and nine months ended September 30, 2004, the Company recognized $161 and $6,714, respectively, as non-recurring revenue from prior-year sales of this service offering as prior period cash collections were finalized.

     At March 31, 2004, the Company had not paid the service provider approximately $519 which was previously reserved pursuant to services provided in July 2003, which were expensed as a telecommunications cost in the third quarter of 2003. During the second quarter of 2004, a settlement was reached with the service provider whereby the Company paid approximately $300 to the service provider, rendering all parties free and clear of all future obligations under the program. The discharge of the remaining $219 obligation is included as an offset to telecommunications expense in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2004.

Note 8 – Discharge of Obligation

     In the first quarter of 2004, the Company was discharged of an obligation totaling $767 owed to a consortium of owners of a certain telecommunications asset, to which the Company previously held an indefeasible right of usage. The discharge of the obligation is included in interest and other income in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2004.

     In the third quarter of 2004, the Company entered into a settlement agreement with the estate of WorldxChange Communications, Inc. ("Estate"), which resulted in the offset of a receivable of the Company with an obligation of the Company to the Estate. The effect was an increase of $204 in other income in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2004.

     In the fourth quarter of 2004, the Company settled, with various network carriers, billings related to prior periods for services provided. The Company is currently assessing the measurement of the settlements on the accounts. The reduction in obligations is expected to be recorded as a reduction in network expense for 2004.

Note 9 – Patent Residual Option

     In the fourth quarter of 2003, Acceris acquired Patent No. 6,243,373 from a third party. Consideration provided was $100 plus a 35% residual payable to the third party relating to the net proceeds from future licensing and or enforcement actions from the combined Acceris VoIP Patents (i.e. Patent No. 6,243,373 and 6,438,124). Net proceeds are defined as amounts collected from third parties net of the direct costs associated with putting the licensing or enforcement in place and related collection costs. At the time of closing, Acceris was granted the right to decrease the residual payable from 35% to 30% on or before June 30, 2004 for an additional payment of $614 and, based upon exercising the right to decrease the residual from 35% to 30%, Acceris would have the additional right to decrease its residual payable from 30% to 15% for an additional $5,000. In the second quarter, Acceris was granted an extension through July 31, 2004 of its right to decrease the residual from 35% to 30% for no additional consideration by the arms length party. Acceris was subsequently granted additional extensions of its right to decrease its residual from 35% to 30% through November 30, 2004 for no additional consideration. The additional right to decrease the residual from 30% to 15%, which is preconditioned on the decrease of residual from 35% to 30%, remained in full force and effect. The Company has allowed these rights to lapse, unexercised, as of December 31, 2004.

Note 10 – Discontinued Operations

      On December 6, 2002, the Company entered into an agreement to sell substantially all of the assets and customer base of ILC to BUI. The sale included the physical assets required to operate Acceris’ nationwide network using its patented VoIP technology (constituting the core business of ILC) and a non-exclusive license in perpetuity to use Acceris’ proprietary software platform. The sale closed on May 1, 2003 and provided for a post closing cash settlement between the parties. The sale price consisted of 300,000 shares of Series B convertible preferred stock (8% dividend) of BUI, subject to adjustment in certain circumstances, of which 75,000 shares were subject to an earn-out provision (contingent consideration). The fair value of the 225,000 shares (non-contingent consideration) of BUI convertible preferred stock was determined to be $1,350 as of December 31, 2002. The earn-out took place on a monthly basis over a fourteen-month period, which began January 2003. The Company recognized the value of the earn-out shares as additional sales proceeds when earned. During the year ended December 31, 2003, 64,286 shares of the contingent consideration with a fair value of $566 were earned and included as a component of gain (loss) from discontinued operations. As of December 31, 2003, the combined fair value of the 225,000 original shares and the 64,286 shares earned from the contingent consideration was determined to be $1,916. See Note 6 for a discussion of the disposition of these shares in the nine months ended September 30, 2004.

     In the first quarter of 2004, the Company recorded a gain from discontinued operations of $104. This gain was due to the receipt in January 2004 of the remaining 10,714 shares of common stock as contingent consideration, which is recorded as additional gain from discontinued operations. Upon closing of the sale, BUI assumed all operational losses subsequent to December 2002. Accordingly, the gains of $213 and $307 for the three and nine months ended September 30, 2003, respectively, include the increase in the sales price for the losses incurred after December 6, 2002.

Note 11 – Income Taxes

     The Company recognized no income tax benefit from the losses generated in the nine months ended September 30, 2004 and 2003 because of the uncertainty surrounding the realization of the related deferred tax asset. Pursuant to Section 382 of the Internal Revenue Code, annual usage of the Company’s net operating loss carryforwards is limited to approximately $6,700 per annum until 2008 and thereafter $1,700 per annum as a result of previous cumulative changes of ownership resulting in a change of control of the Company. These rules in general provide that an ownership change occurs when the percentage shareholdings of 5% direct or indirect shareholders of a loss corporation have in aggregate increased by more than 50 percentage points during the immediately preceding three years. Restrictions in net operating loss carry forwards occurred in 2001 as a result of the acquisition of the Company by Counsel. Further restrictions likely have occurred as a result of subsequent changes in the share ownership and capital structure of the Company and Counsel. There is no certainty that the application of these rules may not reoccur resulting in further restrictions on the Company’s income tax loss carry forwards existing at a particular time. Any such additional limitations could require the Company to pay income taxes in the future and record an income tax expense to the extent of such liability.

Note 12 – Related Party Transactions

     During the nine months ended September 30, 2004, Counsel, Acceris’ controlling shareholder, advanced $11,702 and converted $3,084 of interest payable to principal. All loans from Counsel mature on January 31, 2006 and accrue interest at rates ranging from 9% to 10%, with interest compounding quarterly and some of the loans are subject to an accelerated maturity in certain circumstances. At September 30, 2004, no events resulting in accelerated maturity had occurred. The Keep Well from Counsel expires on June 30, 2005 and provides a commitment to fund through long-term intercompany advances or equity contributions, all capital investment, working capital or other operational cash requirements of the Company.

     The Chief Executive Officer (“CEO”) of Acceris is an employee of Counsel. As CEO of Acceris, he is entitled to an annual salary of $275 and a discretionary bonus of up to 100% of the base salary. Such compensation is expensed and paid by Acceris.

     Counsel provided additional management services through Acceris’ President, Chief Financial Officer, Corporate Secretary, and from time to time corporate finance staff who are also employees of Counsel. No contractual arrangement exists for these services so the contribution of these individuals are considered as a conferred benefit by the controlling shareholder resulting in the recording of an expense of $198 for the nine months ended September 30, 2004. This expense is included in selling, general and administrative expenses and results in an increase in paid-in capital.

Note 13 – Commitments and Contingencies

Legal Proceedings

     On April 16, 2004, certain shareholders of the Company (the “Plaintiffs”) filed a putative derivative complaint in the Superior Court of the State of California in and for the County of San Diego, (the “Complaint”) against the Company, WorldxChange Corporation (sic), Counsel Communications LLC, and Counsel Corporation as well as certain present and former officers and directors of the Company, some of whom also are or were directors and/or officers of the other corporate defendants (collectively, the “Defendants”). The Complaint alleges, inter alia, that the Defendants, in their respective roles as controlling shareholder and directors and officers of the Company committed breaches of the fiduciary duties of care, loyalty and good faith and were unjustly enriched, and that the individual Defendants committed waste of corporate assets, abuse of control and gross mismanagement. The Plaintiffs seek compensatory damages, restitution, disgorgement of allegedly unlawful profits, benefits and other compensation, attorneys’ fees and expenses in connection with the Complaint. The Company believes that these claims in their entirety are without merit and intends to vigorously defend this action. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

     Acceris and several of Acceris’ current and former executives and board members were named in a securities action filed in the Superior Court of the State of California in and for the County of San Diego on April 16, 2004, in which the plaintiffs made claims nearly identical to those set forth in the derivative suit above. The Company believes that these claims in their entirety are without merit and intends to vigorously defend this action. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

     In connection with the Company’s efforts to enforce its patent rights, Acceris Communications Technologies Inc. filed a patent infringement lawsuit against ITXC Corp. (“ITXC”) in the United States District Court of the District of New Jersey on April 14, 2004. The complaint alleges that ITXC’s VoIP services and systems infringe the Company’s U.S. Patent No. 6,243,373, entitled “Method and Apparatus for Implementing a Computer Network/Internet Telephone System.” On May 7, 2004, ITXC filed a lawsuit against Acceris Communications Technologies Inc., and the Company, in the United States District Court for the District of New Jersey for infringement of five ITXC patents relating to VoIP technology, directed generally to the transmission of telephone calls over the Internet and the completion of telephone calls by switching them off the Internet and onto a public switched telephone network. The Company believes that the allegations contained in ITXC’s complaint are, in their entirety, without merit and the Company intends to provide a vigorous defense to ITXC’s claims. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on its business, results of operations, financial position or liquidity.

     At our Adjourned Meeting of Stockholders held on December 30, 2003, our stockholders approved an amendment to our Articles of Incorporation, deleting Article VI thereof (regarding liquidations, reorganizations, mergers and the like). Stockholders who were entitled to vote at the meeting and advised us in writing, prior to the vote on the amendment, that they dissented and intended to demand payment for their shares if the amendment was effectuated, were entitled to exercise their appraisal rights and obtain payment in cash for their shares under Sections 607.1301 – 607.1333 of the Florida Business Corporation Act, provided their shares were not voted in favor of the amendment. In January 2004, appraisal notices in compliance with Florida corporate statutes were sent to all stockholders who had advised us of their intention to exercise their appraisal rights. The appraisal notices included our estimate of fair value of our shares, being $4.00 per share on a post-split basis. These stockholders had until February 29, 2004 to return their completed appraisal notices along with certificates for the shares for which they were exercising their appraisal rights. Approximately 33 stockholders holding approximately 74,000 shares of our stock returned completed appraisal notices by February 29, 2004. A stockholder of 20 shares notified us of his acceptance of our offer of $4.00 per share, while the stockholders of the remaining shares did not accept our offer. Subject to the qualification that we may not make any payment to a stockholder seeking appraisal rights if, at the time of payment, our total assets are less than our total liabilities, stockholders who accepted our offer to purchase their shares at the estimated fair value will be paid for their shares within 90 days of our receipt of a duly executed appraisal notice. If we should be required to make any payments to dissenting stockholders, Counsel will fund any such amounts through the purchase of shares of our common stock. Stockholders who did not accept our offer were required to indicate their own estimate of fair value, and if we do not agree with such estimates, the parties are required to go to court for an appraisal proceeding on a individual basis in order to establish fair value. Because Acceris did not agree with the estimates submitted by most of the dissenting shareholders, Acceris has sought a judicial determination of the fair value of the common stock held by the dissenting stockholders. On June 24, 2004, Acceris filed suit against the dissenting shareholders seeking a declaratory judgment, appraisal and other relief in the Circuit Court for the 17th Judicial District in Broward County, Florida. There is no assurance that this matter will be resolved in the Company’s favor and an unfavorable outcome of this matter could have a material adverse impact on our business, results of operations, financial position or liquidity.

     The Company is involved in various other legal matters arising out of its operations in the normal course of business, none of which are expected, individually or in the aggregate, to have a material adverse effect on the Company.

Note 14 – Agent Warrant Program

     During the first quarter of 2004, the Company launched the Acceris Communications Inc. Platinum Agent Program (the “Agent Warrant Program”), which provides for the issuance of warrants to purchase up to 1,000,000 shares of the Company’s common stock to independent agents who participate in the Agent Warrant Program. The Agent Warrant Program was established to encourage and reward consistent, substantial and persistent production by selected commercial agents serving the Company’s domestic markets and to strengthen the Company’s relationships with these agents by granting long-term incentives in the form of the warrants to purchase the Company’s common stock at current price levels. The Agent Warrant Program is administered by the Compensation Committee of the Board of Directors of the Company.

     Participants in the Agent Warrant Program will be granted warrants upon commencement, the vesting of which is based on maintaining certain revenue levels for a period of 24 months. The grants are classified into tiers based on commissionable revenue levels, the vesting period of which begins upon the achievement of certain commissionable revenue levels during the eighteen month period beginning February 1, 2004. Vesting of the warrants within each tier occurs 50% after 12 months and 100% after 24 months, dependent on the agent maintaining the associated commissionable revenue levels for the entire period of vesting.

     As of September 30, 2004, 600,000 warrants have been issued under the Agent Warrant Program, none of which have met the requirements to begin vesting. The warrants issued under the plan are accounted for under the provisions of the FASB’s Emerging Issue Task Force’s (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Accordingly, the Company will recognize an expense associated with these warrants over the vesting period based on the then current fair market value of the warrants calculated at each reporting period. At such time as the vesting for any warrants begins, the expense will be included in selling, general and administrative expense. As the vesting period has not commenced for any of the warrants issued prior to September 30, 2004, no expense has been recognized in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2004.

Note 15 – Subsequent Event

     In October 2004, the Company entered into an agreement for the sale by the Company of a Convertible Term Note in the principal amount of $5,000 due October 14, 2007. The Note provides that the principal amount outstanding bears interest at the prime rate as published in the Wall Street Journal plus 3% (but not less than 7% per annum) decreasing by 2% (but not less than 0%) for every 25% increase in the Market Price (as defined therein) above the fixed conversion price following the effective date of the registration statement covering the Common Stock issuable upon conversion of the Note. Should the Company default under the agreement and fail to remedy the default on a timely basis, interest under the note will increase by 2% per month and the note may become immediately due inclusive of a 20% premium to the then outstanding principal. Interest is payable monthly in arrears, commencing November 1, 2004. Principal is payable at the rate of approximately $147 per month commencing January 1, 2005, in cash or registered common stock. Payment amounts will be converted into stock if (i) the average closing price for five trading days immediately preceding the repayment date is at least 100% of the Fixed Conversion Price, (ii) the amount of the conversion does not exceed 25% of the aggregate dollar trading volume for the 22-day trading period immediately preceding the repayment date, (iii) a registration statement is effective covering the issued shares and (iv) no Event of Default exists and is continuing. In the event the monthly payment must be paid in cash, then the Company shall pay 102% of the amount due in cash. The Company has the right to prepay the Note, in whole or in part, at any time by giving seven business days written notice and paying 120% of the outstanding principal amount of the Note. The holder may convert the Note, in whole or in part, into shares of Common Stock at any time upon one business day’s prior written notice. The Note is convertible into shares of the Company’s common stock at a fixed conversion price of $0.88 per share of common stock (105% of the average closing price for the 30 trading days prior to the issuance of the Note) not to exceed, however, 4.99% of the outstanding shares of common stock, of the Company (including issuable shares from the exercise of the warrants, payments of interest, or any other shares owned).

      Pursuant to a Master Security Agreement, the Company granted a blanket lien on all its property and that of certain of its subsidiaries to secure repayment of the obligation and, pursuant to a Stock Pledge Agreement, Counsel Communications, LLC and Counsel Corporation (US) pledged the shares of the Company held by it as further security. In addition, Acceris Communications Technologies, Inc., Acceris Communications Corp., Counsel Corporation and Counsel Communications LLC and Counsel Corporation (US) jointly and severally guaranteed the obligations to the Lender. The Company paid a closing fee of 3.9% of the aggregate principal amount of the Note or $195 and reimbursed the Purchaser for its expenses in connection with the transaction in the aggregate amount of $31. So long as 25% of principal amount of the Note is outstanding, the Company agreed that it will not pay dividends on its Common Stock, among other things.

      In addition, the Company issued its Common Stock Purchase Warrant (the “Warrant”) to the Purchaser, entitling the Purchaser to purchase up to one million shares of common stock, subject to adjustment. The Warrant entitles the Purchaser to purchase the stock through the earlier of (i) October 13, 2009 or (ii) the date on which the average closing price for any consecutive ten trading dates shall equal or exceed 15 times the Exercise Price. The Exercise Price shall equal $1.00 per share as to the first 250,000 shares, $1.08 per share for the next 250,000 shares and $1.20 per share for the remaining 500,000 shares, or 125%, 135% and 150% of the average closing price for ten trading days immediately prior to the date of the Warrant, respectively. The Company agreed, pursuant to a Registration Rights Agreement, to file, within 30 days, a registration statement under the Securities Act of 1933, as amended, to register the shares issuable upon conversion of the Note as well as those issuable pursuant to the Warrant.

Note 16 – Segment Reporting

     In the first quarter of 2004, the Company changed the structure of its internal organization and the method upon which it evaluates its performance. Previously, the Company had three segments consisting of Enterprise, Retail and Technologies, which primarily distinguished themselves by the product offerings available. In the first quarter of 2004, management began to evaluate the Company as two divisions consisting of Telecommunications and Technologies. The Company uses the information available by division to evaluate management and Company performance and to make decisions regarding the allocation of Company assets. Telecommunications includes the operations of the assets and liabilities purchased from WorldxChange in June 2001 and the Agent and Enterprise businesses of RSL.Com Inc. (“RSL”), which were acquired in December 2002. This segment offers a dial around telecommunications product, a 1+ product and a local dial tone bundled offering through MLM, commercial agents and telemarketing channels. This segment also offers voice and data solutions to business customers through an in-house sales force. The Technologies segment offers a fully developed network convergence solution for voice and data and licenses its technology to third party users. Prior period amounts have been restated to conform to this presentation.

     There are no material inter-segment revenues. The Company’s business is conducted principally in the U.S.; foreign operations are not significant. The table below presents information about the segments of the Company as of and for the three and nine months ended September 30, 2004.

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2004	2003	2004	2003
		(as restated)		(as restated)
Revenues from external customers:
Telecommunications	$27,390	$35,002	$88,532	$101,364
Technologies	—	1,049	540	2,099

Total revenues from external customers for reportable segments	$27,390	$36,051	$89,072	$103,463

Segment income (loss):
Telecommunications	$(3,745)	$(2,319)	$(8,536)	$(17,034)
Technologies	(336)	767	(744)	1,169

Total segment income (loss) for reportable segments	(4,081)	(1,552)	(9,280)	(15,865)
Unallocated amounts in consolidated net loss:
Amortization of discount on notes payable	—	(170)	(104)	(502)
Gain on discharge of obligation	204	—	971	—
Gain on sale of investment in common stock	—	—	1,376	—
Corporate interest expense	(2,509)	(2,466)	(8,282)	(6,781)
Other corporate expenses, net	(481)	(619)	(1,076)	(2,352)

Consolidated net loss from continuing operations	$(6,867)	$(4,807)	$(16,395)	$(25,500)

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by us in connection with the offering described in this registration statement will be as follows:

SEC Registration Fee	$786
Printing and engraving expenses	$2,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$50,000
Miscellaneous	$7,214

TOTAL	$85,000

Item 14. Indemnification of Directors and Officers.

     Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful. Any such indemnification may only be made upon a determination by the corporation that such indemnification is proper because the person met the applicable standard of conduct.

     The Florida Business Corporation Act provides further that the indemnification permitted thereunder is not exclusive; provided, however, indemnification is not permitted to be made on behalf of any such person if a judgment or final adjudication establishes (i) a violation of the criminal law unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (ii) such person derived an improper personal benefit from the transaction; (iii) as to any director such proceeding arose from an unlawful distribution under Section 607.0834; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by the corporation or a shareholder.

     Acceris’ Bylaws provide that Acceris shall indemnify any such person to the fullest extent provided by law and empowers Acceris to purchase and maintain insurance on behalf of any such person.

     Acceris previously entered into indemnification agreements with certain officers and directors of I-Link for indemnification against expenses (including attorneys’ fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of Acceris; provided that no indemnification will be made in respect of any acts or omissions (a) involving gross negligence or willful misconduct, (b) involving libel or slander, or (c) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he was not legally entitled.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING I-LINK PURSUANT TO THE FOREGOING PROVISIONS, I-LINK HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 15. Recent Sales of Unregistered Securities.

     During the past three years, we sold the following securities without registration under the Securities Act:

     In connection with the Company’s acquisition of RSL.COM USA, Inc. in December 2002, the Company issued a $7,500 convertible note (the “Convertible Note”) payable to Counsel, bearing interest at 10% per annum, compounded quarterly, which matured on March 1, 2004. The Convertible Note was convertible into common stock of Acceris at a conversion rate of $1.68 per share. On November 30, 2003, Counsel exercised its right to convert the Convertible Note plus accrued interest to that date totaling $7,952 into 4,747,396 shares of common stock of Acceris. No cash consideration was received in the transaction. The Company relied on an exemption from registration under Section 4(2) of the Securities Exchange Act of 1933.

     On November 30, 2003, pursuant to an Amended Debt Restructuring Agreement with Counsel, Counsel exercised its right to convert approximately $32,721 of notes payable into 8,681,096 shares of the Company’s common stock at a conversion rate of approximately $3.77 per share. No cash consideration was received in the transaction. The Company relied on an exemption from registration under Section 4(2) of the Securities Exchange Act of 1933 as a transaction by an issuer not involving a public offering.

     The Company has from time to time granted, pursuant to exemptions from registration under Section 4(2) of the Securities Act, options under our stock option plans as follows:

     On November 26, 2003, the stockholders of the Company approved the 2003 Stock Option and Appreciation Rights Plan (the “2003 Plan”), which provides for the issuance of incentive stock options, non-qualified stock options and stock appreciation rights (“SARs”) up to an aggregate of 2,000,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits, and other similar events). There were 1,372,000 options granted (and outstanding at December 31, 2003) under the 2003 Plan in 2003. The Company relied on an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

     During the three months and nine months ending September 30, 2004, approximately 101,500 and 243,600 options, respectively, were issued to employees under the 2003 Plan. These options are issued with exercise prices that equal or exceed fair value on the date of the grant and vest over a 4-year period subject to the grantee’s continued employment with the Company. The Company relied on an exemption from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering.

     Additionally, during the nine months ended September 30, 2004, approximately 600,000 warrants have been issued to a limited number of participants under the Acceris Communications Inc. Platinum Agent Program at an exercise price of $3.50 per share. The Company relied on an exemption from registration under Regulation D under the Securities Act of 1933.

     On October 14, 2004, the Company entered into a Securities Purchase Agreement (the “Agreement”) for the sale by the Company to Laurus Master Funds, Ltd. thereof (the “Selling Holder”) of a Convertible Term Note (the “Note”) in the principal amount of $5,000 due October 14, 2007. Principal is payable at the rate of approximately $147 per month commencing January 1, 2005, in cash or registered common stock. Payment amounts will be converted into stock if (i) the average closing price for five trading days immediately preceding the repayment date is at least 100% of the Fixed Conversion Price, (ii) the amount of the conversion does not exceed 25% of the aggregate dollar trading volume for the 22-day trading period immediately preceding the repayment date, (iii) a registration statement is effective covering the issued shares and (iv) no Event of Default exists and is continuing. In the event the monthly payment must be paid in cash, then the Company shall pay 102% of the amount due in cash. The Company has the right to prepay the Note, in whole or in part, at any time by giving seven business days written notice and paying 120% of the outstanding principal amount of the Note. The Selling Holder may convert the Note, in whole or in part, into shares of common stock at any time upon one business day’s prior written notice. The Note is convertible into shares of the Company’s common stock at a fixed conversion price of $0.88 per share of common stock (105% of the average closing price for the 30 trading days prior to the issuance of the Note) not to exceed, however, 4.99% of the outstanding shares of common stock of the Company (including issuable shares from the exercise of the warrants and any other shares owned).

     In addition, the Company issued its Common Stock Purchase Warrant (the “Warrant”) to the Selling Holder, entitling the Selling Holder to purchase up to one million shares of common stock, subject to adjustment. The Warrant entitles the Selling Holder to purchase the stock through the earlier of (i) October 13, 2009 or (ii) the date on which the average closing price for any consecutive ten trading dates shall equal or exceed 15 times the Exercise Price. The Exercise Price shall equal $1.00 per share as to the first 250,000 shares, $1.08 per share for the next 250,000 shares and $1.20 per share for the remaining 500,000 shares, or 125%, 135% and 150% of the average closing price for ten trading days immediately prior to the date of the Warrant, respectively, not to exceed, however, 4.99% of the outstanding shares of common stock of the Company (including issuable shares from the conversion of the Note and any other shares owned). The Company agreed, pursuant to a registration rights agreement, to file, within 30 days, a registration statement under the Securities Act, to register the shares issuable upon conversion of the Note as well as those issuable pursuant to the Warrant.

     In connection with the transaction, the Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering insofar as the Selling Holder is an accredited, sophisticated investor purchasing the securities for its own account and not with a view towards or for resale in connection with their distribution.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Title of Exhibit
3.1(i)	Amended and Restated Articles of Incorporation. (1)

3.2	Bylaws as amended (2)

4.2	Securities Purchase Agreement by and between Acceris and Winter Harbor, LLC dated as of September 30, 1997. (3)

4.3	Amended and Restated Registration Rights Agreement by and between Acceris and Winter Harbor, LLC dated as of January 15, 1999, amending Registration Rights Agreement dated October 10, 1997. (4)

4.4	Form of Stockholders Agreement by and among Acceris, Winter Harbor, LLC and certain holders of Acceris’ securities (Exhibit D to the Purchase Agreement). (3)

4.5	Form of Warrant Agreement by and between MedCross, Inc. and Winter Harbor, LLC (Exhibit F to the Purchase Agreement). (3)

4.6	Senior Convertible Loan and Security Agreement by and between Acceris and Counsel Communications LLC, dated March 1, 2001. (5)

4.7	Loan Note by and between Counsel Communications LLC and Acceris dated as of March 1, 2001. (5)

4.8	Security Agreement by and between Acceris, MiBridge Inc and Counsel Communications, LLC., dated March 1, 2001. (5)

5.1	Opinion of Dilworth Paxson LLP (included herewith)

10.1*	1997 Recruitment Stock Option Plan. (6)

10.2*	2001 Stock Option and Appreciation Rights Plan. (7)

10.2.1*	2003 Stock Option and Appreciation Rights Plan. (8)

10.3	Agreement by and between Acceris and Winter Harbor, LLC, dated April 14, 1998. (9)

Exhibit Number	Title of Exhibit
10.4	Pledge Agreement by and between Acceris and Winter Harbor, LLC, dated April 14, 1998. (9)

10.5	Security Agreement by and among certain of Acceris’ subsidiaries and Winter Harbor, LLC, dated April 14, 1998. (9)

10.6	Form of Promissory Notes issued to Winter Harbor, LLC. (9)

10.7	Warrant to purchase 250,000 shares of Acceris’ common stock issued to JNC, dated June 30, 1998. (9)

10.8	Warrant to purchase 100,000 shares of Acceris’ common stock issued to JNC, dated July 28, 1998. (9)

10.9	Loan Agreement by and between Acceris and Winter Harbor, LLC, dated as of January 15, 1999. (4)

10.10	First Amendment to Loan Agreement by and between Acceris and Winter Harbor, LLC, dated March 4, 1999. (4)

10.11	Promissory Note in principal amount of $8,000,000 executed by Acceris in favor of Winter Harbor, LLC, dated November 10, 1998. (4)

10.12	Series K Warrant Agreement by and between Acceris and Winter Harbor, LLC and form of Series K Warrant, dated as of January 15, 1999. (4)

10.13	Agreement by and between Acceris and Winter Harbor, LLC, dated as of January 15, 1999. (4)

10.14	First Amendment to Security Agreement dated as of January 15, 1999, by and among Acceris, five of its wholly-owned subsidiaries and Winter Harbor, LLC, amending Security Agreement dated April 14, 1997. (4)

10.15	First Amendment to Pledge Agreement dated as of January 15, 1999, by and among Acceris and Winter Harbor, LLC, amending Pledge Agreement dated April 14, 1997. (4)

10.16	Series D, E, F, G, H, I and J Warrant Agreement dated as of January 15, 1999 by and between Acceris and Winter Harbor, LLC, and related forms of warrant certificates. (4)

10.17	Amended and Restated Employment Agreement with Helen Seltzer, dated January 3, 2002. (10)

10.18	Form of Wholesale Service Provider and Distribution Agreement between Acceris and Big Planet, Inc., dated February 1, 2000. (11)

10.19	Form of Cooperation and Framework Agreement between Acceris and CyberOffice International AG, dated May 8, 2000. (12)

10.20	Form of Revenue Sharing Agreement between Acceris and Red Cube International AG (formerly known as CyberOffice International AG.) dated June 30, 2000. (12)

10.21	Form of Letter dated June 30, 2000, clarifying a Cooperation and Framework Agreement issue. (12)

Exhibit Number	Title of Exhibit
10.22	Loan and Security Agreement by and among WorldxChange Corp. and Foothill Capital Corporation, dated December 10, 2001. (13)

10.23*	Employment agreement with James Ducay, dated January 1, 2004. (14)

10.24*	Employment agreement with Kenneth Hilton, dated May 1, 2002. (15)

10.25	Form of Asset Purchase Agreement by and between Counsel Springwell Communications LLC and RSL COM U.S.A. Inc. (16)

10.26	Form of Amendment No. 1 to Asset Purchase Agreement between Counsel Springwell Communications LLC and RSL U.S.A., Inc. (16)

10.27	Amended and Restated Debt Restructuring Agreement, dated October 15, 2002. (15)

10.28	Form of Asset Purchase Agreement between Buyer’s United Inc., I-Link Communications Inc., and Acceris, dated December 6, 2002. (15)

10.29	Acceris Convertible Promissory Note for $7,500,000 between Acceris and Counsel Corporation (US) dated December 10, 2002. (15)

10.30	Warrant Exchange Agreement by and between Winter Harbor, LLC and Acceris dated as of March 1, 2001. (5)

10.31	Securities Support Agreement by and between Counsel Communications, LLC and Acceris dated as of March 1, 2001. (5)

10.32	Promissory note dated as of August 29, 2003, for $2,577,070 issued to Counsel Corporation. (14)

10.33	Promissory note dated March 10, 2004 for $1,546,532 issued to Counsel Corporation (US). (14)

10.34	Loan Agreement dated as of January 26, 2004 between Acceris and Counsel Corporation. (14)

10.35	Loan Agreement dated as of October 1, 2003, between Acceris and Counsel Corporation (US). (14)

10.36	Amended and Restated Stock Pledge Agreement dated as of January 30, 2004 between Acceris and Counsel Corporation (US). (14)

10.37	Amended and Restated Secured Promissory Note dated as of October 1, 2003, for $9,743,479 issued to Counsel Corporation (US). (14)

10.38	Amended and Restated Promissory Note dated January 26, 2004 for $7,600,000 issued to Counsel Corporation. (14)

Exhibit Number	Title of Exhibit
10.39	Amended and Restated Loan Agreement dated as of January 30, 2004 between Acceris and Counsel Corporation (US). (14)

10.40	Third Amendment to Senior Convertible Loan and Security Agreement dated as of November 1, 2003 between Acceris and Counsel Corporation. (14)

10.41	Amended and Restated Stock Pledge Agreement dated January 26, 2004 between Acceris and Counsel. (17)

10.42	Promissory Note for $917,095 dated March 31, 2004 between Acceris and Counsel Corporation (US). (17)

10.43	Promissory Note for $2,050,000 dated March 12, 2004 between Acceris and Counsel Corporation. (17)

10.44	$1 million Note dated May 26, 2004. (18)

10.45	$248,020 Promissory Note dated June 30, 2004. (18)

10.46	$3.2 million Promissory Note dated June 30, 2004. (18)

10.47	First Amendment to Loan Agreement dated October 1, 2003. (18)

10.48	Fourth Amendment to Senior Convertible Loan and security Agreement dated March 1, 2001. (19)

10.49	First Amendment to Amended and Restated Loan Agreement dated January 30, 2004. (18)

10.50	First Amendment to Loan Agreement dated January 26, 2004. (18)

10.51	Amended and Restated Promissory Note ($2.05 million). (18)

10.52	Amended and Restated Promissory Note ($7.6 million). (18)

10.53	Securities Purchase Agreement dated as of October 14, 2004. (19)

10.54	Secured Convertible Term Note dated October 14, 2004. (19)

10.55	Master Security Agreement dated October 14, 2004 by the Company, Acceris Communications Technologies, Inc. and Acceris Communications Corp. (19)

10.56	Registration Rights Agreement dated as of October 14, 2004. (19)

10.57	Common Stock Purchase Warrant issued October 14, 2004. (19)

10.58	Stock Pledge Agreement dated as of October 14, 2004. (19)

10.59	Guaranty dated as of October 14, 2004. (19)

10.60*	Employment Agreement with David Silverman (previously filed)

10.61*	Employment Agreement with Kenneth Hilton, as amended (previously filed)

Exhibit Number	Title of Exhibit
10.62*	Counsel Management Agreement. (20)

14	Acceris Communications Inc. Code of Conduct. (14)

21	List of subsidiaries. (14)

23.1	Consent of Independent Registered Certified Public Accounting Firm (included herewith)

23.2	Consent of Dilworth Paxson LLP. (included in Exhibit 5.1)

*	Indicates a management contract or compensatory plan required to be filed as an exhibit.

(1)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1998, file number 0-17973.

(2)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 1998, file number 0-17973.

(3)	Incorporated by reference to our Current Report on Form 8-K, dated September 30, 1997, file number 0-17973.

(4)	Incorporated by reference to our Current Report on Form 8-K filed on March 23, 1999, file number 0-17973.

(5)	Incorporated by reference to our Current Report on Form 8-K filed on March 16, 2001, file number 0-17973.

(6)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1996, file number 0-17973.

(7)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2001, file number 0-17973.

(8)	Incorporated by reference to our Definitive Proxy Statement for the November 26, 2003 annual stockholder meeting.

(9)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 1998, file number 0-17973.

(10)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2002, file number 0-17973.

(11)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2000, file number 0-17973.

(12)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended June 30, 2000, file number 0-17973.

(13)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, file number 0-17973.

(14)	Incorporated by reference to our Annual Report on Form 10-K/A#1 for the year ended December 31, 2003.

(15)	Incorporated by reference to our Annual Report on Form 10-K/A#3 for the year ended December 31, 2002, file number 0-17973.

(16)	Incorporated by reference to our Current Report on Form 8-K filed on December 26, 2002, file number 0-17973.

(17)	Incorporated by reference to our Quarterly Report on Form 10-Q for the period ended March 31, 2004.

(18)	Incorporated by reference to our Current Report on Form 8-K filed on July 19, 2004.

(19)	Incorporated by reference to our Current Report on Form 8-K filed on October 20, 2004.

(20)	Incorporated by reference to our Current Report on Form 8-K filed on January 6, 2005.

(b)	Not applicable

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 14th day of January, 2005.

ACCERIS COMMUNICATIONS INC. (Registrant)
By:	/s/ Allan C. Silber
	Name:	Allan C. Silber
	Title:	Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allan C. Silber and Gary M. Clifford, or either of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James J. Meenan*	Chairman of the Board of Directors	January 14, 2005

James J. Meenan

/s/ Allan C. Silber	Director and Chief Executive Officer	January 14, 2005

Allan C. Silber

/s/ Gary M. Clifford	Chief Financial Officer and VP of	January 14, 2005
Finance
Gary M. Clifford

/s/ Kelly D. Murumets*	Director and President	January 14, 2005

Kelly Murumets

/s/ Frank J. Tanki*	Director	January 14, 2005

Frank J. Tanki

/s/ Hal B. Heaton*	Director	January 14, 2005

Hal B. Heaton

/s/ William H. Lomicka*	Director	January 14, 2005

William H. Lomicka

Signature	Title	Date

/s/ Henry Y. L. Toh*	Director	January 14, 2005

Henry Y.L. Toh

/s/ Samuel L. Shimer*	Director	January 14, 2005

Samuel L. Shimer

*By:	/s/ Gary M. Clifford

Gary M. Clifford
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Title of Exhibit
5.1	Opinion of Dilworth Paxson LLP

23.1	Consent of Independent Registered Certified Public Accounting Firm.

23.2	Consent of Dilworth Paxson LLP (included in Exhibit 5.1)